PROSPECTUS SUPPLEMENT
(To Prospectus dated April 5, 2004)





                               [GRAPHIC OMITTED]







                         ATLAS PIPELINE PARTNERS, L.P.
                             2,300,000 COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS


   We are offering to sell 2,300,000 of our common units representing limited partner interests. Our common units trade on the New York Stock Exchange under the symbol "APL." The last reported sales price of our common units on the New York Stock Exchange on May 26, 2005 was $41.95 per common unit.

   INVESTING IN OUR COMMON UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 12 OF THE ACCOMPANYING PROSPECTUS.

================================================================================
                                              PER COMMON UNIT           TOTAL
--------------------------------------------------------------------------------
Public offering price..................            $41.95            $96,485,000
--------------------------------------------------------------------------------
Underwriting discount..................            $ 1.89            $ 4,341,825
--------------------------------------------------------------------------------
Proceeds to us (before expenses).......            $40.06            $92,143,175
================================================================================


   We have granted the underwriters a 30-day option to purchase up to an additional 345,000 common units on the same terms and conditions as set forth above to cover over-allotments of common units, if any.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   Friedman Billings Ramsey, on behalf of the underwriters, expects to deliver the common units on or about
June 2, 2005.

                                ----------------


FRIEDMAN BILLINGS RAMSEY            A.G. EDWARDS            WACHOVIA SECURITIES


                                ----------------


KEYBANC CAPITAL MARKETS                                   SANDERS MORRIS HARRIS





May 27, 2005

                               [GRAPHIC OMITTED]



                                      MAPS

   This document is in two parts. The first part is this prospectus supplement, which describes our business and the terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

   You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information.

   We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.


                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

SUMMARY .................................................................    S-1
RISK FACTORS ............................................................   S-11
USE OF PROCEEDS .........................................................   S-21
CAPITALIZATION ..........................................................   S-22
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS ...........................   S-23
PRO FORMA FINANCIAL DATA ................................................   S-24
BUSINESS ................................................................   S-30
MANAGEMENT ..............................................................   S-48
OUR PARTNERSHIP AGREEMENT ...............................................   S-51
TAX CONSIDERATIONS ......................................................   S-58
UNDERWRITING ............................................................   S-73
LEGAL MATTERS ...........................................................   S-75
EXPERTS .................................................................   S-75
WHERE YOU CAN FIND MORE INFORMATION .....................................   S-76
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .........................   S-76
INDEX TO FINANCIAL STATEMENTS ...........................................    F-1


                                   PROSPECTUS


PROSPECTUS SUMMARY .......................................................     2
RISK FACTORS .............................................................    12
USE OF PROCEEDS ..........................................................    15
RATIO OF EARNINGS TO FIXED CHARGES .......................................    15
PRO FORMA FINANCIAL DATA .................................................    15
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES .....................    19
GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL .......................    23
DESCRIPTION OF COMMON UNITS ..............................................    23
DESCRIPTION OF SUBORDINATED UNITS ........................................    23
DESCRIPTION OF DEBT SECURITIES ...........................................    23
DESCRIPTION OF WARRANTS ..................................................    33
OUR PARTNERSHIP AGREEMENT ................................................    34
EXPERTS ..................................................................    51
LEGAL MATTERS ............................................................    51
WHERE YOU CAN FIND MORE INFORMATION ......................................    51
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................    51
PLAN OF DISTRIBUTION .....................................................    52
ALASKA PIPELINE COMPANY CONSOLIDATED FINANCIAL STATEMENTS ................   F-1

          NOTE ABOUT CERTAIN TERMS USED IN THIS PROSPECTUS SUPPLEMENT


   In this prospectus supplement, unless the context indicates otherwise:

     o the terms "the Partnership," "we," "our" and "us" refer to Atlas Pipeline Partners, L.P. and its subsidiaries;

     o the term "our general partner" refers to Atlas Pipeline Partners GP, LLC, a wholly-owned subsidiary of Atlas America, Inc., which we refer to as "Atlas America";

     o we refer to natural gas liquids, such as ethane, propane, normal butane, isobutane and natural gasoline, as `'NGLs";

     o we refer to billion cubic feet as "Bcf," million cubic feet as "MMcf," thousand cubic feet as "Mcf," million cubic feet per day as "MMcf/d" and thousand cubic feet per day as "Mcf/d";

     o  we refer to barrels as "Bbl" and barrels per day as "Bbl/d";

     o we refer to million British Thermal Units as "MMbtu" and million British Thermal Units per day as "MMbtu/d";

     o the information presented assumes that the underwriters do not exercise their over-allotment option; and

     o references to "pro forma" mean financial or operating results which are presented on a pro forma basis, as adjusted for:

        o our acquisition of Spectrum Field Services, Inc, which we refer to as "Spectrum" or "Velma," which we acquired on July 16, 2004;

        o our acquisition of ETC Oklahoma Pipeline, Ltd, which we refer to as "Elk City," which we acquired on April 14, 2005;

        o    consummation of our new $270 million credit facility; and

        o    this offering.

   For a description of the assumptions and adjustments used in preparing the pro forma financial data, please read "Pro Forma Financial Data" in this prospectus supplement.

                                    SUMMARY


   This summary highlights information contained elsewhere in this prospectus supplement and in the accompanying prospectus. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read "Risk Factors" beginning on page S-11 of this prospectus supplement and on page 12 of the accompanying prospectus for more information about important factors that you should consider before buying common units in this offering.

                         ATLAS PIPELINE PARTNERS, L.P.

   We are a publicly-traded, midstream energy services provider engaged in the gathering and processing of natural gas. We conduct our business through two regional operating segments: our Appalachian operations and our Mid-Continent operations. We own and operate approximately:

     o 1,440 miles of natural gas gathering systems located in eastern Ohio, western New York and western Pennsylvania, which we refer to as our "Appalachian operations," and

     o 1,400 miles of active natural gas gathering systems located in Oklahoma and northern Texas, together with two processing plants and one treating facility located in Oklahoma, which we refer to as our "Mid-Continent operations."

Both our Appalachian and Mid-Continent operations are located in areas of abundant and long-lived natural gas production and significant new drilling activity. We provide our services to over 5,700 wells and central delivery points giving us significant scale in our service areas. We provide transportation and processing services to the wells connected to our system, primarily under long-term contracts.

   We completed our initial public offering in January 2000 at an initial public offering price of $13.00 per common unit. Since our initial public offering, we have completed four acquisitions, including, most recently, our acquisitions of Elk City in April 2005 and Spectrum in July 2004, and we have increased our quarterly cash distribution by 67% from $0.45 per unit for our first full quarter ended June 30, 2000, or $1.80 per unit on an annualized basis, to $0.75 per unit for the quarter ended March 31, 2005, or $3.00 on an annualized basis. We intend to continue to grow our business through strategic acquisitions and expansion projects that increase cash flow per unit.

   As a result of the location and capacity of our gathering systems and processing plants, we believe we are strategically positioned to capitalize on the significant increase in drilling activity in our service areas. The attractiveness of these regions is reflected by the growth in our pro forma gathered volumes to 343 MMcf/d for the year ended December 31, 2004, a 20% increase over the prior year, and to 372 MMcf/d for the three months ended March 31, 2005, a 17% increase over the three months ended March 31, 2004. We believe our experienced management team and our disciplined growth strategy will enable us to continue to expand our operations and generate significant cash flow from operations. For the year ended December 31, 2004, we generated pro forma revenue of $294.3 million and pro forma adjusted EBITDA of $46.1 million, and for the three month period ended March 31, 2005, we generated pro forma revenue of $88.0 million and pro forma adjusted EBITDA of $10.3 million. Please see "-- Summary Historical Consolidated Financial and Other Data" for a definition of adjusted EBITDA and a reconciliation of adjusted EBITDA to our net income.

   For the year ended December 31, 2004, on a pro forma basis, our Appalachian operations accounted for 30% of our gross margin, our Velma operations accounted for 43% and our Elk City operations accounted for 27%, and for the three months ended March 31, 2005, on a pro forma basis, Appalachia accounted for 31%, Velma accounted for 43% and Elk City accounted for 26% of our gross margin. Please see "-- Summary Historical Consolidated Financial and Other Data" for a definition of gross margin and a reconciliation of pro forma gross margin to our net income.

                              RECENT DEVELOPMENTS

   Elk City Acquisition. On April 14, 2005, we acquired all of the outstanding equity interests in Elk City for $194.4 million, including related transaction costs. Elk City's principal assets include approximately 300 miles of natural gas pipelines located in the Anadarko Basin in western Oklahoma, a natural gas processing facility in Elk City, Oklahoma, with a total capacity of approximately 130 MMcf/d and a gas treatment facility in Prentiss, Oklahoma, with a total capacity of approximately 200 MMcf/d. Gathered volumes averaged 255 MMcf/d for the three months ended February 28, 2005. The system connects to over 300 receipt points. The acquisition expands our activities in the Mid-Continent area and provides the potential for further growth in our operations based in Tulsa, Oklahoma.

   New Credit Facility. In conjunction with the acquisition of Elk City, we entered into a new $270 million credit facility with a bank syndicate led by Wachovia Bank, National Association and Fleet National Bank. The facility consists of a $225 million five-year revolving loan and a $45 million five-year term loan. There is currently $204.5 million of outstanding debt on our revolving loan facility and $45 million outstanding on our term loan facility. The loan proceeds were used to refinance the $53.8 million outstanding on our previous credit facility and to finance the Elk City acquisition.

   Updated Hedging Positions. In our Mid-Continent operations, we have hedged portions of our exposure to natural gas, NGLs and condensate prices for various periods through 2007. As a result of backwardated markets, we have hedged more of our exposure in 2005 than in 2006, as well as more in 2006 than in 2007. During this period, we have hedged approximately 52% of our natural gas exposure, 34% of our NGL exposure, and 41% of our condensate exposure. Our natural gas exposure is hedged at an average fixed price of $6.26/MMbtu, including the basis differential between NYMEX and Mid-Continent prices. Our NGL exposure is hedged at an average fixed price of $0.68/gallon and our condensate is hedged at an average fixed price of $42.84/Bbl. In addition, a portion of our plant shrinkage at Elk City is hedged at an average fixed price of $6.74/MMbtu, including the basis differential, for the period July 2005-December 2006.

   Conversion of Subordinated Units. On January 1, 2005, the 1,641,026 subordinated units held by our general partner converted to common units in accordance with the terms of our partnership agreement.

   Recent Distribution Increase. We declared on March 8, 2005, and paid on May 15, 2005, a quarterly cash distribution of $0.75 per common unit for the quarter ended March 31, 2005, which represented a 19% increase from the quarter ended March 31, 2004.

                               BUSINESS STRATEGY

   Our primary objective is to increase cash flow and achieve sustainable, profitable growth by:

     o  maximizing use of our facilities and controlling our operating costs;

     o  expanding operations through strategic acquisitions;

     o  expanding our existing systems through new construction;

     o  securing additional long-term, fee-based contracts; and

     o  maintaining a flexible capital structure.

                             COMPETITIVE STRENGTHS

   We believe we are well-positioned to successfully execute our business strategy because of the following competitive strengths:

     o Strategically positioned for organic growth. We are a leading provider of natural gas gathering services in the Appalachian and Anadarko Basins and the Golden Trend area and of natural gas processing services in Oklahoma. We expect the breadth of our operations in our service areas, our customer focus and our relationship with Atlas America will allow us to continue to connect new wells and capture new natural gas volumes quickly and cost effectively.

     o Experienced management team. Through our general partner we have significant management and technical expertise. Our senior management team averages over 20 years of experience in the oil and natural gas industry and currently manages 89 public and drilling investment partnerships. Our operational and technical expertise has enabled us to identify assets that have not been fully utilized and to improve their performance upon integration into our operations.

     o Stability from long-term contracts and strong customer relations. Our Appalachian operation generates substantially all of its volumes under an omnibus agreement with Atlas America whereby Atlas America is required to commit to our gathering system all wells it drills and operates that are within 2,500 feet of the system. Wells under this agreement are committed for the life of their respective leases, typically over 30 years. Our 15 largest Mid-Continent customers, which account for a substantial majority of our throughput, have been adding wells to our systems for an average of approximately eight years.

     o Relationship with Atlas America. As a result of our omnibus agreement with Atlas America, we believe that the growth in the number of wells drilled by Atlas America and its affiliates in the Appalachian Basin will serve as an engine for our growth in the region.

     o Active commodity risk management program. We are able to mitigate a portion of the commodity price risk associated with our percentage of proceeds and keep-whole contractual arrangements with our Mid-Continent producers through an active risk management program, as well as through our ability to reject ethane and to by-pass gas around our Elk City gas plant. In our Appalachian operations, we are the beneficiary of, and consult with Atlas America with respect to, the hedging program it has established for its Appalachian natural gas production that mitigates the risks of our percentage of proceeds agreements with it.

     o Attractive characteristics of our assets, system flexibility and customer service. We believe that we have a competitive advantage in our service areas due to the attractive characteristics of our assets, our system flexibility, and our strong emphasis on customer service.

                          OUR ORGANIZATIONAL STRUCTURE

   We conduct operations through, and our operating assets are owned by, our subsidiaries. Our general partner has sole responsibility for conducting our business and managing our operations. Our general partner does not receive any management fee or other compensation in connection with its management of our business apart from its general partner and incentive distribution rights, but it is reimbursed for direct and indirect expenses incurred on our behalf. Our principal executive offices are located at 311 Rouser Road, Moon Township, Pennsylvania 15108 and our telephone number is (412) 262-2830. The following diagram depicts our organizational structure and ownership after giving effect to this offering:



                                    Aggregate ownership of Atlas Pipeline Partners, L.P. and the operating partnership after this offering:

                                   Common Units:
                                       Public Unitholders.................................   81.1%
                                       Atlas Pipeline Partners GP, LLC....................   16.9%
                                   General Partner Interest...............................    2.0%
                                                                                            ------
                                                                                            100.0%
                                                                                            ======


                                                       RESOURCE AMERICA, INC.
                                                           Nasdaq: "REXI"

                                                                  |

                                                                80.2%

                                                                  |

          Common Shareholders                            ATLAS AMERICA, INC.
                                   19.8%                    Nasdaq: "ATLS"

                                                                  |

                                                                100%

                                                                  |

                                                   ATLAS PIPELINE PARTNERS GP, LLC
                                                       1,641,026 Common Units

                                                     |                          |

                                               2.0% GP Interest           16.9% LP Interest

                                                     |                          |

        Public Common Unitholders                  ATLAS PIPELINE PARTNERS, L.P.
         7,863,990 Common Units                           NYSE: "APL"
                                   81.1%
                                LP Interest                    |

                                                         100% Interest

                                                               |

                                                  ATLAS PIPELINE OPERATING
                                                      PARTNERSHIP, L.P.

                                           |                                        |

                                     100% Interest                            100% Interest

                                           |                                        |

                      ATLAS PIPELINE APPALACHIAN SUBSIDIARIES       ATLAS PIPELINE MID-CONTINENT SUBSIDIARIES

                                  THE OFFERING


COMMON UNITS OFFERED. . . . . . . . . . . .       2,300,000 common units.

                                                  2,645,000 common units if the
                                                  underwriters exercise their
                                                  over-allotment option in
                                                  full.

UNITS OUTSTANDING AFTER THIS OFFERING . . .       9,505,016 common units.

                                                  9,850,016 common units if the
                                                  underwriters exercise their
                                                  over-allotment option in
                                                  full.

USE OF PROCEEDS . . . . . . . . . . . . . .       After fees and related
                                                  expenses, we expect to use
                                                  the net offering proceeds,
                                                  which we estimate will be
                                                  approximately $91.6 million,
                                                  to repay in full our $45
                                                  million term loan and reduce
                                                  outstanding indebtedness
                                                  under the revolving credit
                                                  portion of our credit
                                                  facility.

DISTRIBUTION POLICY . . . . . . . . . . . .       We must distribute all of our
                                                  cash on hand at the end of
                                                  each quarter, less reserves
                                                  established by our general
                                                  partner in its discretion.
                                                  The amount of this cash may
                                                  be greater than or less than
                                                  the minimum quarterly
                                                  distribution referred to in
                                                  the next paragraph. We
                                                  generally make cash
                                                  distributions within 45 days
                                                  after the end of each
                                                  quarter.

                                                  When quarterly cash
                                                  distributions exceed $0.42
                                                  per unit in any quarter, our
                                                  general partner receives a
                                                  higher percentage of the cash
                                                  distributed in excess of that
                                                  amount, in increasing
                                                  percentages up to 50% if the
                                                  quarterly cash distribution
                                                  exceeds $0.60 per unit. We
                                                  refer to our general
                                                  partner's right to receive
                                                  these higher amounts of cash
                                                  as "incentive distribution
                                                  rights."

                                                  For a discussion of our cash
                                                  distribution policy, please
                                                  read "Our Partnership
                                                  Agreement--Cash Distribution
                                                  Policy" in this prospectus
                                                  supplement.

                                                  On March 8, 2005 we declared,
                                                  and on May 15, 2005 paid, a
                                                  quarterly cash distribution
                                                  of $0.75 per common unit.
                                                  Since the distribution
                                                  exceeded $0.42, our general
                                                  partner received an incentive
                                                  distribution.

RATIO OF TAXABLE INCOME TO DISTRIBUTIONS. .       We estimate that if you
                                                  purchase common units in this
                                                  offering and own them through
                                                  December 31, 2007, you will
                                                  be allocated an amount of
                                                  federal taxable income for
                                                  that period which is less
                                                  than 30% of the cash we
                                                  expect to distribute for that
                                                  period. We anticipate that,
                                                  for taxable years beginning
                                                  after December 31, 2007, the
                                                  taxable income allocable to
                                                  you will represent a higher
                                                  percentage of cash
                                                  distributed to you. Please
                                                  read "Tax Considerations--Tax
                                                  Consequences of Unit
                                                  Ownership--Ratio of Taxable
                                                  Income to Distributions" in
                                                  this prospectus supplement
                                                  for an explanation of the
                                                  basis of this estimate.

NEW YORK STOCK EXCHANGE SYMBOL. . . . . . .       APL.

            SUMMARY HISTORICAL CONSOLIDATED AND OTHER FINANCIAL DATA


   The following table sets forth summary consolidated financial data as of and for each of the three years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005. We derived the financial data for each of the years ended December 31, 2002, 2003 and 2004 and at December 31, 2003 and 2004 from our consolidated financial statements incorporated by reference in this prospectus supplement, which have been audited by Grant Thornton LLP, independent registered accountants. We derived the financial data as of and for the three months ended March 31, 2004 and 2005 from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement.

   We have also included unaudited pro forma financial data that reflects our historical results as adjusted on a pro forma basis to give effect to our April 2004 and July 2004 offerings of common units, the completion of the Spectrum and Elk City acquisitions and this equity offering.

   The unaudited pro forma balance sheet information reflects the following transactions as if they occurred as of March 31, 2005:

     o the Elk City acquisition, which occurred on April 14, 2005, for consideration of $191.6 million, plus $2.8 million in estimated transaction costs;

     o the closing of our $270 million credit facility, which occurred on April 14, 2005, and borrowings of $249.5 million under it to finance the Elk City acquisition and repay $53.8 million outstanding under our previous credit facility; and

     o this offering and the application of the net proceeds as described under "Use of Proceeds."

   The unaudited pro forma statement of income information for the year ended December 31, 2004 reflects the following transactions as if they occurred as of January 1, 2004:

     o the Spectrum acquisition, which occurred on July 16, 2004, for consideration of $143 million, including payment of income taxes due as a result of the transaction;

     o the Elk City acquisition, which occurred on April 14, 2005, for consideration of $191.6 million, plus $2.8 million in estimated transaction costs;

     o the closing of our $270 million credit facility, which occurred on April 14, 2005, and borrowings of $249.5 million under it to finance the Elk City acquisition and repay $53.8 million outstanding under our previous credit facility; and

     o this offering and the application of the net proceeds as described under "Use of Proceeds."

   The unaudited pro forma statement of income information for the three months ended March 31, 2005 reflects the following transactions as if they occurred as of January 1, 2005:

     o the Elk City acquisition, which occurred on April 14, 2005, for consideration of $191.6 million, plus $2.8 million in estimated transaction costs;

     o the closing of our $270 million credit facility, which occurred on April 14, 2005, and borrowings of $249.5 million under it to finance the Elk City acquisition and repay $53.8 million outstanding under our previous credit facility; and

     o this offering and the application of the net proceeds as described under "Use of Proceeds."

   Elk City's historical fiscal year ended August 31, 2004 is not within 93 days of our fiscal year end. Accordingly, for pro forma purposes, statement of income information for the year ended December 31, 2004 is based on Elk City's historical financial results for the twelve months ended November 30, 2004 and was created by subtracting the quarter ended November 30, 2003 from Elk City's income statement for the year ended August 31, 2004 and adding the quarter ended November 30, 2004. Similarly, the comparable period as of and for our three months ended March 31, 2005 is as of and for Elk City's three months ended February 28, 2005.

   The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated and pro forma combined financial statements and the accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements and the accompanying notes of Elk City and its predecessor, each of which is set forth elsewhere or incorporated by reference in this prospectus supplement. The pro forma data are not necessarily reflective of what our results would actually have been had the transactions actually occurred on the indicated date, nor do they reflect what may actually occur in the future.


                                                                                                         PRO FORMA, AS ADJUSTED
                                                                                                     ------------------------------
                                                                               THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31            MARCH 31,          YEAR ENDED      THREE MONTHS
                                             ------------------------------    ------------------    DECEMBER 31,   ENDED MARCH 31,
                                              2002       2003      2004(1)      2004       2005          2004             2005
                                             -------   -------    ---------   -------    --------    ------------   ---------------
                                                                                 (in thousands)
STATEMENTS OF INCOME DATA:
Revenue:
 Natural gas and liquids.................    $    --   $    --    $  72,109   $    --    $ 42,334      $275,102         $ 83,066
 Transportation and compression..........     10,660    15,651       18,800     4,210       4,862        18,800            4,862
 Interest income and other...............          7        98          382        36          81           383               81
                                             -------   -------    ---------   -------    --------      --------         --------
    Net revenue before expenses..........     10,667    15,749       91,291     4,246      47,277       294,285           88,009

Operating expenses:
 Natural gas and liquids.................         --        --       58,707        --      35,459       231,809           72,124
 Plant operating.........................         --        --        2,032        --       1,204         9,105            2,567
 Transportation and compression..........      2,062     2,421        2,260       607         676         2,260              676
 General and administrative..............      1,482     1,661        4,643       581       2,488         6,623            2,698
 Depreciation and amortization...........      1,475     1,770        4,471       518       1,929        14,754            3,788
 Loss (gain) on arbitration settlement,
  net....................................         --        --       (1,457)       --         136        (1,457)             136
 Interest................................        250       258        2,301        63       1,135         7,717            3,124
 Other expense...........................         --        --           --        --          --           555               --
                                             -------   -------    ---------   -------    --------      --------         --------
   Total costs and expenses..............      5,269     6,110       72,957     1,769      43,027       271,366           85,113
                                             -------   -------    ---------   -------    --------      --------         --------
Net income...............................    $ 5,398   $ 9,639    $  18,334   $ 2,477    $  4,250      $ 22,919         $  2,896
                                             =======   =======    =========   =======    ========      ========         ========

BALANCE SHEET DATA (AT PERIOD END):
Property, plant and equipment, net.......    $23,764   $29,628    $ 175,259   $30,294    $179,847                       $372,968
Total assets.............................     28,515    49,512      216,785    47,350     215,887                        415,683
Total debt, including current portion....      6,500        --       54,452        --      53,873                        158,099
Total partners' capital..................     19,686    44,245      136,704    43,603     125,786                        218,186

CASH FLOW DATA:
Net cash flow provided by (used in):
 Operating activities....................    $ 8,138   $13,702    $  25,593   $ 1,320    $  6,910
 Investing activities....................     (5,231)   (9,154)    (151,797)   (1,305)     (7,029)
 Financing activities....................     (3,211)    8,671      129,340    (3,114)     (8,400)

OTHER FINANCIAL DATA:
Gross margin(2)..........................    $10,660   $15,651    $  32,202   $ 4,210    $ 11,737      $ 62,093         $ 15,804
EBITDA(3)................................      7,123    11,667       25,106     3,058       7,314        45,390            9,808
Adjusted EBITDA(3).......................      7,123    11,667       25,806     3,058       7,763        46,090           10,257

Maintenance capital expenditures.........    $   170   $ 3,109    $   1,516   $   369    $    342
Growth capital expenditures..............      5,060     4,526        8,527       816       5,735
                                             -------   -------    ---------   -------    --------
   Total capital expenditures............    $ 5,230   $ 7,635    $  10,043   $ 1,185    $  6,077
                                             =======   =======    =========   =======    ========

OPERATING DATA:
Appalachia:
 Average throughput volumes
   (Mcf/d)(4)............................     50,363    52,472       53,343    51,437      52,371        53,343           52,371
 Average transportation rate per Mcf.....    $  0.58   $  0.82    $    0.96   $  0.90    $   1.03      $   0.96         $   1.03
Mid-Continent:
 Velma system:
   Gathered gas volume (Mcf/d)(5) .......         --        --       56,441        --      64,956        54,330           64,956
   Processed gas volume (Mcf/d)(6).......         --        --       55,202        --      62,985        52,394           62,985
   Residue gas volume (Mcf/d)(7).........         --        --       42,659        --      49,982        40,701           49,982
   NGL production (Bbl/d)(7).............         --        --        5,799        --       6,404         5,710            6,404
   Condensate volume (Bbl/d).............         --        --          185        --         234           191              234
   Average gross margin rate per
    processed Mcf........................         --        --    $    1.44        --    $   1.21      $   1.38         $   1.21
 Elk City system:
   Gathered gas volume (Mcf/d)(5)........         --        --           --        --          --       235,000          255,000
   Processed gas volume (Mcf/d)(6).......         --        --           --        --          --       120,855          119,078
   Treated gas volume (Mcf/d)(6).........         --        --           --        --          --       105,790          126,380
   Off system gas delivery
    (Mcf/d)(8)...........................         --        --           --        --          --         2,913              733
   NGL production (Bbl/d)(7).............         --        --           --        --          --         5,072            5,455
   Condensate volume (Bbl/d).............         --        --           --        --          --           106              152
   Average gross margin rate per
    Mcf..................................         --        --           --        --          --      $   0.20         $   0.18

---------------
(1) Includes the acquisition of Spectrum on July 16, 2004, representing five and one-half months' operations in the year ended December 31, 2004.

(2) We define gross margin as revenue less purchased product costs. Purchased product costs include the cost of natural gas and NGLs we purchase from third parties. Our management views gross margin as an important performance measure of the core profitability of our operations and as a key component of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses. The GAAP measure most directly comparable to gross margin is net income. The following table reconciles our net income to gross margin:



                                                                                                         PRO FORMA, AS ADJUSTED
                                                                                                     ------------------------------
                                                                                   THREE MONTHS
                                                                                      ENDED
                                                    YEAR ENDED DECEMBER 31          MARCH 31,         YEAR ENDED      THREE MONTHS
                                                 ----------------------------    ----------------    DECEMBER 31,   ENDED MARCH 31,
                                                  2002       2003      2004      2004       2005         2004             2005
                                                 -------   -------    -------   ------    -------    ------------   ---------------
                                                                                   (in thousands)
Net income...................................    $ 5,398   $ 9,639    $18,334   $2,477    $ 4,250      $22,919          $ 2,896
Minus:
 Interest income and other...................          7        98        382       36         81          383               81
Plus:
 Plant operating.............................         --        --      2,032       --      1,204        9,105            2,567
 Transportation and compression..............      2,062     2,421      2,260      607        676        2,260              676
 General and administrative..................      1,482     1,661      4,643      581      2,488        6,623            2,698
 Depreciation and amortization...............      1,475     1,770      4,471      518      1,929       14,754            3,788
 Loss (gain) on arbitration settlement, net..         --        --     (1,457)      --        136       (1,457)             136
 Interest....................................        250       258      2,301       63      1,135        7,717            3,124
 Other expense...............................         --        --         --       --         --          555               --
                                                 -------   -------    -------   ------    -------      -------          -------
Gross margin.................................    $10,660   $15,651    $32,202   $4,210    $11,737      $62,093          $15,804
                                                 =======   =======    =======   ======    =======      =======          =======

(3) EBITDA means net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is calculated by adding to EBITDA other non-cash items such as compensation expenses associated with unit issuances to employees of our general partner and managers. EBITDA and adjusted EBITDA are not intended to represent cash flow and do not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies. The EBITDA calculation below is different from the EBITDA calculation under our credit facility. See "Business--Credit Facility."

     Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and its tax structure, as well as historic costs of depreciable assets. We have included information concerning EBITDA and adjusted EBITDA because they provide investors and management with additional information as to our ability to pay our fixed charges and are presented solely as a supplemental financial measure. EBITDA and adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as indicators of our operating performance or liquidity. The table below reconciles adjusted EBITDA to EBITDA and EBITDA to our net income.


                                                                                                         PRO FORMA, AS ADJUSTED
                                                                                                     ------------------------------
                                                                                   THREE MONTHS
                                                                                       ENDED
                                                     YEAR ENDED DECEMBER 31          MARCH 31,        YEAR ENDED      THREE MONTHS
                                                   ---------------------------    ---------------    DECEMBER 31,   ENDED MARCH 31,
                                                    2002      2003      2004      2004      2005         2004             2005
                                                   ------   -------    -------   ------    ------    ------------   ---------------
                                                                                    (in thousands)
Net income.....................................    $5,398   $ 9,639    $18,334   $2,477    $4,250      $22,919          $ 2,896
Plus:
 Interest expense..............................       250       258      2,301       63     1,135        7,717            3,124
 Depreciation and amortization.................     1,475     1,770      4,471      518     1,929       14,754            3,788
                                                   ------   -------    -------   ------    ------      -------          -------
EBITDA.........................................     7,123    11,667     25,106    3,058     7,314       45,390            9,808
Plus:
 Non-cash compensation expense.................        --        --        700       --       449          700              449
                                                   ------   -------    -------   ------    ------      -------          -------
Adjusted EBITDA................................    $7,123   $11,667    $25,806   $3,058    $7,763      $46,090          $10,257
                                                   ======   =======    =======   ======    ======      =======          =======

(4)  Based on amount delivered.
(5)  Based on lease meter volumes on gathering systems.
(6)  Based on amount received at plant inlet.
(7)  Based on amount at plant outlet.
(8)  Amounts shown are not treated or processed.

                                  RISK FACTORS


   Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks we encounter are similar to those that would be faced by a corporation engaged in a similar business. You should consider the following risk factors and those described in the section entitled "Risk Factors" in the accompanying prospectus together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus in evaluating an investment in the common units. If any of these risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline and you may lose some or all of your investment.

                         RISKS RELATING TO OUR BUSINESS

THE AMOUNT OF CASH WE GENERATE DEPENDS IN PART ON FACTORS BEYOND OUR CONTROL.

   The amounts of cash that we generate may not be sufficient to pay distributions at current or any other level of distributions. The actual amounts of cash we generate will depend upon numerous factors relating to our business which may be beyond our control, including:

     o  the demand for and price of natural gas and NGLs;

     o  the volume of natural gas we transport;

     o continued development of wells for connection to our gathering systems;

     o the availability of local, intrastate and interstate transportation systems;

     o  the expenses we incur in providing our gathering services;

     o  the cost of acquisitions and capital improvements;

     o  our issuance of equity securities;

     o  required principal and interest payments on our debt;

     o  fluctuations in working capital;

     o  prevailing economic conditions;

     o  fuel conservation measures;

     o  alternate fuel requirements;

     o  government regulation and taxation; and

     o  technical advances in fuel economy and energy generation devices.

   Our ability to make cash distributions depends primarily on our cash flow. Cash distributions do not depend directly on our profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when we record losses and may not be made during periods when we record profits.

WE MAY BE UNSUCCESSFUL IN INTEGRATING THE OPERATIONS OF VELMA AND ELK CITY OR ANY FUTURE ACQUISITIONS WITH OUR OPERATIONS AND IN REALIZING ALL OF THE ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

   We acquired Velma in July 2004 and Elk City in April 2005 and are currently in the process of integrating their operations with ours. We also have an active, on-going program to identify other potential acquisitions. The integration of previously independent operations with ours can be a complex, costly and time-consuming process. The difficulties of combining Velma and Elk City, as well as any operations we may acquire in the future, with us include, among other things:

     o  operating a significantly larger combined company;

     o the necessity of coordinating geographically disparate organizations, systems and facilities;

     o integrating personnel with diverse business backgrounds and organizational cultures;

     o  consolidating operational and administrative functions;

     o integrating internal controls, compliance under Sarbanes-Oxley Act of 2002 and other corporate governance matters;

     o  the diversion of management's attention from other business concerns;

     o  customer or key employee loss from the acquired businesses;

     o  a significant increase in our indebtedness; and

     o  potential environmental or regulatory liabilities and title problems.

   The process of combining companies or the failure to integrate them successfully could harm our business or future prospects, and result in significant decreases in our gross margin and cash flows.

OUR PROFITABILITY IS AFFECTED BY THE VOLATILITY OF PRICES FOR NATURAL GAS AND NGL PRODUCTS.

   We derive a substantial portion of our gathering fees from percentage of proceeds contracts. For January through April 2005, approximately 63% of our pro forma gross margin was derived from percentage of proceeds contracts. In addition, approximately 4% of our pro forma gross margin was derived from keep-whole contracts which significantly depend on the relationship between NGL and natural gas prices. As a result, our income depends to a significant extent upon the prices at which the natural gas we transport and the NGLs we produce are sold. A 10% increase in the average price of NGLs, natural gas and crude oil we process and sell would result in an increase to our 2005 annual income of approximately $420,000. A 10% decrease in the average price of NGLs, natural gas and crude oil we process and sell would result in a decrease to our 2005 annual income of $420,000. Additionally, changes in natural gas prices may indirectly impact our profitability since prices can influence drilling activity and well operations and thus the volume of gas we gather and process. Historically, the price of both natural gas and NGLs has been subject to significant volatility in response to relatively minor changes in the supply and demand for natural gas and NGL products, market uncertainty and a variety of additional factors beyond our control, including those we describe in "--The amount of cash we generate depends in part on factors beyond our control," above. We expect this volatility to continue. For example, during the year ended December 31, 2004, the NYMEX settlement price for the prompt month contract ranged from a high of $7.98 per MMbtu to a low of $5.08 per MMbtu. A composite of the monthly Mont Belvieu average NGLs price based upon our average NGLs composition during the year ended December 31, 2004, ranged from a high of $0.80 per gallon to a low of $0.53 per gallon. This volatility may cause our gross margin and cash flows to vary widely from period to period. Our hedging strategies may not be sufficient to offset price volatility risk and, in any event, do not cover all of the throughput volumes subject to percentage of proceeds contracts. Moreover, hedges are subject to inherent risks, which we describe in "--Our hedging strategies may fail to protect us and could reduce our gross margin and cash flow."

THE AMOUNT OF NATURAL GAS WE TRANSPORT WILL DECLINE OVER TIME UNLESS WE ARE ABLE TO ATTRACT NEW WELLS TO CONNECT TO OUR GATHERING SYSTEMS.

   Production of natural gas from a well generally declines over time until the well can no longer economically produce natural gas and is plugged and abandoned. Failure to connect new wells to our gathering systems could, therefore, result in the amount of natural gas we transport reducing substantially over time and could, upon exhaustion of the current wells, cause us to abandon one or more of our gathering systems and, possibly, cease operations. The primary factors affecting our ability to connect new supplies of natural gas to our gathering systems include our success in contracting for existing wells that are not committed to other systems, the level of drilling activity near our gathering systems and, in the Mid-Continent region, our ability to attract natural gas producers away from our competitors' gathering systems. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have no control over the level of drilling activity in our service areas, the amount of reserves underlying wells that connect to our systems and the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital. Because our operating costs are fixed to a significant degree, a reduction in the natural gas volumes we transport or process would result in a reduction in our gross margin and cash flows.

THE SUCCESS OF OUR APPALACHIAN OPERATIONS DEPENDS UPON ATLAS AMERICA'S ABILITY TO DRILL AND COMPLETE COMMERCIAL PRODUCING WELLS.

   Substantially all of the wells we connect to our gathering systems in our Appalachian service area are drilled and operated by Atlas America for drilling investment partnerships sponsored by it. As a result, our Appalachian operations depend principally upon the success of Atlas America in sponsoring drilling investment partnerships and completing wells for these partnerships. Atlas America operates in a highly competitive environment for acquiring undeveloped leasehold acreage and attracting capital. Atlas America may not be able to compete successfully in the future in acquiring undeveloped leasehold acreage or in raising additional capital through its drilling investment partnerships. Furthermore, Atlas America is not required to connect wells for which it is not the operator to our gathering systems. If Atlas America cannot or does not continue to sponsor drilling investment partnerships, if the amount of money raised by those partnerships decreases, or if the number of wells actually drilled and completed as commercially producing wells decreases, the amount of natural gas transported by our Appalachian gathering systems would substantially decrease and could, upon exhaustion of the wells currently connected to our gathering systems, cause us to abandon one or more of our Appalachian gathering systems, thereby materially reducing our gross margin and cash flows.

THE FAILURE OF ATLAS AMERICA TO PERFORM ITS OBLIGATIONS UNDER OUR NATURAL GAS GATHERING AGREEMENTS WITH IT MAY ADVERSELY AFFECT OUR BUSINESS.

   On a pro forma basis for the year ended December 31, 2004, wells operated by Atlas America accounted for approximately 6% of our revenues and approximately 30% of our gross margin. Substantially all of our Appalachian operating system revenues currently consist of the fees we receive under the master natural gas gathering agreement and other transportation agreements we have with Atlas America and its affiliates. We expect to derive a material portion of our gross margin from the services we provide under our contracts with Atlas America for the foreseeable future. Any factor or event adversely affecting Atlas America's business or its ability to perform under its contracts with us or any default or nonperformance by Atlas America of its contractual obligations to us, could reduce our gross margin and cash flows.

THE SUCCESS OF OUR MID-CONTINENT OPERATIONS DEPENDS UPON OUR ABILITY TO CONTINUALLY FIND AND CONTRACT FOR NEW SOURCES OF NATURAL GAS SUPPLY FROM UNRELATED THIRD PARTIES.

   Unlike our Appalachian operations, none of the drillers or operators in our Mid-Continent service area is an affiliate of ours. Moreover, our agreements with most of the drillers and operators with which our Mid-Continent operations do business do not require them to dedicate significant amounts of undeveloped acreage to our systems. As a result, we do not have assured sources to provide us with new wells to connect to our Mid-Continent gathering systems. Failure to connect new wells to our Mid-Continent operations will, as described in "--The amount of natural gas we transport will decline over time unless we are able to attract new wells to connect to our gathering systems," above, reduce our gross margin and cash flows.

OUR MID-CONTINENT OPERATIONS CURRENTLY DEPEND ON CERTAIN KEY PRODUCERS FOR THEIR SUPPLY OF NATURAL GAS; THE LOSS OF ANY OF THESE KEY PRODUCERS COULD REDUCE OUR REVENUES.

   During 2004, Mack Energy Corporation, Zinke & Trumbo, Inc., Chevron Corporation and Chesapeake Energy Corporation supplied our Velma system with approximately 60% of its natural gas supply. During that same period, Chesapeake, Kaiser-Francis Oil Company, Burlington Resources Inc. and St. Mary Land and Exploration Company supplied our Elk City system with approximately 74% of its natural gas supply. If these producers reduce the volumes of natural gas that they supply to us, our gross margin and cash flows would be reduced unless we obtain comparable supplies of natural gas from other producers.

THE CURTAILMENT OF OPERATIONS AT, OR CLOSURE OF, EITHER OF OUR PROCESSING PLANTS COULD HARM OUR BUSINESS.

   We have one processing plant for our Elk City operation and one active processing plant for our Velma operation. If operations at either plant were to be curtailed, or closed, whether due to accident, natural catastrophe, environmental regulation or for any other reason, our ability to process natural gas from the relevant gathering system and, as a result, our ability to extract and sell NGLs, would be harmed. If this curtailment or stoppage were to extend for more than a short period, our gross margin and cash flows would be materially reduced.

WE MAY FACE INCREASED COMPETITION IN THE FUTURE IN OUR MID-CONTINENT SERVICE AREAS.

   Our Mid-Continent operations may face competition for well connections. Duke Energy Field Services, LLC, ONEOK, Inc., Carrera Gas Company, Cimmarron Transportation, LLC and Enogex, Inc. operate competing gathering systems and processing plants in our Velma service area. In our Elk City service area, ONEOK, Enbridge Energy Partners, L.P., CenterPoint Energy, Inc. and Enogex operate competing gathering systems and processing plants. Some of our competitors have greater financial and other resources than we do. If these companies become more active in our Mid-Continent service areas, we may not be able to compete successfully with them in securing new well connections or retaining current well connections. If we do not compete successfully, the amount of natural gas we transport, process and treat will decrease, reducing our gross margin and cash flows.

THE AMOUNT OF NATURAL GAS WE TRANSPORT MAY BE REDUCED IF THE PUBLIC UTILITY AND INTERSTATE PIPELINES TO WHICH WE DELIVER GAS CANNOT OR WILL NOT ACCEPT THE GAS.

   Our gathering systems principally serve as intermediate transportation facilities between sales lines from wells connected to our systems and the public utility or interstate pipelines to which we deliver natural gas. If one or more of these pipelines has service interruptions, capacity limitations or otherwise does not accept the natural gas we transport, and we cannot arrange for delivery to other pipelines, local distribution companies or end users, the amount of natural gas we transport may be reduced. Since our revenues depend upon the volumes of natural gas we transport, this could result in a material reduction in our gross margin and cash flows.

BEFORE ACQUIRING OUR VELMA AND ELK CITY OPERATIONS, WE HAD NO PREVIOUS EXPERIENCE EITHER IN OUR MID-CONTINENT SERVICE AREA OR IN OPERATING NATURAL GAS PROCESSING PLANTS.

   Our Mid-Continent gathering systems are located in Oklahoma and northern Texas, areas in which we have been involved only since July 2004 as a result of the Velma acquisition and, in April 2005, the Elk City acquisition. In addition, as a result of these acquisitions, we began to operate natural gas processing plants, a business in which we had no prior operating experience. We depend upon the experience, knowledge and business relationships that have been developed by the senior management of our Mid-Continent operations to operate successfully in the region. The loss of the services of one or more members of our Mid-Continent senior management and, in particular, Robert R. Firth, President, and David D. Hall, Chief Financial Officer, could limit our growth or our ability to maintain our current level of operations in the Mid-Continent region.

ACQUISITION OF OUR VELMA AND ELK CITY OPERATIONS HAS SUBSTANTIALLY CHANGED OUR BUSINESS, MAKING IT DIFFICULT TO EVALUATE OUR BUSINESS BASED UPON OUR HISTORICAL FINANCIAL INFORMATION.

   The acquisition of our Velma and Elk City operations has significantly increased our size and substantially redefined our business plan, expanded our geographic market and resulted in large changes to our revenues and expenses. As a result of these acquisitions, and our continued plan to acquire and integrate additional companies that we believe present attractive opportunities, our financial results for any period or changes in our results across periods may continue to dramatically change. Our historical financial results, therefore, should not be relied upon to accurately predict our future operating results, thereby making the evaluation of our business more difficult.

WE MAY NOT BE ABLE TO EXECUTE OUR GROWTH STRATEGY SUCCESSFULLY.

   Our strategy contemplates substantial growth through both the acquisition of other gathering systems and processing assets and the expansion of our existing gathering systems and processing assets. Our growth strategy involves numerous risks, including:

     o  we may not be able to identify suitable acquisition candidates;

     o we may not be able to make acquisitions on economically acceptable terms;

     o our costs in seeking to make acquisitions may be material, even if we cannot complete any acquisition we have pursued;

     o irrespective of estimates at the time we make an acquisition, the acquisition may prove to be dilutive to earnings and operating surplus;

     o  we may encounter difficulties in integrating operations and systems;
        and

     o any additional debt we incur to finance an acquisition may impair our ability to service our existing debt.

LIMITATIONS ON OUR ACCESS TO CAPITAL OR ON THE MARKET FOR OUR COMMON UNITS WILL IMPAIR OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY.

   Our ability to raise capital for acquisitions and other capital expenditures depends upon ready access to the capital markets. Historically, we have financed our acquisitions, and to a much lesser extent, expansions of our gathering systems by bank credit facilities and the proceeds of public and private equity offerings of our common units and preferred units of our operating partnership. If we are unable to access the capital markets, we may be unable to execute out strategy of growth through acquisitions.

OUR HEDGING STRATEGIES MAY FAIL TO PROTECT US AND COULD REDUCE OUR GROSS MARGIN AND CASH FLOW.

   We pursue various hedging strategies to seek to reduce our exposure to losses from adverse changes in the prices for natural gas and NGLs. Our hedging activities will vary in scope based upon the level and volatility of natural gas and NGL prices and other changing market conditions. Our hedging activity may fail to protect or could harm us because, among other things:

     o hedging can be expensive, particularly during periods of volatile prices;

     o available hedges may not correspond directly with the risks against which we seek protection;

     o the duration of the hedge may not match the duration of the risk against which we seek protection; and

     o the party owing money in the hedging transaction may default on its obligation to pay.

LITIGATION OR GOVERNMENTAL REGULATION RELATING TO ENVIRONMENTAL PROTECTION AND OPERATIONAL SAFETY MAY RESULT IN SUBSTANTIAL COSTS AND LIABILITIES.

   Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by their pipelines. We may also be held liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards. Any violation of environmental, construction or safety laws could impose substantial liabilities and costs on us.

   We are also subject to the requirements of the Occupational Health and Safety Act, or OSHA, and comparable state statutes. Any violation of OSHA could impose substantial costs on us.

   We cannot predict whether or in what form any new legislation or regulatory requirements might be enacted or adopted, nor can we predict our costs of compliance. In general, we expect that new regulations would increase our operating costs and, possibly, require us to obtain additional capital to pay for improvements or other compliance action necessitated by those regulations.

WE ARE SUBJECT TO OPERATING AND LITIGATION RISKS THAT MAY NOT BE COVERED BY INSURANCE.

   Our operations are subject to all operating hazards and risks incidental to transporting and processing natural gas and NGLs. These hazards include:

     o damage to pipelines, plants, related equipment and surrounding properties caused by floods and other natural disasters;

     o  inadvertent damage from construction and farm equipment;

     o  leakage of natural gas, NGLs and other hydrocarbons;

     o  fires and explosions;

     o other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations; and

     o acts of terrorism directed at our pipeline infrastructure, production facilities, transmission and distribution facilities and surrounding properties.

   As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for some of our insurance policies have increased substantially, and could escalate further. In some instances, insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, our gross margin and cash flows would be materially reduced.

GOVERNMENTAL REGULATION OF OUR PIPELINES COULD INCREASE OUR OPERATING COSTS, DECREASE OUR REVENUES, OR BOTH.

   Currently our gathering of natural gas from wells is exempt from regulation under the Natural Gas Act. However, the implementation of new laws or policies, or interpretations of existing laws, could subject us to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act. We expect that any such regulation would increase our costs, decrease our gross margin and cash flows, or both.

   Gas gathering operations are subject to regulation at the state level. Matters subject to regulation include rates, service and safety. We have been granted an exemption from regulation as a public utility in Ohio. Presently, our rates are not regulated in New York and Pennsylvania. The state of Oklahoma has adopted a complaint-based statute that allows the Oklahoma Corporation Commission to remedy discriminatory rates for providing gathering service where the parties are unable to agree. Similarly, the Texas Railroad Commission sponsors a complaint procedure for resolving grievances about natural gas gathering access and rate discrimination. The gathering fees we charge are deemed just and reasonable under Oklahoma and Texas law unless challenged by a complaint. Should a complaint be filed or regulation by either of the commissions become more active, our revenues could decrease.

   Changes in state regulations, or our change in status under these regulations that subjects us to further regulation, could increase our operating costs or require material capital expenditures.

                     RISKS INHERENT IN AN INVESTMENT IN US


YOU WILL HAVE VERY LIMITED VOTING RIGHTS AND ABILITY TO CONTROL MANAGEMENT, WHICH MAY DIMINISH THE PRICE AT WHICH THE COMMON UNITS WILL TRADE.

   Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its managing board on an annual or other continuing basis. The managing board of our general partner is chosen by the members of our general partner, all of which are subsidiaries of Atlas America.

   In addition, our general partner may be removed only upon the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by our general partner and its affiliates, and a successor general partner must be elected by a vote of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. Further, if any person or group, other than our general partner or its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights for all of its units. These provisions have the practical effect of making removal of our general partner difficult. Our partnership agreement requires that amendments to our partnership agreement must first be proposed or consented to by our general partner before they can be considered by unitholders. As a result, unitholders will not be able to initiate amendments to our partnership agreement not supported by our general partner. These provisions may diminish the price at which the common units trade.

OUR PARTNERSHIP AGREEMENT CONTAINS PROVISIONS THAT WILL DISCOURAGE ATTEMPTS TO CHANGE CONTROL OF US, WHICH MAY DIMINISH THE PRICE AT WHICH THE COMMON UNITS TRADE AND MAY PREVENT A CHANGE OF CONTROL EVEN IF DOING SO WOULD BE BENEFICIAL TO THE HOLDERS OF COMMON UNITS.

   Our partnership agreement contains provisions that may discourage a person or group from attempting to remove our general partner or otherwise seeking to change our management. As described in the immediately preceding risk factor, any person or group, other than our general partner or its affiliates, that acquires beneficial ownership of 20% or more of any class of units will lose voting rights for all of its units. In addition, if our general partner is removed under circumstances where cause does not exist and our general partner does not consent to that removal, then:

     o the obligations of Atlas America under the omnibus agreement to connect wells to our Appalachian Basin gathering systems and to provide assistance for the expansion of our Appalachian Basin gathering systems will terminate;

     o the obligations of Atlas America under the master natural gas gathering agreement will terminate as to any future wells drilled and completed by Atlas America; and

     o our general partner will have the right to convert its general partner interest and incentive distribution rights into common units or receive cash in exchange for those interests.

   These provisions may diminish the price at which the common units trade. These provisions may also prevent a change of control of us even if a change of control would be beneficial to the holders of the common units.

WE MAY ISSUE ADDITIONAL COMMON UNITS OR SECURITIES SENIOR TO THE COMMON UNITS WITHOUT YOUR APPROVAL, WHICH WOULD DILUTE EXISTING UNITHOLDERS' INTERESTS.

   Our general partner can cause us to issue additional common units without the approval of unitholders. We may also issue securities senior to the common units without the approval of unitholders. The issuance of additional common units or senior securities may dilute the value of the interests of the existing unitholders in our net assets and dilute the interests of unitholders in distributions by us.

ATLAS AMERICA AND ITS AFFILIATES HAVE CONFLICTS OF INTEREST AND LIMITED FIDUCIARY RESPONSIBILITIES, WHICH MAY PERMIT THEM TO FAVOR THEIR OWN INTERESTS TO THE DETRIMENT OF OUR NOTEHOLDERS.

   Atlas America and its affiliates own and control our general partner, which will also own a 16.9% limited partner interest in us after this offering. We do not have any employees and rely solely on employees of Atlas America and its affiliates who serve as our agents, including all of the senior managers who operate our business. A number of officers and employees of Atlas America also own interests in us. Conflicts of interest may arise between Atlas America, our general partner and their affiliates, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over our interests and the interests of our unitholders. These conflicts include, among others, the following situations:

     o Employees of Atlas America who provide services to us also devote significant time to the businesses of Atlas America in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the employees who provide services to our general partner, which could result in insufficient attention to the management and operation of our business.

     o Neither our partnership agreement nor any other agreement requires Atlas America to pursue a future business strategy that favors us or, apart from our agreements with Atlas America relating to our Appalachian region operations, use our assets for transportation or processing services we provide. Atlas America directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Atlas America.

     o Our general partner is allowed to take into account the interests of parties other than us, such as Atlas America, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to us.

     o Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including our agreements with Atlas America.

   Conflicts of interest with Atlas America and its affiliates, including these factors, could exacerbate periods of lower or declining performance, or otherwise reduce our gross margin and cash flows.

COST REIMBURSEMENTS DUE OUR GENERAL PARTNER MAY BE SUBSTANTIAL AND WILL REDUCE THE CASH AVAILABLE FOR DISTRIBUTIONS.

   We reimburse Atlas America, our general partner and their affiliates, including officers and directors of Atlas America, for all expenses they incur on our behalf. Our general partner has sole discretion to determine the amount of these expenses. In addition, Atlas America and its affiliates provide us with services for which we are charged reasonable fees as determined by Atlas America in its sole discretion. The reimbursement of expenses or payment of fees could impair our ability to make distributions.

                        TAX RISKS TO COMMON UNITHOLDERS


   For a discussion of the expected material federal income tax consequences of owning and disposing of common units, see "Tax Considerations" in this prospectus supplement.

THE IRS COULD TREAT US AS A CORPORATION, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS.

   The federal income tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. We have, however, received an opinion of Ledgewood, counsel to us and our general partner, that we will be classified as a partnership for federal income tax purposes. Opinions of counsel are based on specific factual assumptions and are not binding on the IRS or any court.

   If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at the corporate tax rate, which is currently 35%. Distributions would generally be taxed again to the unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to unitholders. Because a tax would be imposed upon us as an entity, the cash available for distribution to you would be substantially reduced, likely causing a substantial reduction in the value of the common units.

   We cannot assure you that the law will not be changed and cause us to be treated as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then specified provisions of the partnership agreement will be subject to change, including a decrease in distributions to reflect the impact of that law on us.

WE MAY INCUR SIGNIFICANT LEGAL, ACCOUNTING AND RELATED COSTS IF THE IRS CHALLENGES OUR CHARACTERIZATION AS A LIMITED PARTNERSHIP.

   We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus supplement or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain counsel's conclusions or the positions we take. A court may not concur with our conclusions. Any contest with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees and expenses, will be borne directly or indirectly by our unitholders and our general partner.

YOU MAY BE REQUIRED TO PAY TAXES ON INCOME FROM US EVEN IF YOU DO NOT RECEIVE CASH DISTRIBUTIONS.

   You will be required to pay federal income taxes and, in certain cases, state and local income taxes on your allocable share of our income, whether or not you receive cash distributions from us. We cannot assure you that you will receive cash distributions equal to your allocable share of our taxable income or even equal to the tax liability to you resulting from that income. Further, you may incur a tax liability in excess of the amount of cash received upon the sale of your common units or upon our liquidation.

   In prior taxable years, unitholders received cash distributions that exceeded the amount of taxable income allocated to the unitholders. This excess was partially the result of depreciation deductions, but was primarily the result of special allocations to our general partner of taxable income earned by our operating subsidiary, which caused a corresponding reduction in the amount of taxable income allocable to us. Our general partner has agreed to receive additional special allocations from our operating subsidiary through the year 2006. We describe these special allocations in "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions." Since these special allocations increase our general partner's capital account, it will receive an increased distribution upon our liquidation and distributions to unitholders will be correspondingly reduced.

TAX GAIN OR LOSS ON DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN
EXPECTED.

   Upon the sale of common units, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in those common units. Prior distributions in excess of the net taxable income you were allocated for a common unit which decreased your tax basis in that common unit will, in effect, become taxable income if you sell the common unit at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gains, may be ordinary income. Furthermore, should the IRS successfully contest our conventions, including our method of allocating income and loss as between transferors and transferees, you could realize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

INVESTORS, OTHER THAN INDIVIDUALS WHO ARE U.S. RESIDENTS, MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING UNITS.

   Investment in common units by tax-exempt entities, regulated investment companies and foreign persons raises issues unique to them. For example, virtually all of our income will be unrelated business taxable income and will be taxable to organizations exempt from federal income tax, including IRAs and other retirement plans. Very little of our income will be qualifying income to a regulated investment company for taxable years beginning on or before October 22, 2004. Distributions to foreign persons will be reduced by withholding taxes.

WE REGISTERED AS A TAX SHELTER; THIS MAY INCREASE THE RISK OF AN AUDIT OF US OR A UNITHOLDER.

   We registered as a "tax shelter" with the Secretary of the Treasury. The Secretary of the Treasury requires partnerships meeting specified characteristics to register as "tax shelters" in response to the perception that they claim to generate tax benefits that the IRS may believe to be unwarranted. We cannot assure unitholders that as a result of our registration as a tax shelter we will not be audited by the IRS or that tax adjustments will not be made. The rights of a unitholder owning less than a 1% profit interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expenses incurred in connection with an examination of his personal tax return.

WE TREAT A PURCHASER OF UNITS AS HAVING THE SAME TAX BENEFITS AS THE SELLER; THE IRS MAY CHALLENGE THIS TREATMENT WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

   Because we cannot match transferors and transferees of common units, we will take certain tax positions that may not conform with all aspects of proposed and final Treasury regulations. For example, upon a transfer of units, we treat a portion of the Section 743(b) adjustment to a common unitholder's tax basis in our assets as amortizable over the same remaining life and by the same method as the underlying assets, or nonamortizable if the underlying assets are nonamortizable. A successful IRS challenge to those conventions, including our method of amortizing Section 743(b) adjustments, could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES AS A RESULT OF AN INVESTMENT IN COMMON UNITS.

   In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property. Further, you may be subject to penalties for failure to comply with those requirements. We currently own assets and do business in Ohio, Oklahoma, Pennsylvania, Texas and New York. Each of these states, except Texas, currently imposes a personal income tax. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS


   We expect to receive net proceeds of approximately $91.6 million from the sale of the 2,300,000 common units we are offering, after deducting underwriting discounts and commissions and estimated offering expenses of $4.9 million. We intend to use the net proceeds of this offering to repay in full the term loan portion of our credit facility and approximately $46.6 million of indebtedness outstanding under the revolving loan portion of our credit facility. For a description of the interest rate and maturity of both the term loan and revolving portions of our credit facility, see "Business--Credit Facility." We used $249.5 million of the borrowings under our credit facility to fund our Elk City acquisition and repay $53.8 million outstanding under our previous credit agreement. See "Business--General--Acquisition of Elk City Operations."

                                 CAPITALIZATION


   The following table sets forth our consolidated capitalization as of March 31, 2005 on an actual basis and on a pro forma basis to give effect to our acquisition of Elk City and our new $270 million credit facility, and on a pro forma as adjusted basis to give effect to the sale of common units in this offering and the application of the net proceeds as described in "Use of Proceeds."

   You should read the following table in conjunction with our historical consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere or incorporated by reference in this prospectus supplement. See also "Use of Proceeds" and "Pro Forma Financial Data."


                                                                                                        AS OF MARCH 31, 2005
                                                                                                -----------------------------------
                                                                                                                         PRO FORMA,
                                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                                --------    ---------   -----------
                                                                                                           (IN THOUSANDS)
                                                                                                            (UNAUDITED)
Cash and cash equivalents...................................................................    $  9,695    $  9,284      $ 11,213
                                                                                                ========    ========      ========
Long-term debt..............................................................................    $ 51,570    $248,496      $158,036
Partners' capital:
   Common unitholders.......................................................................     133,192     133,089       223,685
   General partner..........................................................................       2,181       2,179         4,088
   Accumulated other comprehensive loss.....................................................      (9,587)     (9,587)       (9,587)
                                                                                                --------    --------      --------
     Total partners' capital................................................................     125,786     125,681       218,186
                                                                                                --------    --------      --------
Total capitalization........................................................................    $177,356    $374,177      $376,222
                                                                                                ========    ========      ========

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS


   As of May 23, 2005, we had 7,205,016 common units outstanding held by 83 holders, including common units held in street name. As of May 14, 2004, our common units began trading on the New York Stock Exchange under the symbol "APL." Before that, our common units were traded on the American Stock Exchange under the symbol "APL." In connection with our initial public offering, we also issued 1,641,026 subordinated units to our general partner, all of which converted into common units on January 1, 2005.

   The following table sets forth the range of high and low sales prices of our common units and cash distributions on our common units for the periods indicated. The last reported sale price of our common units on the New York Stock Exchange on May 26, 2005 was $41.95 per unit.


                                                                                                                      DISTRIBUTIONS
                                                                                                    HIGH      LOW      DECLARED(1)
                                                                                                   ------    ------   -------------
FISCAL 2005
Second quarter (through May 26, 2005)..........................................................    $46.39    $41.91       $   --(2)
First quarter..................................................................................     49.00     40.00        0.750

FISCAL 2004
Fourth quarter.................................................................................     42.90     37.67        0.720
Third quarter..................................................................................     38.32     33.46        0.690
Second quarter.................................................................................     40.03     32.60        0.630
First quarter..................................................................................     41.50     34.00        0.630

FISCAL 2003
Fourth quarter.................................................................................     42.50     34.70        0.625
Third quarter..................................................................................     36.00     29.40        0.620
Second quarter.................................................................................     31.70     24.16        0.580
First quarter..................................................................................     28.96     24.90        0.560

FISCAL 2002
Fourth quarter.................................................................................     27.90     21.80        0.540
Third quarter..................................................................................     26.95     20.40        0.540
Second quarter.................................................................................     29.10     22.00        0.540
First quarter..................................................................................     29.60     23.51        0.520

FISCAL 2001
Fourth quarter.................................................................................     29.50     19.25        0.580
Third quarter..................................................................................     31.95     25.01        0.600
Second quarter.................................................................................     53.95     24.00        0.670
First quarter..................................................................................     28.00     19.19        0.650

---------------
(1) Distributions are shown in the quarter with respect to which they were declared.

(2)  Distribution not yet declared.

                            PRO FORMA FINANCIAL DATA


   The following unaudited pro forma financial data reflects our historical results as adjusted on a pro forma basis to give effect to our April 2004 and July 2004 offerings of common units, the completion of the Spectrum and Elk City acquisitions and this equity offering. The acquisition and offering adjustments are described in the notes to the unaudited pro forma financial data. The unaudited pro forma financial data and accompanying notes should be read together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical financial statements and related notes and the historical financial statements and related notes of Elk City and its predecessor included or incorporated by reference in this prospectus supplement.

   We accounted for the acquisitions of Spectrum and Elk City in the unaudited pro forma financial data using the purchase method in accordance with the guidance of Statement of Financial Accounting Standards No. 141, "Business Combinations." For purposes of developing the unaudited pro forma financial information, we have allocated the purchase prices to Spectrum's and Elk City's gas gathering and transmission facilities based on their fair market value.

   The unaudited pro forma balance sheet reflects the following transactions as if they occurred as of March 31, 2005:

     o the Elk City acquisition, which occurred on April 14, 2005, for consideration of $191.6 million, plus $2.8 million in estimated transaction costs;

     o the closing of our $270 million credit facility, which occurred on April 14, 2005, and borrowings of $249.5 million under it to finance the Elk City acquisition and repay $53.8 million outstanding under our previous credit facility; and

     o this offering and the application of the net proceeds as described under "Use of Proceeds."

   The unaudited pro forma condensed statement of income for the year ended December 31, 2004 reflects the following transactions as if they occurred as of January 1, 2004:

     o the Spectrum acquisition, which occurred on July 16, 2004, for consideration of $143 million, including payment of income taxes due as a result of the transaction;

     o the Elk City acquisition, which occurred on April 14, 2005, for consideration of $191.6 million, plus $2.8 million in estimated transaction costs;

     o the closing of our $270 million credit facility, which occurred on April 14, 2005, and borrowings of $249.5 million under it to finance the Elk City acquisition and repay $53.8 million outstanding under our previous credit facility; and

     o this offering and the application of the net proceeds as described under "Use of Proceeds."

   The unaudited pro forma condensed statement of income for the three months ended March 31, 2005 reflects the following transactions as if they occurred as of January 1, 2005:

     o the Elk City acquisition, which occurred on April 14, 2005, for consideration of $191.6 million, plus $2.8 million in estimated transaction costs;

     o the closing of our $270 million credit facility, which occurred on April 14, 2005, and borrowings of $249.5 million under it to finance the Elk City acquisition and repay $53.8 million outstanding under our previous credit facility; and

     o this offering and the application of the net proceeds as described under "Use of Proceeds."

    Elk City's historical fiscal year ended August 31, 2004 is not within 93 days of our fiscal year end. Accordingly, for pro forma purposes, statement of income information for the year ended December 31, 2004 is based on Elk City's historical financial results for the twelve months ended November 30, 2004 and was created by subtracting the quarter ended November 30, 2003 from Elk City's income statement for the year ended August 31, 2004 and adding the quarter ended November 30, 2004. Similarly, the comparable period as of and for our three months ended March 31, 2005 is as of and for Elk City's three months ended February 28, 2005.

   The unaudited pro forma balance sheet and the pro forma statements of income were derived by adjusting our historical financial statements. However, our management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented are for informational purposes only and are based upon available information and assumptions that we believe are reasonable under the circumstances. You should not construe the unaudited pro forma financial data as indicative of the combined financial position or results of operations that we, Spectrum and Elk City would have achieved had the transactions been consummated on the dates assumed. Moreover, they do not purport to represent our, Spectrum's and Elk City's combined financial position or results of operations for any future date or period.

                          ATLAS PIPELINE PARTNERS, L.P.
                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 March 31, 2005
                                 (in thousands)



                              HISTORICAL
                                 ATLAS      HISTORICAL   ACQUISITION                  OFFERING     PRO FORMA,
                               PIPELINE      ELK CITY    ADJUSTMENTS    PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                              ----------    ----------   -----------    ---------   -----------    -----------
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents     $  9,695      $    --       $   (560)(1) $  9,284      $ 91,585(6)   $ 11,213
                                                                149(2)                   1,929(7)
                                                                                       (91,585)(8)
 Accounts receivable -
   affiliates .............          --       27,671        (27,671)(5)       --            --            --
 Accounts receivable ......      16,566        3,010          3,837(4)    20,403            --        20,403
                                                             (3,010)(5)
 Inventories ..............          --           63            (63)(5)       --            --            --
 Prepaid expenses and
   other current assets ...       1,155          497             56(2)     2,448            --         2,448
                                                              1,237(4)
                                                               (497)(5)
                               --------      -------       --------     --------      --------      --------
 Total current assets .....      27,416       31,241        (26,522)      32,135         1,929        34,064

PROPERTY AND EQUIPMENT
 Gas gathering and
   transmission facilities      193,605       50,004        193,121(4)   386,726            --       386,726
                                                            (50,004)(5)
 Less - accumulated
   depreciation ...........     (13,758)      (5,243)         5,243(5)   (13,758)           --       (13,758)
                               --------      -------       --------     --------      --------      --------
 Net property and
   equipment ..............     179,847       44,761        148,360      372,968            --       372,968
GOODWILL ..................       2,305           --             --        2,305            --         2,305

OTHER ASSETS ..............       6,319           --          1,562(2)     7,355        (1,009)(9)     6,346
                                                               (526)(3)
                               --------      -------       --------     --------      --------      --------
                               $215,887      $76,002       $122,874     $414,763      $    920      $415,683
                               ========      =======       ========     ========      ========      ========
 LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable and
   accrued liabilities ....    $ 25,201      $23,577       $   (600)(2) $ 28,371      $     --      $ 28,371
                                                              3,770(4)
                                                            (23,577)(5)
 Accounts payable -
   affiliates .............         963           --             --          963            --           963
 Current portion of long-
   term debt ..............       2,303           --           (560)(1)    1,188        (1,125)(8)        63
                                                             (1,680)(2)
                                                              1,125(2)
 Distribution payable .....       6,904           --             --        6,904            --         6,904
                               --------      -------       --------     --------      --------      --------
 Total current liabilities       35,371       23,577        (21,522)      37,426        (1,125)       36,301

OTHER LONG-TERM
   LIABILITIES ............       3,160           --             --        3,160            --         3,160

SENIOR SECURED DEBT .......      51,449           --        249,500(2)   248,375       (90,460)(8)   157,915
                                                            (51,449)(2)
                                                             (1,125)(2)
OTHER DEBT ................         121           --             --          121            --           121

PARTNERS' CAPITAL:
 Common unitholders .......     133,192       52,373           (103)(2)  133,089        91,585(6)    223,685
                                                            (52,373)(5)                   (989)(9)
 General partner ..........       2,181           52             (2)(2)    2,179         1,929(7)      4,088
                                                                (52)(5)                    (20)(9)
 Accumulated other
   comprehensive loss .....      (9,587)          --             --       (9,587)           --        (9,587)
                               --------      -------       --------     --------      --------      --------
 Total partners' capital ..     125,786       52,425        (52,530)     125,681        92,505       218,186
                               --------      -------       --------     --------      --------      --------
                               $215,887      $76,002       $122,874     $414,763      $    920      $415,683
                               ========      =======       ========     ========      ========      ========


            See notes to consolidated pro forma financial statements

                         ATLAS PIPELINE PARTNERS, L.P.

             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                      (in thousands, except per unit data)


                                          HISTORICAL
                                             ATLAS      HISTORICAL HISTORICAL  ACQUISITION                 OFFERING    PRO FORMA,
                                           PIPELINE      SPECTRUM    ELK CITY  ADJUSTMENTS    PRO FORMA ADJUSTMENTS   AS ADJUSTED
                                          ----------    ---------- ----------  -----------    --------- -----------   -----------
REVENUES:
 Natural gas and liquids - third party .    $72,109      $ 67,643   $ 11,376    $ 123,975(10) $275,103    $    --       $275,103
 Natural gas and liquids -
   affiliates ..........................         --            --    123,975     (123,975)(10)      --         --             --
 Transportation - affiliates ...........     18,724            --         --           --       18,724         --         18,724
 Transportation - third party ..........         76            --         --           --           76         --             76
 Interest and other ....................        382            --         --           --          382         --            382
                                            -------      --------   --------    ---------     --------    -------       --------
                                             91,291        67,643    135,351           --      294,285         --        294,285
COSTS AND EXPENSES:
 Cost of gas sold ......................     58,707        54,565    118,537           --      231,809         --        231,809
 Operating expenses ....................      2,032         2,474      4,599           --        9,105         --          9,105
 Transportation ........................      2,260            --         --           --        2,260         --          2,260
 General and administrative ............      4,643         7,509      2,482          840(11)    6,623         --          6,623
                                                                                   (2,482)(11)
                                                                                   (6,369)(12)
 Gain on arbitration settlement, net ...     (1,457)           --         --           --       (1,457)        --         (1,457)
 Depreciation and amortization .........      4,471         1,638      2,153       (3,791)(13)  14,754         --         14,754
                                                                                   10,283(13)
                                            -------      --------   --------    ---------     --------    -------       --------
                                             70,656        66,186    127,771       (1,519)     263,094         --        263,094
                                            -------      --------   --------    ---------     --------    -------       --------
OPERATING INCOME .......................     20,635         1,457      7,580        1,519       31,191         --         31,191
                                            -------      --------   --------    ---------     --------    -------       --------
OTHER (INCOME) EXPENSE:
 Interest expense ......................      2,301         1,712         --       11,949(15)(17)
                                                                                   (4,002)(15)  11,960     (4,243)(9)(16)  7,717
 Other (income) expense ................         --       (88,551)        (3)      89,109(12)      555         --            555
                                            -------      --------   --------    ---------     --------    -------       --------
                                              2,301       (86,839)        (3)      97,056       12,515     (4,243)         8,272
                                            -------      --------   --------    ---------     --------    -------       --------
Income before income taxes .............     18,334        88,296      7,583      (95,537)      18,676      4,243         22,919
Provision for income taxes .............         --       (32,319)        --       32,319(12)(18)   --         --             --
                                            -------      --------   --------    ---------     --------    -------       --------
Net income .............................     18,334        55,977      7,583      (63,218)      18,676      4,243         22,919
Premium on preferred unit
   redemption ..........................        400            --         --           --          400         --            400
                                            -------      --------   --------    ---------     --------    -------       --------
Net income attributable to
   partners ............................    $17,934      $ 55,977   $  7,583    $ (63,218)    $ 18,276    $ 4,243       $ 22,519
                                            =======      ========   ========    =========     ========    =======       ========
Net income - limited partners ..........    $14,864                                           $ 14,847(19)              $ 18,322(19)
                                            =======                                           ========                  ========
Net income - general partner ...........    $ 3,070                                           $  3,429(19)              $  4,197(19)
                                            =======                                           ========                  ========
Basic and diluted net income
   per limited partner unit ............    $  2.53                                           $   2.06                  $   1.93
                                            =======                                           ========                  ========
Weighted average units
   outstanding .........................      5,886                                              7,204                     9,504
                                            =======                                           ========                  ========



            See notes to consolidated pro forma financial statements

                         ATLAS PIPELINE PARTNERS, L.P.

             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 2005
                      (in thousands, except per unit data)


                                                   HISTORICAL
                                                      ATLAS      HISTORICAL   ACQUISITION                 OFFERING     PRO FORMA,
                                                    PIPELINE      ELK CITY    ADJUSTMENTS    PRO FORMA ADJUSTMENTS    AS ADJUSTED
                                                   ----------    ----------   -----------    --------- -----------    -----------
REVENUES:
 Natural gas and liquids - third party ...........   $42,334        3,497       $ 37,235(10)  $83,066     $  --         $83,066
 Natural gas and liquids - affiliates ............        --       37,235        (37,235)(10)      --        --              --
 Transportation - affiliates .....................     4,847           --             --        4,847        --           4,847
 Transportation - third party ....................        15           --             --           15        --              15
 Interest and other ..............................        81           --             --           81        --              81
                                                     -------      -------       --------      -------     -----         -------
                                                      47,277       40,732             --       88,009        --          88,009
COSTS AND EXPENSES:
 Cost of gas sold ................................    35,459       36,665             --       72,124        --          72,124
 Operating expenses ..............................     1,204        1,363             --        2,567        --           2,567
 Transportation ..................................       676           --             --          676        --             676
 General and administrative ......................     2,488          850           (850)(11)   2,698        --           2,698
                                                                                     210(11)
 Gain on arbitration settlement, net .............       136           --             --          136        --             136
 Depreciation and amortization ...................     1,929          628           (628)(14)   3,788        --           3,788
                                                                                   1,859(14)
                                                     -------      -------       --------      -------     -----         -------
                                                      41,892       39,506            591       81,989        --          81,989
                                                     -------      -------       --------      -------     -----         -------
OPERATING INCOME .................................     5,385        1,226           (591)       6,020        --           6,020
                                                     -------      -------       --------      -------     -----         -------
OTHER EXPENSE:
 Interest expense ................................     1,135           --         (1,131)(15)   3,712      (588)(9)(16)   3,124
                                                                                   3,708(15)(17)
                                                     -------      -------       --------      -------     -----         -------
Income before income taxes .......................     4,250        1,226         (3,168)       2,308       588           2,896
Provision for income taxes .......................        --           --             --           --        --              --
                                                     -------      -------       --------      -------     -----         -------
Net income .......................................   $ 4,250      $ 1,226       $ (3,168)     $ 2,308     $ 588         $ 2,896
                                                     =======      =======       ========      =======     =====         =======
Net income - limited partners ....................   $ 2,830                                  $   927(19)               $ 1,077(19)
                                                     =======                                  =======                   =======
Net income - general partner .....................   $ 1,420                                  $ 1,381(19)               $ 1,819(19)
                                                     =======                                  =======                   =======
Basic and diluted net income per limited partner
   unit ..........................................   $  0.39                                  $  0.13                   $  0.11
                                                     =======                                  =======                   =======
Weighted average units
   outstanding ...................................     7,205                                    7,205                     9,505
                                                     =======                                  =======                   =======



            See notes to consolidated pro forma financial statements

                         ATLAS PIPELINE PARTNERS, L.P.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. To reflect a $560,000 principal payment in April 2005 under our previous credit facility. This entry is needed because we used the proceeds from our new credit facility to pay off our previous credit facility after this payment.
2. To reflect the application of $249,500,000 of proceeds ($1,125,000 shown as current maturities) from our new credit facility to repay $53,129,000 on our previous credit facility ($1,680,000 included in current portion of long-term debt); interest of $705,000, $600,000 of which was included in accounts payable and accrued liabilities and $105,000 of which relates to post-March 31, 2005 interest included in the payoff and charged herein to partners' capital; payment of $1,618,000 of loan costs, $56,000 of which was included in prepaid expenses and other current assets and $1,562,000 of which was included in other assets; $193,899,000 for various acquisition costs and payment to sellers allocated within the purchase allocation described in note 4 below and $149,000 cash to us. We describe our new senior credit facility under "Business-New Credit Facility."
3. To remove $526,000 from our prepaid expenses and other current assets for acquisition costs previously paid and include that amount in the purchase price allocation described in note 4 below.
4. To reflect the allocation of purchase price to assets and liabilities as follows: gas gathering and transmission facilities: $193,121,000; accounts receivable: $3,837,000; prepaid expenses and other current assets: $1,237,000; and accounts payable: $(3,770,000).
5.   To eliminate Elk City assets not acquired and liabilities not assumed.
6. To reflect net proceeds from this offering of $91,585,000 after offering costs of $4,900,000, assuming 2,300,000 common units at a price of $41.95 per unit, used to repay $45,000,000 of borrowings under the term loan portion of our new credit facility and $46,585,000 of borrowings under the revolving credit portion of our new credit facility.
7. To reflect our general partner's 2% capital contribution associated with this offering in accordance with the terms of our partnership agreement.
8. To repay the $45,000,000 term loan and $46,585,000 of the revolving credit portion of our new credit facility.
9. To reflect the write-off of deferred financing costs associated with the repayment of the $45,000,000 term loan.
10.  To reclassify affiliated revenues to third-party revenues.
11. To reflect the elimination of the overhead allocated to Elk City by its parent company and its replacement with an overhead allocation to be made by our general partner in accordance with a new allocation agreement.
12. To reflect the elimination of non-cash compensation costs of $6,369,000 related to the vesting of stock options upon change of control and the gain of $89,109,000, in each case, on the sale of Spectrum's assets to us.
13. To reflect the adjustment to depreciation expense for Spectrum for six and one half months and for Elk City for 12 months based upon the cost of the acquired gas gathering and transmission facilities using depreciable lives ranging from 3 to 40 years and using the straight-line method.
14. To reflect the adjustment to depreciation expense for Elk City based upon the cost of the acquired gas gathering and transmission facilities using depreciable lives ranging from 3 to 40 years and using the straight-line method.
15. To reflect the adjustments to interest expense resulting from $249,500,000 of borrowings under our new credit facility bearing interest at LIBOR plus 2.75%, assumed to be 4.29% for the twelve months ended December 31, 2004, and 5.46% for the three months ended March 31, 2005 and from $100,000,000 of borrowings during the twelve months ended December 31, 2004 for the Spectrum acquisition under our credit facility bearing interest at LIBOR plus 3.75%, ranging from 6.75% to 7.5% for the six and one half months ended July 15, 2004.
16. To reflect the adjustment to interest expense resulting from the repayment of the $45,000,000 term loan and $46,585,000 of borrowings under the revolving loan with proceeds from this offering.
17. To reflect the amortization of deferred financing costs related to our new credit facility to finance the Elk City acquisition and, for the twelve months ended December 31, 2004, the amortization of deferred financing costs for six and one half months related to our previous credit facility to finance the Spectrum acquisition.
18. To reflect the elimination of federal and state income taxes following the conversion of Spectrum, which was a C-corporation, to a limited liability company concurrent with its acquisition by us.
19. It is impracticable to determine what cash available for distribution would have been on a pro forma basis. Accordingly, the allocation of net income between the general partner and the limited partners reflects historical incentive distributions.

                                    BUSINESS


GENERAL

   We are a midstream energy services provider engaged in the gathering and processing of natural gas. We are a leading provider of natural gas gathering services in the Appalachian Basin region in the eastern United States and in the Anadarko Basin and Golden Trend area of the mid-continent United States. In addition, we are a leading provider of natural gas processing services in Oklahoma. We own and operate approximately:

     o 1,440 miles of natural gas gathering systems located in eastern Ohio, western New York and western Pennsylvania and

     o 1,400 miles of active natural gas gathering systems located in Oklahoma and northern Texas, together with two processing plants and one treating facility located in Oklahoma.

Both our Appalachian and Mid-Continent operations are located in areas of abundant and long-lived natural gas production and significant new drilling activity. We provide our services to over 5,700 wells and central delivery points giving us significant scale in our service areas. We provide transportation and processing services to the wells connected to our system, primarily under long-term contracts.

   We completed our initial public offering in January 2000 at an initial public offering price of $13.00 per common unit. Since our initial public offering, we have completed four acquisitions, and we have increased our quarterly cash distribution by 67% from $0.45 per unit for our first full quarter ended June 30, 2000, or $1.80 per unit on an annualized basis, to $0.75 per unit for the quarter ended March 31, 2005, or $3.00 on an annualized basis. We intend to continue to grow our business through strategic acquisitions and expansion projects that increase cash flow per unit.

   As a result of the location and capacity of our gathering systems and processing plants, we believe we are strategically positioned to capitalize on the significant increase in drilling activity in our service areas. The attractiveness of these regions is reflected by the growth in our pro forma gathered volumes to 343 MMcf/d for the year ended December 31, 2004, a 20% increase over the prior year, and to 372 MMcf/d for the three months ended March 31, 2005, a 17% increase over the three months ended March 31, 2004. We believe our experienced management team and our disciplined growth strategy will enable us to continue to expand our operations and generate significant cash flow from operations. For the year ended December 31, 2004, we generated pro forma revenue of $294.3 million and pro forma adjusted EBITDA of $46.1 million, and for the three month period ended March 31, 2005, we generated pro forma revenue of $88.0 million and pro forma adjusted EBITDA of $10.3 million. Please see "Summary--Summary Historical Consolidated Financial and Other Data" for a definition of adjusted EBITDA and a reconciliation of adjusted EBITDA to our net income.

   We conduct our business through two regional operating segments: our Appalachian operations and our Mid-Continent operations. Our Appalachian operations consist of our Appalachian gathering systems. Our Mid-Continent operations consist of two distinct gathering and processing systems, the Velma gas gathering and processing system, which we acquired in our acquisition of Spectrum, and the Elk City gas gathering and processing system, which we acquired in our acquisition of Elk City. For the year ended December 31, 2004, on a pro forma basis, our Appalachian operations accounted for 30% of our gross margin, our Velma operations accounted for 43% and our Elk City operations accounted for 27%, and for the three months ended March 31, 2005, on a pro forma basis, Appalachia accounted for 31%, Velma accounted for 43% and Elk City accounted for 26% of our gross margin. Please see "Summary--Summary Historical Consolidated Financial and Other Data" for a definition of gross margin and a reconciliation of pro forma gross margin to our net income.

CONTRACTS AND CUSTOMER RELATIONSHIPS

   Substantially all of the gas we transport in our Appalachian operations is under a percentage of proceeds contract with Atlas America where we calculate our transportation fee as a percentage of the price of the natural gas we transport.

   In our Mid-Continent operations, we have a variety of contractual relationships with our producers, included fixed-fee, percentage of proceeds and keep-whole. Under the percentage of proceeds contracts, we purchase natural gas at the wellhead and sell the plant residue gas and NGLs at market-based prices, remitting to producers a percentage of the proceeds. Under keep-whole contracts, our profitability is dependent upon the spread between the price of natural gas and NGLs. Under the fixed-fee contracts, we provide gathering, compression, treating and dehydration services to our customers for a flat fee. Gross margin from fee-based services depends solely on throughput volume and is not affected by changes in commodity prices. The gross margin associated with each of these contractual arrangements varies from period to period based on a variety of factors, including changing prices of natural gas and NGLs, producers' optionality between contract types (e.g., percent of proceeds and keep-whole), and producers' optionality between transporting gas and selling gas.

   For January through April 2005, approximately 33% of our pro forma gross margin was from fixed-fee arrangements, 63% was from percentage of proceeds and 4% was from keep-whole.

COMPETITIVE STRENGTHS

   Strategically positioned for organic growth. We are a leading provider of natural gas gathering services in the Appalachian and Anadarko Basins and the Golden Trend area and of natural gas processing services in Oklahoma. These regions are characterized by long-lived wells and substantial developed and undeveloped natural gas reserves which we believe will continue to promote significant drilling activity. We provide our gathering and processing services to over 5,700 wells and central delivery points. We expect the breadth of our operations in our service areas, our customer focus and our relationship with Atlas America will allow us to continue to connect new wells and capture new natural gas volumes quickly and cost effectively.

   Experienced management and engineering team. Through our general partner we have significant management and technical expertise. Our senior management team averages over 20 years of experience in the oil and natural gas industry and currently manages 89 public and drilling investment partnerships. Our operational and technical expertise has enabled us to identify assets that have not been fully utilized and to improve their performance upon integration into our operations. The technical team includes degreed pipeline, geological and processing engineers, and environmental, safety, title and rights of way specialists who average 19 years of experience in the construction and operation of pipeline systems. In addition, upon completion of our acquisition of Velma, the senior management team became Atlas America employees and continues to manage the Mid-Continent operations while assisting us in our efforts to grow. The Mid-Continent senior management team averages 20 years of experience in all facets of the midstream natural gas industry.

   Stability from long-term contracts and strong customer relationships. Our Appalachian operation generates substantially all of its volumes under an omnibus agreement with Atlas America whereby Atlas America is required to commit to our gathering system all wells it drills and operates that are within 2,500 feet of the system. Wells under this agreement are committed for the life of their respective leases, typically over 30 years. Our 15 largest Mid-Continent customers, which account for a substantial majority of our throughput, have been adding wells to our systems for an average of approximately eight years.

   Relationship with Atlas America. As a result of our omnibus agreement with Atlas America, we believe that the growth in the number of wells drilled by Atlas America and its affiliates in the Appalachian Basin will serve as an engine for our growth in the region. Since our inception in January 2000 through March 31, 2005, Atlas America has connected 1,192 new wells to our system. In addition, third party producers and acquisitions have added 511 wells. In the year ended December 31, 2004, Atlas America added 335 wells to our system compared to 270 wells in the year ended December 31, 2003, an increase of over 24%.

   Active commodity risk management program. For January through April 2005, approximately 33% of our pro forma gross margin was from fixed-fee service contracts that do not depend on commodity prices, while approximately 63% of our gross margin was under percentage of proceeds contracts and only 4% was under keep-whole contracts. In our Appalachian operations, we are the beneficiary of natural gas gathering agreements with Atlas America under which we receive gathering fees generally equal to a percentage, typically 16%, of the selling price of the natural gas we transport. We are the beneficiary of, and consult with

Atlas America with respect to, the hedging program it has established for its Appalachian natural gas production that mitigates the downside risks of our percentage of proceeds agreement with it. We have an active hedging program to mitigate a portion of the commodity price risk associated with our percentage of proceeds and keep-whole contracts in our Mid-Continent operations. In addition, we are able to mitigate the commodity price risk often associated with keep-whole contracts in our Mid-Continent operations during periods of unfavorable processing margins by bypassing our Elk City processing plant and delivering the natural gas directly into connecting pipelines since the natural gas behind the Elk City Plant does not require processing to meet pipeline quality specifications.

   Attractive characteristics of our assets, system flexibility and customer service. We believe that we have a competitive advantage in our service areas due to the attractive characteristics of our assets, our system flexibility, and our strong emphasis on customer service.

   We have made capital expenditures at our Velma processing plant to improve the efficiency and competitiveness of the facility:

     o We utilize electric-powered compressors rather than the higher-cost natural gas-powered compressors used by many of our competitors which results in higher revenues from lower fuel costs and higher efficiency.

     o We are one of only two processors in our area of operations that can process natural gas with high hydrogen sulfide and carbon dioxide content.

     o We provide our customers with higher NGL recovery rates than many of our competitors in the service area.

Our Velma and Elk City gathering systems provide our customers increased flexibility:

     o Our Velma gathering system provides low pressure service enabling our customers to produce their wells at higher rates and extend the economic lives of their wells.

     o Our Elk City gathering system provides our customers with superior access to natural gas markets through multiple pipeline interconnections.

We believe we provide superior service to our customers as demonstrated by:

     o Our willingness to incur upfront capital expenditures to fund pipeline extensions, well connections and increased compression.

     o Our ability to respond quickly on new well connections to enable our customers to bring their wells on production in an efficient manner.

     o Our flexibility to structure competitive and innovative natural gas purchase, gathering and processing contracts for our customers.

   As a result of our strong asset base and system flexibility, over the last three years only two wells have been withdrawn from our Mid-Continent systems while, over this same period, we have captured over 138 wells from competing systems.

BUSINESS STRATEGY

   Our primary objective is to increase cash flow and achieve sustainable, profitable growth while maintaining a strong credit profile and financial flexibility by executing the following strategies:

   Maximize use of facilities and control our operating costs. We intend to control our operating costs by efficiently managing our existing and acquired businesses and achieving economies of scale. We have additional capacity in our gathering systems and have, or can upgrade at minimal cost, the capacity at our processing and treating facilities. As a result we can readily increase the amount of natural gas we transport and process. A significant portion of our gathering systems, as well as the Velma and Elk City processing plants, have been recently expanded or upgraded.

   Expand operations through strategic acquisitions. Our recent acquisitions have provided geographic diversification and expanded the midstream services we provide. We intend to continue to make accretive acquisitions of midstream energy assets such as natural gas gathering systems and natural gas and NGL transmission, processing and storage facilities. We will seek strategic opportunities in our current areas of operation, as well as other regions of the U.S. with significant natural gas and oil reserves or with growing demand for natural gas and oil. We believe that there will continue to be attractive acquisition opportunities in the midstream sector of the energy industry.

   Expand existing systems through new construction. We continually evaluate opportunities to expand our operations through the construction of pipeline extensions to connect additional wells and access additional reserves. In 2004, our Velma operation completed a 29-mile, large diameter high-pressure trunkline to connect natural gas from a new development northwest of our processing plant, while our Appalachian operations added over 60 miles of newly-constructed pipelines. We believe that our agreements with Atlas America present a favorable source of internal growth and that our competitive position and customer relationships in the Golden Trend area and Anadarko Basin will continue to yield additional expansion opportunities.

   Secure additional long-term, fee-based contracts. We intend to continue to secure long-term, fee-based contracts both in our existing operations and through strategic acquisitions in order to reduce further our exposure to changes in commodity prices.

   Maintain a flexible capital structure. To provide financial flexibility to fund future acquisition and expansion opportunities, we will continue to opportunistically access the capital markets and maintain a conservative financial profile. We intend to continue strengthening our balance sheet by financing growth with a combination of long-term debt and equity. Including our initial public offering in 2000, we have accessed the equity markets four times, raising approximately $135.3 million in net proceeds. Upon the completion of this offering, we also expect to have unused capacity under our revolving credit facility to finance system expansions, acquisitions and working capital needs. Historically, because of our financial flexibility, we have been able to take advantage of opportunities for expansion and optimization as they arise.

THE MIDSTREAM NATURAL GAS GATHERING AND PROCESSING INDUSTRY

   The midstream natural gas gathering and processing industry is characterized by regional competition based on the proximity of gathering systems and processing plants to producing natural gas wells.

   The natural gas gathering process begins with the drilling of wells into natural gas or oil bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission. Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells.

   While natural gas produced in some areas, such as the Appalachian Basin, does not require treatment or processing, natural gas produced in many other areas, such as our Velma service area, is not suitable for long-haul pipeline transportation or commercial use and must be compressed, transported via pipeline to a central processing facility, and then processed to remove the heavier hydrocarbon components such as NGLs and other contaminants that would interfere with pipeline transportation or the end use of the gas. Natural gas processing plants generally treat (remove carbon dioxide and hydrogen sulfide) and remove the NGLs, enabling the treated, "dry" gas (stripped of liquids) to meet pipeline specification for long-haul transport to end users. After being separated from natural gas at the processing plant, the mixed NGL stream, commonly referred to as "y-grade" or "raw mix," is typically transported on pipelines to a centralized facility for fractionation into discrete NGL purity products: ethane, propane, normal butane, isobutane, and natural gasoline.

OUR APPALACHIAN BASIN OPERATIONS

   We own and operate approximately 1,440 miles of intrastate gas gathering systems and own or lease 56 compressors located in eastern Ohio, western New York and western Pennsylvania. Our Appalachian operations serve approximately 4,850 wells with an average throughput of 53.3 MMcf/d and 52.4 MMcf/d of natural gas for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.

Our gathering systems provide a means through which well owners and operators can transport the natural gas produced by their wells to interstate and public utility pipelines for delivery to customers. To a lesser extent, our gathering systems transport natural gas directly to customers. Our gathering systems connect with public utility pipelines operated by Peoples Natural Gas Company, National Fuel Gas Supply, Tennessee Gas Pipeline Company, National Fuel Gas Distribution Company, East Ohio Gas Company, Columbia of Ohio, Consolidated Natural Gas Co., Texas Eastern Pipeline, Columbia Gas Transmission Corp. Equitrans Pipeline Company, Gatherco Incorporated, National Gas Company and Equitable Utilities. Our systems are strategically located in the Appalachian Basin, a region characterized by long-lived, predictable natural gas reserves that are close to major eastern U.S. markets.

Appalachian Basin Overview

   The Appalachian Basin includes the states of Kentucky, Maryland, New York, Ohio, Pennsylvania, Virginia, West Virginia and Tennessee. It is the most mature oil and gas producing region in the United States, having established the first oil production in 1859. In addition, the Appalachian Basin is strategically located near the energy-consuming regions of the mid-Atlantic and northeastern United States which has historically resulted in Appalachian producers selling their natural gas at a premium to the benchmark price for natural gas on the NYMEX.

   According to the Energy Information Administration, a branch of the U.S. Department of Energy, in 2003 there were 22.4 Tcf of natural gas consumed in the United States which represented approximately 22.9% of the total energy used. The Appalachian Basin accounted for approximately 3.3% of total 2003 domestic natural gas production, or 647.9 Bcf. Additionally, in 2003 there were approximately 145,189 gas wells in the Appalachian Basin which represented roughly 36.9% of the total number of gas wells in the United States. Of those wells, Atlas America and its drilling investment partnerships own interests in approximately 5,755 proved developed producing wells, 84% of which Atlas America operated in 2004.

   Furthermore, according to the Natural Gas Annual 2003, an annual report published by the Energy Information Administration, Office of Oil and Gas, the Appalachian Basin holds 10.9 Tcf of economically recoverable gas reserves, representing approximately 5.8% of total domestic reserves as of December 31, 2003. World Oil magazine, in its February 2005 issue, predicted that approximately 5,316 oil and gas wells will be drilled in the Appalachian Basin during 2005, approximately 13.3% of the total number of wells they predict will be drilled in the United States during 2005, and an increase of 8% over the number of Appalachian Basin wells estimated to have been drilled during 2004, compared to an increase of 7.2% in the wells drilled in the United States from 2004 to 2005.

Appalachian Basin Gathering Systems

    We set forth in the following table the volumes of the natural gas we transported, in MMcfs, for the periods indicated:


                                                                                                           YEARS ENDED DECEMBER 31,
                                                                                                          -------------------------
                                                                                                           2004      2003     2002
                                                                                                          ------    ------   ------
New York systems......................................................................................       423       450      494
Ohio systems..........................................................................................     4,685     5,060    5,397
Pennsylvania systems..................................................................................    14,416    13,642   12,492
                                                                                                          ------    ------   ------
                                                                                                          19,524    19,152   18,383
                                                                                                          ======    ======   ======


   The gathering systems are generally constructed with 2, 4, 6, 8 and 12 inch cathodically protected and wrapped steel pipe and are generally buried 36 inches below the ground. Pipelines constructed in this manner typically are expected to last at least 50 years from the date of construction. For the years ended December 31, 2004, 2003 and 2002, the cost of operating the gathering systems, excluding depreciation, was approximately $2.3 million, $2.4 million and $2.1 million, respectively. We do not believe that there are any significant geographic limitations upon our ability to expand in the areas served by our Appalachian Basin gathering systems.

Natural Gas Supply

   Substantially all of the natural gas we transport in the Appalachian Basin is derived from wells operated by Atlas America, the leading sponsor of natural gas drilling investment partnerships in the Appalachian Basin. Atlas America is the corporate parent of our general partner and, through it, has a 2% general partner and will have a 16.9% limited partner interest in us after this offering. We are party to an omnibus agreement with Atlas America which is intended to maximize the use and expansion of our gathering systems and the amount of natural gas which we transport in the region. Among other things, the omnibus agreement requires Atlas America to connect to our gathering systems wells it operates that are located within 2,500 feet. Atlas America can require us to extend our lines to connect an Atlas America-operated well located more than 2,500 feet from our gathering system if it extends a flow line to within 1,000 feet; for other Atlas America-operated wells located more than 2,500 feet from our gathering systems, we have a right to extend our lines. We are also party to natural gas gathering agreements with Atlas America under which we receive gathering fees generally equal to a percentage, typically 16%, of the selling price of the natural gas we transport. During the five years ended December 31, 2004, we connected 1,616 new wells to our Appalachian gathering system, 433 of which were added through acquisitions of other gathering systems. Based on Atlas America's announced drilling program, we expect that we will connect more than 500 Atlas America-operated wells to our gathering systems in 2005. Our ability to increase the flow of natural gas through our gathering systems and to offset the natural decline of the production already connected to our gathering systems will be determined primarily by the number of wells drilled by Atlas America and connected to our gathering systems and by our ability to acquire additional gathering assets.

Natural Gas Revenues

   Our Appalachian Basin revenues are determined primarily by the amount of natural gas flowing through our gathering systems and the price received for this natural gas. We have an agreement with Atlas America under which it pays us gathering fees generally equal to a percentage, typically 16%, of the gross or weighted average sales price of the natural gas we transport subject, in most cases, to minimum prices of $0.35 or $0.40 per Mcf. During the year ended December 31, 2004 and the three months ended March 31, 2005, we received gathering fees averaging $0.96 per Mcf and $1.03 per Mcf, respectively, while during the years ended December 31, 2003 and 2002, our average gathering fees were $0.82 and $0.58 per Mcf, respectively. We charge other operators fees negotiated at the time we connect their wells to our gathering systems or, in a pipeline acquisition, that were established by the entity from which we acquired the pipeline.

   Because we do not buy or sell gas in connection with our Appalachian operations, we do not engage in hedging. Atlas America maintains a hedging program. Since we receive transportation fees from Atlas America generally based on the selling price received by Atlas America, these physical hedges mitigate the risk of our percentage of proceeds arrangements.

OUR MID-CONTINENT OPERATIONS

   We own and operate approximately 2,200 miles of intrastate natural gas gathering systems, including approximately 800 miles of inactive pipeline, and own or lease 59 compressors located in Oklahoma and northern Texas, and two processing plants and one treating facility in Oklahoma. Our Mid-Continent operations were formed through our acquisition of the Velma operations in July 2004 and expanded through our Elk City acquisition in April 2005. Our gathering and processing assets service long-lived natural gas basins that continue to experience an increase in drilling activity, including the Anadarko Basin and the Golden Trend area of Oklahoma. Our systems gather natural gas from oil and natural gas wells and process the raw natural gas into merchantable, or residue gas, by extracting NGLs and removing impurities. In the aggregate, our Mid-Continent gathering systems have approximately 880 receipt points, consisting primarily of individual connections and, secondarily, of central delivery points which are linked to multiple wells. Our gathering systems currently connect with interstate and intrastate pipelines operated by ONEOK Gas Transportation, LLC, Southern Star Central Gas Pipeline, Inc., Panhandle Eastern Pipe Line Company, LP, Northern Natural Gas Company, CenterPoint Energy, Inc., ANR Pipeline Company and Natural Gas Pipeline Company of America.

Mid-Continent Overview

   The heart of the Mid-Continent region is generally defined as running from Kansas through Oklahoma, branching into North and West Texas, southeast New Mexico as well as western Arkansas. The primary producing areas in the region include the Hugoton field in southwest Kansas, the Anadarko basin in western Oklahoma, the Permian basin in West Texas and the Arkoma basin in western Arkansas and eastern Oklahoma.

   Oklahoma accounted for approximately 7.8% of total 2003 domestic natural gas production, or 1.6 Tcf. From 2000 to 2003, Oklahoma reserves, which were 15.4 Tcf at December 31, 2003, grew at an annual compound growth rate of 4.0%, significantly higher than total domestic reserves which grew at a rate of 2.1%. From 2000 to 2004, natural gas production in Oklahoma grew at a compound annual rate of 1.2% while domestic natural gas production as a whole decreased at a compound annual rate of (.6%).

   The number of active drilling rigs serving Oklahoma has increased significantly over the last three years. In 2004, the number of active rigs drilling in Oklahoma averaged 159 or a 75% increase over 2002. The areas served by our Velma and Elk City assets have also experienced an increase in oil and natural gas development as evidenced by a growth in well completions in the counties that the Elk City System and Velma System serve. In 2004, well completions in Carter, Garvin, Grady, Stephens, Beckham and Washita counties totaled 430, a 16% increase compared to 2002.

Processing Plants

   Velma. The Velma processing plant, located in Stephens County, Oklahoma, is a single-train twin-expander cryogenic facility with a natural gas inlet capacity of approximately 100 MMcf/d. The Velma plant is one of only two facilities in the area that is capable of treating both high-content hydrogen sulfide and carbon dioxide gas. We sell natural gas to purchasers at the tailgate of the Velma plant and sell NGL production to Koch. The plant processed an average of 63 MMcf/d for the three months ended March 31, 2005, a 42% increase over the three months ended March 31, 2004. Our Velma operations gather and process natural gas for approximately 155 producers.

   Enville. Our Enville, Oklahoma gas plant is currently inactive and is used as a field compression booster station.

   Elk City. The Elk City processing plant, located in Beckham County, Oklahoma, is a twin-train cryogenic natural gas processing plant with a total capacity of approximately 130 MMcf/d. We sell natural gas to purchasers at the tailgate of our Elk City processing plant and sell NGL production to Koch. The plant processed an average of 119 MMcf/d for the three months ended
February 28, 2005, a 4% decrease over the three months ended February 29, 2004. The Prentiss treating facility, also located in Beckham County, is an amine treating facility with a total capacity of approximately 200 MMcf/d. The Prentiss facility treated and blended an average of 126 MMcf/d for the three months ended February 28, 2005, a 46% increase over the three months ended February 29, 2004. Our Elk City operations gather and process gas for approximately 135 producers. We recently began work on four new gathering and compression projects which will increase gathered volumes and, we believe, have a significant positive effect on our earnings.

Mid-Continent Gathering Systems

   Velma. The Velma gathering system is located in Southern Oklahoma and North Texas, principally in the Golden Trend area. As of March 31, 2005, the gathering system had approximately 1,100 miles of active pipeline with approximately 580 receipt points consisting primarily of individual connections and, secondarily, of central delivery points which are linked to multiple wells. The system includes approximately 800 miles of inactive pipeline, much of which can be returned to active status as local drilling activity warrants. Gathered volumes averaged 65 MMcf/d for the three months ended March 31, 2005, a 35% increase over the three months ended March 31, 2004. The following table shows the average daily volumes of natural gas gathered by the Velma system, in MMcfs, for the periods indicated:


          Year ended December 31, 2004 ............................................   54.3
          Year ended December 31, 2003 ............................................   47.1
          Year ended December 31, 2002 ............................................   47.6


   Elk City. The Elk City gathering system includes approximately 300 miles of natural gas pipelines located in the Anadarko Basin in western Oklahoma. The Elk City gathering system connects to over 300 receipt points, with a majority of the western end of the system located in close proximity to areas of high drilling activity. Gathered volumes averaged 255 MMcf/d for the three months ended February 28, 2005, a 17% increase over the three months ended
February 29, 2004. The following table shows the average daily volumes of natural gas gathered by the Elk City system, in MMcfs, for the periods indicated:

          Twelve months ended November 30, 2004 ....................................   235
          Twelve months ended November 30, 2003 ....................................   187
          Twelve months ended November 30, 2002 ....................................   139


Natural Gas Supply

   We have gas purchase, gathering and processing contracts with approximately 250 producers in connection with our Mid-Continent operations under fixed-fee, percentage of proceeds or keep-whole arrangements. In addition, most of the contracts include compression fees, treating fees, and/or low volume fees, which we are entitled to charge in instances where a producer's deliveries do not meet a pre-determined level. Producers provide, in-kind, their proportionate share of the fuel required to gather the gas and operate the Velma and Elk City processing plants. In addition, the producers bear their proportionate share of all other plant shrinkage and gathering system line loss.

   We have enjoyed long-term relationships with the majority of our Mid-Continent producers. On the Velma system, where we have producer relationships going back over 20 years, our top four producers, which accounted for approximately 60% of our Velma volumes for the year ended December 31, 2004, have recently executed renegotiated contracts with primary terms running into 2009 and 2010. On our Elk City system, where we also have some 20 year relationships, the top four producers, which accounted for 74% of our Elk City volumes for the year ended December 31, 2004, have long-term contracts with primary terms expiring in 2006 and 2009. Most of our Velma producers have year-to-year evergreen term extensions in their contracts while the Elk City producers have month-to-month evergreen language in their contracts.

Natural Gas and NGL Marketing

   We sell natural gas to purchasers at the tailgate of both the Velma and Elk City plants. During the year ended December 31, 2004, in our Velma operations, ONEOK Energy Marketing and Trading accounted for 31% of our residue natural gas sales and Tenaska Marketing Ventures accounted for 12% of such sales. We currently sell the majority of our residue natural gas at the average of ONEOK Gas Transportation, LLC and Southern Star Central Gas Pipeline first-of-month indices as published in Inside FERC. The Velma plant has access to ONEOK Gas Transportation, an intrastate pipeline, and Southern Star Central Gas Pipeline, an interstate pipeline. In our Elk City operations, we sell substantially all of our residue gas to ETC Marketing, Ltd. at first-of-month index pricing. In April 2005, we began selling 10,000 MMbtu/d to Seminole Energy Services under a seasonal April to October arrangement. The Elk City plant has access to five major interstate and intrastate downstream pipelines:
Natural Gas Pipeline of America, Panhandle Eastern Pipe Line Co., CenterPoint Energy Gas Transmission Company, Northern Natural Gas Company and Enogex, Inc.

   We sell our NGL production to Koch under two separate agreements. Under the Velma agreement, we have the right to elect on a monthly basis until January 31, 2006 whether the NGLs are sold into the Mont Belvieu or Conway markets. After that, NGLs will be sold on a 50% Mont Belvieu/50% Conway combined price. NGLs are priced at the average monthly Oil Price Information Service, or OPIS, price for the selected market. The Velma agreement has an initial term expiring February 1, 2011. NGL production from our Elk City plant is also sold to Koch based on Conway OPIS postings. The Elk City agreement has an initial term expiring October 1, 2008.

   Condensate is collected at the Velma gas plant and around the Velma gathering system and sold for our account to SemGroup, L.P. and EnerWest Trading.

Natural Gas and NGL Hedging

   Our Mid-Continent operations are exposed to certain commodity price risks. These risks result from either (a) taking title to natural gas and NGLs (including condensate) or (b) being obligated to purchase natural gas to satisfy contractual obligations with certain producers. We mitigate a portion of these risks through a comprehensive risk management program which employs a variety of hedging tools. The resulting combination of the underlying physical business and the financial risk management program is a conversion from a physical environment that consists of floating prices to a risk-managed environment that is characterized by fixed prices.

   We (a) purchase natural gas and subsequently sell processed natural gas and the resulting NGLs, or (b) purchase natural gas and subsequently sell the unprocessed gas, or (c) transport and/or process the natural gas for a fee without taking title to the commodities. Scenario (b) exposes us to a generally neutral price risk (long sales approximate short purchases) while scenario (c) does not expose us to any price risk; in both scenarios, risk management is not required.

   We are exposed to commodity price risks when natural gas is purchased for processing. The amount and character of this price risk is a function of our contractual relationships with natural gas producers, or, alternatively, a function of cost of sales. We are therefore exposed to price risk at a gross profit level rather than revenue level. These cost-of-sales or contractual relationships are generally of two types:

     o Percentage of proceeds: require us to pay a percentage of revenue to the producer. This results in us being net long physical natural gas and NGLs.

     o Keep-whole: require us to deliver the same quantity of natural gas at the delivery point as we received at the receipt point; any resulting NGLs produced belong to us. This results in our being long physical NGLs and short physical natural gas.

   We hedge a portion of these risks by using fixed-for-floating swaps, which result in a fixed price, or by utilizing the purchase or sale of options, which result in a range of fixed prices. A summary of these business scenarios/contractual relationships and the corresponding risk management, if any, is illustrated in the following table:


                                       PHYSICAL             FINANCIAL               FINANCIAL                     NET
                                       FLOATING        +    FLOATING            +   FIXED                  =      POSITION
   ---------------------------------------------------------------------------------------------------------------------------------
         POP (NATURAL GAS)               LONG          (GREATER     (LESS             LONG                        FIXED LONG
P                                                        THAN) SHORT THAN)
R  ---------------------------------------------------------------------------------------------------------------------------------
O        POP (NGL)                       LONG          (GREATER     (LESS             LONG                        FIXED LONG
C                                                        THAN) SHORT THAN)
E  ---------------------------------------------------------------------------------------------------------------------------------
S        KEEP-WHOLE (NATURAL GAS)  (GREATER     (LESS          LONG            (GREATER     (LESS         FIXED (GREATER     (LESS
S                                    THAN) SHORT THAN)                           THAN) SHORT THAN)                THAN) SHORT THAN)
I  ---------------------------------------------------------------------------------------------------------------------------------
N        KEEP-WHOLE (NGL)                LONG                  SHORT                  LONG                        FIXED LONG
G  ---------------------------------------------------------------------------------------------------------------------------------
         MERCHANT (BUY-SELL)            NEUTRAL                 N/A                    N/A                          NEUTRAL
        ----------------------------------------------------------------------------------------------------------------------------
         TRANSPORT (FEE)                  N/A                   N/A                    N/A                            N/A
        ----------------------------------------------------------------------------------------------------------------------------

   We recognize gains and losses from the settlement of our hedges in revenue when we sell the associated physical residue natural gas or NGLs. Any gain or loss realized as a result of hedging is substantially offset in the market when we sell the physical residue natural gas or NGLs. All of our hedges are characterized as cash flow hedges as defined in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Accounting." We determine gains or losses on open and closed hedging transactions as the difference between the hedge price and the physical price. This mark-to-market methodology uses daily closing NYMEX prices when applicable and an internally-generated algorithm for hedged commodities that are not traded on a market. To insure that these financial instruments will be used solely for hedging price risks and not for speculative purposes, we have established a hedging committee to review our hedges for compliance with our hedging policies and procedures. In addition, we do not enter into a hedge where we cannot offset the hedge with physical residue natural gas or NGL sales.

   As of May 10, 2005, we had the following natural gas, plant reduction, NGL and crude oil volumes hedged.

NATURAL GAS FIXED - PRICE SWAPS


                          PRODUCTION PERIOD
                           ENDED DECEMBER 31,                             VOLUMES     AVERAGE FIXED PRICE   FAIR VALUE LIABILITY(1)
                           ------------------                             (MMbtu)         (PER MMbtu)            (IN THOUSANDS)
                                                                         ---------    -------------------   -----------------------
                                 2005                                      840,000           $6.24                   $ (693)
                                 2006                                    1,200,000           $6.98                     (314)
                                 2007                                      720,000           $7.10                      165
                                                                                                                     ------
                                                                                                                     $(842)
                                                                                                                     ======

NATURAL GAS BASIS SWAPS


                          PRODUCTION PERIOD
                           ENDED DECEMBER 31,                             VOLUMES     AVERAGE FIXED PRICE   FAIR VALUE LIABILITY(2)
                           ------------------                             (MMbtu)         (PER MMbtu)            (IN THOUSANDS)
                                                                         ---------    -------------------   -----------------------
                                 2005                                      770,000          $(0.50)                   $ (5)
                                 2006                                    1,200,000          $(0.55)                    (69)
                                 2007                                      720,000          $(0.52)                    (18)
                                                                                                                      ----
                                                                                                                      $(92)
                                                                                                                      ====


PLANT VOLUME REDUCTION FIXED - PRICE SWAPS


                          PRODUCTION PERIOD
                          ENDED DECEMBER 31,                              VOLUMES     AVERAGE FIXED PRICE   FAIR VALUE LIABILITY(1)
                          ------------------                              (MMbtu)         (PER MMbtu)            (IN THOUSANDS)
                                                                        ----------    -------------------   -----------------------
                                2005                                      (900,000)          $7.15                    $(14)
                                2006                                    (1,800,000)          $7.26                     (21)
                                                                                                                      ----
                                                                                                                      $(35)
                                                                                                                      ====


PLANT VOLUME REDUCTION BASIS SWAPS


                          PRODUCTION PERIOD
                          ENDED DECEMBER 31,                              VOLUMES     AVERAGE FIXED PRICE   FAIR VALUE LIABILITY(2)
                          ------------------                              (MMbtu)         (PER MMbtu)            (IN THOUSANDS)
                                                                        ----------    -------------------   -----------------------
                                2005                                      (900,000)         $(0.46)                  $ (31)
                                2006                                    (1,800,000)         $(0.50)                      2
                                                                                                                     -----
                                                                                                                     $(29)
                                                                                                                     =====

NATURAL GAS LIQUIDS FIXED - PRICE SWAPS


                          PRODUCTION PERIOD
                          ENDED DECEMBER 31,                              VOLUMES     AVERAGE FIXED PRICE   FAIR VALUE LIABILITY(2)
                          ------------------                             (GALLONS)       (PER GALLON)            (IN THOUSANDS)
                                                                        ----------    -------------------   -----------------------
                                2005                                    22,256,000           $0.65                  $ (1,536)
                                2006                                    35,784,000           $0.67                    (1,677)
                                2007                                     9,072,000           $0.69                      (177)
                                                                                                                    --------
                                                                                                                    $(3,390)
                                                                                                                    ========

CRUDE OIL FIXED - PRICE SWAPS


                   PRODUCTION PERIOD
                   ENDED DECEMBER 31,                                      VOLUMES    AVERAGE FIXED PRICE   FAIR VALUE LIABILITY(2)
                   ------------------                                       (Bbl)          (PER Bbl)             (IN THOUSANDS)
                                                                           -------    -------------------   -----------------------
                          2005                                              13,500          $57.00                   $  42
                          2006                                              63,600          $48.61                    (276)
                          2007                                              30,000          $52.78                      56
                                                                                                                     -----
                                                                                                                     $(178)
                                                                                                                     =====


CRUDE OIL OPTIONS


                   PRODUCTION PERIOD
                   ENDED DECEMBER 31,                                      VOLUMES    AVERAGE FIXED PRICE   FAIR VALUE LIABILITY(1)
                   ------------------                      OPTION TYPE      (Bbl)          (PER Bbl)             (IN THOUSANDS)
                                                         --------------    -------    -------------------   -----------------------
                         2005                            Puts purchased     40,000          $30.00                  $     --
                         2005                            Calls sold         40,000          $34.25                      (777)
                                                                                                                    --------
                                                                                                                    $   (777)
                                                                                                                    ========
                                                                                      Total liability               $(5,342)
                                                                                                                    ========

---------------
(1) Fair value based on forward NYMEX natural gas and light crude prices, as applicable.

(2) Fair value based on our internal model which forecasts forward natural gas liquid prices as a function of forward NYMEX natural gas and light crude prices.

RECENT ACQUISITIONS

   Acquisition of Elk City. In April 2005, we acquired our Elk City operations for approximately $194.4 million, including transaction costs. The purchase price is subject to post-closing adjustment based, among other things, on gas imbalances, certain prepaid costs and expenses and capital expenditures, and title defects, if any.

   We financed the Elk City acquisition, including approximately $2.8 million of transaction costs, by borrowing $45.0 million of the term loan portion and $204.5 million of the revolving loan portion of our current $270.0 million senior secured term loan and revolving credit facility administered by Wachovia Bank, National Association. We describe this credit facility in "-- Credit Facility."

   Acquisition of Velma. In July 2004, we acquired our Velma operations, which we describe in "-- Our Mid-Continent Operations." The purchase price was $142.4 million, including transaction costs and taxes due as a result of the transaction.

   We financed the Velma acquisition, including approximately $4.2 million of transaction costs, as follows:

     o borrowing $100 million under the term loan portion of our then $135 million senior secured term loan and revolving credit facility administered by Wachovia Bank, National Association;

     o using the $20 million of net proceeds received from the sale to Resource America and Atlas America of preferred units in our operating subsidiary; and

     o using $22.4 million of the net proceeds from our April 2004 common unit offering.

   We subsequently used a portion of the net proceeds of our July 2004 offering to repay $40 million of the credit facility borrowings and to repurchase for $20.4 million the preferred units issued to Resource America and Atlas
America.

CREDIT FACILITY

   Concurrently with the completion of the Elk City acquisition, in April 2005, we entered into a $270 million senior secured term loan and revolving credit facility administered by Wachovia Bank that replaced our $135 million facility. The facility includes a $225 million five-year revolving line of credit and a $45 million five-year term loan. Up to $10 million of the facility may be used for standby letters of credit. We borrowed $204.5 million under the revolving loan facility and $45 million under the term loan facility to fund the acquisition of our Elk City operations. We intend to use the proceeds of this offering to repay the term loan and pay approximately $46.6 million of the revolving credit loan. Borrowings under the facility are secured by a lien on and security interest in all of our property and that of our subsidiaries and by a guaranty of each of our subsidiaries.

   The credit facility bears interest at one of two rates, elected at our option:

     o  the base rate plus the applicable margin; or

     o  the adjusted LIBOR plus the applicable margin.

   The base rate for any day equals the higher of the federal funds rate plus 1/2 of 1% or the Wachovia Bank prime rate. The applicable margin for the revolving line of credit is as follows:

     o where our funded debt ratio, that is, the ratio of our debt to our earnings before interest, taxes, depreciation and amortization, or EBITDA, is less than or equal to 2.5, the applicable margin is 0.50% for base rate loans and 1.50% for LIBOR loans;

     o where our funded debt ratio is greater than 2.5 but less than or equal to 3.0, the applicable margin is 0.75% for base rate loans and 1.75% for LIBOR loans;

     o where our funded debt ratio is greater than 3.0 but less than or equal to 3.5, the applicable margin is 1.00% for base rate loans and 2.00% for LIBOR loans;

     o where our funded debt ratio is greater than 3.5 but less than or equal to 4.0, the applicable margin will be 1.25% for base rate loans and 2.25% for LIBOR loans;

     o where our funded debt ratio is greater than 4.0 but less than or equal to 4.5, the applicable margin will be 1.5% for base rate loans and 2.5% for LIBOR loans; and

     o where our funded debt ratio is greater than 4.5, the applicable margin will be 1.75% for base rate loans and 2.75% for LIBOR loans.

The applicable margin is reduced by 0.5% if the ratio of our senior secured debt to EBITDA is less than 1.5.

   The credit facility requires us to maintain a ratio of senior secured debt to EBITDA of not more than 5.5 to 1.0, reducing to 4.5 to 1.0 on September 30, 2005 and 3.5 to 1.0 on March 31, 2006; a funded debt to EBITDA ratio of not more than 5.5 to 1.0, reducing to 4.5 to 1.0 on September 30, 2005; and an interest coverage ratio of not less than 3.0 to 1.0. In addition, we will be required to prepay amounts outstanding under the revolving loan with the net proceeds of any asset sales or issuances of debt to the extent our ratio of senior secured debt to EBITDA exceeds 3.5 to 1.0. The credit facility defines EBITDA to include pro forma adjustments, acceptable to Wachovia Bank as administrator of the facility, following material acquisitions. This calculation differs materially from the calculation set forth in "Summary--Summary Historical Consolidated Financial and Other Data."

   The credit agreement contains covenants customary for loans of this size, including restrictions on incurring additional debt and making material acquisitions, and a prohibition on paying distributions to our unitholders if an event of default occurs. We are permitted to have up to $250 million of senior unsecured debt and up to $500,000 in other debt. The events which constitute an event of default are also customary for loans of this size, including payment defaults, breaches of our representations or covenants contained in the credit agreement, adverse judgments against us in excess of a specified amount, and a change of control of our general partner.

OUR RELATIONSHIP WITH ATLAS AMERICA

   We began our operations in January 2000 by acquiring the gathering systems of Atlas America. Atlas America will own a 16.9% limited partner interest and a 2% general partner interest in us after this offering through its ownership of our general partner, Atlas Pipeline Partners GP. Atlas America and its affiliates sponsor limited and general partnerships to raise funds from investors to explore for, develop and produce natural gas and, to a lesser extent, oil from locations in eastern Ohio, western New York and western Pennsylvania. Our gathering systems are connected to approximately 4,300 wells developed and operated by Atlas America in the Appalachian Basin. Through agreements between us and Atlas America, we gather substantially all of the natural gas for our Appalachian Basin operations from wells operated by Atlas America.

Omnibus Agreement

   Under the omnibus agreement, Atlas America and its affiliates agreed to add wells to the gathering systems and provide consulting services when we construct new gathering systems or extend existing systems. The omnibus agreement also imposes conditions upon our general partner's disposition of its general partner interest in us. The omnibus agreement is a continuing obligation, having no specified term or provisions regarding termination except for a provision terminating the agreement if our general partner is removed as general partner without cause.

   Well Connections. Under the omnibus agreement, with respect to any well Atlas America drills and operates for itself or an affiliate, or Atlas America Well, that is within 2,500 feet of one of our gathering systems, Atlas America must, at its sole cost and expense, construct small diameter (two inches or less) sales or flow lines from the wellhead of any such well to a point of connection to the gathering system. Where an Atlas America Well is located more than 2,500 feet from one of our gathering systems, but Atlas America has extended the flow line from the well to within 1,000 feet of the gathering system, Atlas America has the right to require us, at our cost and expense, to extend our gathering system to connect to that well. With respect to other Atlas America Wells that are more than 2,500 feet from our gathering systems, we have the right, at our cost and expense, to extend our gathering system to within 2,500 feet of the well and to require Atlas America, at its cost and expense, to construct up to 2,500 feet of flow line to connect to the gathering system extension. If we elect not to exercise our right to extend our gathering systems, Atlas America may connect an Atlas America Well to a natural gas gathering system owned by someone other than us or one of our subsidiaries or to any other delivery point; however, we will have the right to assume the cost of construction of the necessary flow lines, which then become our property and part of our gathering systems.

   Consulting Services. The omnibus agreement requires Atlas America to assist us in identifying existing gathering systems for possible acquisition and to provide consulting services to us in evaluating and making a bid for these systems. Atlas America must give us notice of identification by it or any of its affiliates of any gathering system as a potential acquisition candidate, and must provide us with information about the gathering system, its seller and the proposed sales price, as well as any other information or analyses compiled by Atlas America with respect to the gathering system. We will have 30 days to determine whether we want to acquire the identified system and advise Atlas America of our intent. If we intend to acquire the system, we have an additional 60 days to complete the acquisition. If we do not complete the acquisition, or advise Atlas America that we do not intend to acquire the system, then Atlas America may do so.

   Gathering System Construction. The omnibus agreement requires Atlas America to provide us with construction management services if we determine to expand one or more of our gathering systems. We must reimburse Atlas America for its costs, including an allocable portion of employee salaries, in connection with its construction management services.

   Disposition of Interest in Our General Partner. Direct and indirect wholly-owned subsidiaries of Atlas America act as the general partners, operators or managers of the drilling investment partnerships sponsored by Atlas America. Our general partner is a subsidiary of Atlas America. Under the omnibus agreement, those subsidiaries, including our general partner, that currently act as the general partners, operators or managers of partnerships sponsored by Atlas America must also act as the general partners, operators or managers for all new drilling investment partnerships sponsored by Atlas America. Atlas America and its affiliates may not divest their ownership of one entity without divesting their ownership of the other entities to the same acquirer. For these purposes, divestiture means a sale of all or substantially all of the assets of an entity, the disposition of more than 50% of the capital stock or equity interest of an entity, or a merger or consolidation

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that results in Atlas America and its affiliates, on a combined basis, owning, directly or indirectly, less than 50% of the entity's capital stock or equity interest.

Natural Gas Gathering Agreements

   Under the master natural gas gathering agreement, we receive a fee from Atlas America for gathering natural gas, determined as follows:

     o for natural gas from well interests allocable to Atlas America or its affiliates (excluding general or limited partnerships sponsored by them) that were connected to our gathering systems at February 2, 2000, the greater of $0.40 per Mcf or 16% of the gross sales price of the natural gas transported;

     o for (i) natural gas from well interests allocable to general and limited partnerships sponsored by Atlas America that drill wells on or after December 1, 1999 that are connected to our gathering systems
        (ii) natural gas from well interests allocable to Atlas America or its affiliates (excluding general or limited partnerships sponsored by them) that are connected to our gathering systems after February 2, 2000, and (iii) well interests allocable to third parties in wells connected to our gathering systems at February 2, 2000, the greater of $0.35 per Mcf or 16% of the gross sales price of the natural gas transported; and

     o for natural gas from well interests operated by Atlas America and drilled after December 1, 1999 that are connected to a gathering system that is not owned by us and for which we assume the cost of constructing the connection to that gathering system, an amount equal to the greater of $0.35 per Mcf or 16% of the gross sales price of the natural gas transported, less the gathering fee charged by the other gathering system.

   Atlas America receives gathering fees from contracts or other arrangements with third party owners of well interests connected to our gathering systems. However, Atlas America must pay gathering fees owed to us from its own resources regardless of whether it receives payment under those contracts or arrangements.

   The master natural gas gathering agreement is a continuing obligation and, accordingly, has no specified term or provisions regarding termination. However, if our general partner is removed as our general partner without cause, then no gathering fees will be due under the agreement with respect to new wells drilled by Atlas America.

   In addition to the master natural gas gathering agreement, we have three other gas gathering agreements with subsidiaries of Atlas America. Under two of these agreements, relating to wells located in southeastern Ohio which Atlas America acquired from Kingston Oil Corporation and wells located in Fayette County, Pennsylvania which Atlas America acquired from American Refining and Exploration Company, we receive a fee of $0.80 per Mcf. Under the third agreement, which covers wells owned by third parties unrelated to Atlas America or the investment partnerships it sponsors, we receive fees that range between $0.20 to $0.29 per Mcf or between 10% to 16% of the weighted average sales price for the natural gas we transport.

COMPETITION

   We have encountered competition in acquiring midstream assets owned by third parties. In several instances we submitted bids in auction situations and in direct negotiations for the acquisition of such assets and were either outbid by others or were unwilling to meet the sellers' expectations. In the future, we expect to encounter equal if not greater competition for midstream assets because, as natural gas prices increase, the economic attractiveness of owning such assets increases.

   Appalachian Basin. Our Appalachian Basin operations do not encounter direct competition in their service areas since Atlas America controls the majority of the drillable acreage in each area. However, because our Appalachian Basin operations principally serve wells drilled by Atlas America, we are affected by competitive factors affecting Atlas America's ability to obtain properties and drill wells, which affects our ability to expand our gathering systems and to maintain or increase the volume of natural gas we transport and, thus, our transportation revenues. Atlas America also may encounter competition in obtaining drilling services from third-party providers. Any competition it encounters could delay Atlas America in drilling wells

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
for its sponsored partnerships, and thus delay the connection of wells to our gathering systems. These delays would reduce the volume of gas we otherwise would have transported, thus reducing our potential transportation revenues.

   As our omnibus agreement with Atlas America generally requires it to connect wells it operates to our system, we do not expect any direct competition in connecting wells drilled and operated by Atlas America in the future. In addition, we occasionally connect wells operated by third parties. During 2004 and the first quarter of 2005, we did not connect any such wells.

   Mid-Continent. In our Mid-Continent service area, we compete for the acquisition of well connections with several other gathering/servicing operations. These operations include plants operated by Duke Energy Field Services, ONEOK Field Services, Enbridge and Enogex. We believe that the principal factors upon which competition for new well connections is based are:

     o the price received by an operator for its production after deduction of allocable charges, principally the use of the natural gas to operate compressors; and

     o  responsiveness to a well operator's needs.

   We believe that our electric compressors operate more efficiently than the gas-operated compressors used by our competitors. As a result, we believe that we can operate as or more cost-effectively than our competitors. We also believe that our relationships with operators connected to our system are good and that we present an attractive alternative for producers. During the past three years, only two wells have been withdrawn from our Mid-Continent systems, while, over the same period, we have taken over 138 wells from our competitors to these systems. However, if we cannot compete successfully, we may be unable to obtain new well connections and, possibly, could lose wells already connected to our systems.

REGULATION

   Federal Regulation. Under the Natural Gas Act, the Federal Energy Regulatory Commission regulates various aspects of the operations of any "natural gas company," including the transportation of natural gas, rates and charges, construction of new facilities, extension or abandonment of services and facilities, the acquisition and disposition of facilities, reporting requirements, and similar matters. However, the Natural Gas Act definition of a "natural gas company" requires that the company be engaged in the transportation of natural gas in interstate commerce, or the sale in interstate commerce of natural gas for resale. Since we believe that each of our individual gathering systems perform primarily gathering functions, we believe that we are not subject to regulation under the Natural Gas Act. If we were determined to be a natural gas company, our operations would become regulated under the Natural Gas Act. We believe the expenses associated with seeking certificates of authority for construction, service and abandonment, establishing rates and a tariff for our gas gathering activities, and meeting the detailed regulatory accounting and reporting requirements under the Natural Gas Act would substantially increase our operating costs and would adversely affect our profitability, thereby reducing our ability to make distributions to unitholders.

   State Regulation. Our operations are subject to regulation by the Public Utility Commission of Ohio, the New York Public Service Commission and the Pennsylvania Public Utilities Commission. Our Mid-Continent operations are subject to regulation by the Oklahoma Corporation Commission and the Texas Railroad Commission.

   In Ohio, a producer or gatherer of natural gas may file an application seeking exemption from regulation as a public utility. We have been granted an exemption by the Public Utility Commission of Ohio for our Ohio facilities. The New York Public Service Commission imposes traditional public utility regulation on the transportation of natural gas by companies subject to its regulation. This regulation includes rates, services and siting authority for the construction of certain facilities. Our gas gathering operations currently are not subject to regulation by the New York Public Service Commission. Our operations in Pennsylvania currently are not subject to the Pennsylvania Public Utility Commission's regulatory authority since they do not provide service to the public generally and, accordingly, do not constitute the operation of a public utility. In the event the New York and Pennsylvania authorities seek to regulate our operations, we believe that our

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
operating costs could increase and our transportation fees could be adversely affected, thereby reducing our net revenues and ability to make distributions to unitholders.

   Our Mid-Continent operations are subject to regulation by the Oklahoma Corporation Commission and the Texas Railroad Commission. The state of Oklahoma has adopted a complaint-based statute that allows the Oklahoma Corporation Commission to remedy discriminatory rates for providing gathering service where the parties are unable to agree. In a similar way, the Texas Railroad Commission sponsors a complaint procedure for resolving grievances about natural gas gathering access and rate discrimination. No such complaint has been made against our Mid-Continent operations to date in either Oklahoma or Texas.

   Environmental and Safety Regulation. Under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, or RCRA, the Clean Air Act, the Clean Water Act and other federal and state laws relating to discharges of materials into the environment or otherwise protective of the environment, owners and operators of natural gas pipelines and associated storage and processing facilities can be liable, sometimes on a strict, joint and several basis, for fines, penalties investigatory and remedial costs, and compliance costs including capital expenditures with respect to pollution caused by the pipelines and associated facilities. Moreover, the owners' and operators' liability can extend to pollution costs that arose from activities or incidents that occurred prior to such owners' or operators' acquisition of the pipelines and associated facilities, even in circumstances where the current owner or operator did not cause or contribute to the pollution.

   We own, lease or operate properties that in the past have been subject to pipeline gathering and/or oil and gas processing activities. Although we have used operating and disposal practices that were standard in the industry at the time, hydrocarbons and wastes may have been disposed of or released on or under these properties or on or under other locations where such materials have been taken for disposal. A number of these properties have been operated by previous owners or operators whose environmental activities were not under our control. These properties and the hydrocarbons and wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be required to remove or remediate previously disposed hydrocarbons, hazardous substances, or wastes or property contamination, or to perform investigatory and remedial actions to prevent future contamination.

   Natural gas pipelines are also subject to safety regulation, administered by state regulators, under the Natural Gas Pipeline Safety Act of 1968 and the Pipeline Safety Act of 1992 which, among other things, dictate the type of pipeline, quality of pipeline, depth, methods of welding and other construction-related standards and subjects pipelines to regular inspections. The state public utility regulators in our service areas have either adopted the federal standards or promulgated their own safety requirements consistent with federal regulations. Although we believe that our gathering systems comply in all material respects with applicable environmental and safety regulations, risks of substantial costs and liabilities are inherent in pipeline operations, and we cannot assure you that we will not incur these costs and liabilities. Moreover, it is possible that other developments, such as increasingly rigorous environmental laws, regulations and enforcement policies, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

   We are also subject to the requirements of the Occupational Safety and Health Act, or OSHA, and comparable state statutes. We believe that our operations comply in all material respects with OSHA requirements, including general industry standards, record keeping, hazard communication requirements and monitoring of occupational exposure and other regulated substances.

   We have not expended and do not anticipate that we will be required in the near future to expend, amounts that are material in relation to our revenues by reason of environmental and safety laws. However, we cannot predict legislative or regulatory developments or the costs of compliance with those developments. In general, however, we anticipate that new laws, regulations or policies will increase our operating costs and impose additional capital expenditure requirements on us.


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
EMPLOYEES

   As is commonly the case with publicly traded limited partnerships, we do not directly employ any of the persons responsible for our management or operations. In general, employees of Atlas America manage our gathering systems and operate our business. Affiliates of our general partner will conduct business and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition between us, our general partner and affiliates of our general partner for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner who provide services to us are not required to work full time on our affairs. These officers may devote significant time to the affairs of our general partner's affiliates and be compensated by these affiliates for the services rendered to them. There may be significant conflicts between us and affiliates of our general partner regarding the availability of these officers to manage us.

PROPERTIES

   As of December 31, 2004 our principal facilities in Appalachia include approximately 1,440 miles of 2 to 12 inch diameter pipeline and 56 compressors, of which four are leased. Our principal facilities in the Mid-Continent area consist of three natural gas processing plants, approximately 2,200 miles of active and inactive 2-to-42 inch diameter pipeline, and 59 compressors, of which eight are leased. Substantially all of our gathering systems are constructed within rights-of-way granted by property owners named in the appropriate land records. In a few cases, property for gathering system purposes was purchased in fee. All of our compressor stations are located on property owned in fee or on property under long-term leases.

   Our property or rights-of-way are subject to encumbrances, restrictions and other imperfections, although these imperfections have not interfered, and our general partner does not expect that they will materially interfere with the conduct of our business. In many instances, lands over which rights-of-way have been obtained are subject to prior liens which have not been subordinated to the right-of-way grants. In a few instances, our rights-of-way are revocable at the election of the land owners. In some cases, not all of the owners named in the appropriate land records have joined in the right-of-way grants, but in substantially all such cases signatures of the owners of majority interests have been obtained. Substantially all permits have been obtained from public authorities to cross over or under, or to lay facilities in or along, water courses, county roads, municipal streets, and state highways, where necessary, although in some instances these permits are revocable at the election of the grantor. Substantially all permits have also been obtained from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor's election.

   Certain of our rights to lay and maintain pipelines are derived from recorded gas well leases, for wells that are currently in production; however, the leases are subject to termination if the wells cease to produce. In some of these cases, the right to maintain existing pipelines continues in perpetuity, even if the well associated with the lease ceases to be productive. In addition, because many of these leases affect wells at the end of lines, these rights-of-way will not be used for any other purpose once the related wells cease to produce.

   We rent 8,000 square feet of office space through July 2005 and 12,222 square feet of office space through November 2009 in Tulsa, Oklahoma for our Mid-Continent operations. For a description of our natural gas processing plants, see "-- Our Mid-Continent Operations -- Processing Plants."

LEGAL PROCEEDINGS

   On March 9, 2004, the Oklahoma Tax Commission filed a petition against Spectrum alleging that Spectrum underpaid gross production taxes beginning in June 2000. The OTC is seeking a settlement of $5.0 million plus interest and penalties. We plan on defending ourselves vigorously. We have asserted a claim for indemnification by Chevron under the provisions of our contract with it. Chevron has acknowledged our claim notice pursuant to which Chevron will be responsible for the payment of any underpayment of taxes, which would be the basis for any monetary judgment against us, but Chevron will reserve the issues of payment of penalties and reimbursement of our attorneys fees and costs for determination by arbitration following the end of the litigation. In addition, under the terms of the Spectrum purchase agreement, $14.0

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
million has been placed in escrow to cover the costs of any adverse settlement resulting from the petition and other indemnification obligations of the purchase agreement.

   In September 2003, we entered into an agreement with SEMCO Energy, Inc. to purchase all of the stock of Alaska Pipeline Company. In order to complete the acquisition, we needed the approval of the Regulatory Commission of Alaska. The Regulatory Commission initially approved the transaction, but on June 4, 2004 it vacated its order of approval based upon a motion for clarification or reconsideration filed by SEMCO. On July 1, 2004, SEMCO sent us a notice purporting to terminate the transaction. We pursued our remedies under the acquisition agreement. On December 30, 2004, we entered into a settlement agreement with SEMCO settling all issues and matters related to SEMCO's termination of the sale of Alaska Pipeline Company to us and SEMCO paid us $5.5 million. In connection with the acquisition, subsequent termination, and settlement of the legal action, we incurred costs of approximately $4.0 million in the year ended December 31, 2004.

   We are not subject to any other pending legal proceedings.

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

   Our general partner manages our activities. Our unitholders do not directly or indirectly participate in our management or operation or have actual or apparent authority to enter into contracts on our behalf or to otherwise bind us. Our general partner will be liable, as general partner, for all of our debts to the extent not paid, except to the extent that indebtedness or other obligations incurred by us are specifically with recourse only to our assets. Whenever possible, our general partner intends to make any of our indebtedness or other obligations with recourse only to our assets.

   Three members of the managing board of our general partner who are neither officers nor employees of our general partner nor directors, managing board members, officers or employees of any affiliate of our general partner (and have not been for the past five years) serve on the conflicts committee. Messrs. Curtis Clifford and Martin Rudolph and Dr. Gayle P.W. Jackson currently serve as the conflicts committee of the managing board. The conflicts committee has the authority to review specific matters as to which the managing board believes there may be a conflict of interest in order to determine if the resolution of the conflict proposed by our general partner is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively judged to be fair and reasonable to us, approved by all our partners and not a breach by our general partner or its managing board of any duties they may owe us or the unitholders. In addition, the members of the conflicts committee also constitute an audit committee which reviews the external financial reporting by our management, the audit by our independent public accountants, the procedures for internal auditing and the adequacy of our internal accounting controls. The board of managers has determined that the members of the conflicts committee meet the independence standards for audit committee members set forth in the listing standards of the NYSE, including those set forth in Rule 10A-3(b)(1) of the Securities Exchange Act, and that Mr. Rudolph qualifies as an "audit committee financial expert" as that term is defined in applicable rules and regulations of the Securities Exchange Act.

   As is commonly the case with publicly traded limited partnerships, we do not directly employ any of the persons responsible for our management or operation. Rather, Atlas America personnel manage and operate our business. Officers of our general partner may spend a substantial amount of time managing the business and affairs of Atlas America and its affiliates and may face a conflict regarding the allocation of their time between our business and affairs and their other business interests.

MANAGING BOARD MEMBERS AND EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

   The following table sets forth information with respect to the executive officers and managing board members of our general partner.


                                                                                                                           YEAR
NAME                                                                                                                     IN WHICH
-------------                                                         AGE        POSITION WITH GENERAL PARTNER        SERVICE BEGAN
                                                                      ---    --------------------------------------   -------------
Edward E. Cohen                                                       66    Chairman of the Managing Board and             1999
                                                                            Chief Executive Officer
Jonathan Z. Cohen                                                     34    Vice Chairman of the Managing Board            1999
                                                                            President, Chief Operating Officer and
Michael L. Staines                                                    55    Managing Board Member                          1999
Matthew A. Jones                                                      43    Chief Financial Officer                        2005
Tony C. Banks                                                         50    Managing Board Member                          1999
Curtis D. Clifford                                                    62    Managing Board Member                          2004
Gayle P.W. Jackson                                                    58    Managing Board Member                          2005
Martin Rudolph                                                        58    Managing Board Member                          2005


   Edward E. Cohen has been Chairman of the Board of Directors of Resource America since 1990, and a director since 1988. Mr. Cohen served as Chief Executive Officer of Resource America from 1988 to May 2004 and President of Resource America from 2000 to 2003. He has been Chairman of the Board of Directors and Chief Executive Officer of Atlas America from its formation in 2000. He is Chairman of the Board of Directors of Brandywine Construction & Management, Inc., a property management company, and a

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
director of TRM Corporation, a publicly traded consumer services company. Mr. Cohen is the father of Jonathan Z. Cohen.

   Jonathan Z. Cohen has been the President of Resource America since 2003, Chief Executive Officer of Resource America since 2004 and a director since 2002. He was the Chief Operating Officer of Resource America from 2002 to 2004 and Executive Vice President of Resource America from 2001 until 2003. Before that, Mr. Cohen had been a Senior Vice President since 1999. Mr. Cohen has been Vice Chairman of Atlas America since its formation in 2000. Mr. Cohen has also served as Trustee and Secretary of RAIT Investment Trust, a publicly-traded real estate investment trust, since 1997, Vice Chairman of RAIT since 2003 and Chairman of the Board of Directors of The Richardson Company, a sales consulting company, since 1999. Mr. Cohen is the son of Edward E. Cohen.

   Michael L. Staines was Senior Vice President of Resource America from 1989 to May 2004 and served as a director from 1989 through 2000 and Secretary from 1989 through 1998. Since its formation in 2000, Mr. Staines has been an Executive Vice President of Atlas America. Mr. Staines is a member of the Ohio Oil and Gas Association, the Independent Oil and Gas Association of New York and the Independent Petroleum Association of America.

   Matthew A. Jones has been Chief Financial Officer of Atlas America since March 2005. Mr. Jones spent his last 9 years with the Investment Banking group at Friedman Billings Ramsey, most recently as Managing Director. For the last five years, Mr. Jones had been with Friedman Billings Ramsey's Energy Investment Banking Group. Before that, Mr. Jones had been associated with Friedman Billings Ramsey's Specialty Finance and Real Estate Group. Before Friedman Billings Ramsey, Mr. Jones held positions with Nationsbank and its predecessors for 12 years in the Commercial and Real Estate Finance division. Mr. Jones is a Chartered Financial Analyst.

   Tony C. Banks has been the Director of Marketing for First Energy Solutions Corp, a public utility, since 2004. Prior thereto, Mr. Banks was a consultant to utilities, energy service companies and energy technology firms. From 2000 through early 2002, Mr. Banks was President of RAI Ventures, Inc. and Chairman of the Board of Optiron Corporation, which was an energy technology subsidiary of Atlas America until 2002. In addition, Mr. Banks served as President of our general partner during 2000. He was Chief Executive Officer and President of Atlas America from 1998 through 2000.

   Curtis D. Clifford has been the principal of CL4D CO, an energy consulting, marketing and reporting firm since 1998. Mr. Clifford has 37 years' experience in the natural gas industry, from exploration, production and gathering to procurement, marketing and consulting. He has been president of Amity Manor, Inc. since 1988 when he founded the company to develop housing for low-income elderly using tax credit financing. Mr. Clifford holds bachelor degrees in Civil Engineering and Social Science from Union College, Schenectady NY and is a registered professional engineer in Pennsylvania.

   Gayle P.W. Jackson has been President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies, since 2001. From 2001 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Central and Eastern Europe, Latin America and Asia. From 1985 to 2001, Dr. Jackson was President of Gayle P.W. Jackson, Inc., a consulting firm that advised energy companies on corporate development and diversification strategies and also advised national and international governmental institutions on energy policy. Dr. Jackson has been Deputy Chairman of the Federal Reserve Bank of St. Louis since 2003 and a Board member since 2000, and has been a member of the Board of Directors of Ameren Corporation, a publicly-traded public utility holding company, since February 2005.

   Martin Rudolph has been the director of tax planning, research and compliance for RSM McGladrey, Inc., a business services firm offering public and private mid-sized companies business and tax consulting, wealth management, retirement resources, payroll services and corporate finance services, since 2001. From 1990 to 2001, he was a Managing Partner of Rudolph, Palitz LLC, which was merged with RSM McGladrey. Mr. Rudolph is a certified public accountant.

OTHER SIGNIFICANT EMPLOYEES

   Sean P. McGrath, 34, has been the Chief Accounting Officer of our general partner since May 2005. Before that, Mr. McGrath had been the Chief Accounting Officer of Sunoco Logistics Partners L.P., a publicly-traded company that transports, terminals and stores refined products and crude oil, since June 2002. From November 1998 to May 2002, Mr. McGrath was Assistant Controller of Asplundh Tree Expert Co., a utility services and vegetation management company, and from June 1993 to November 1998, he was an accountant at Arthur Andersen LLP, ending his tenure there as a manager.

   Robert F. Firth, 50, has been the President and Chief Executive Officer of Spectrum (acquired by us in July 2004 and now known as Atlas Pipeline Mid-Continent LLC) since 2002. From 1999 to 2002, Mr. Firth served as Vice President, Operations and Commercial Services at ScissorTail Energy. Mr. Firth has 30 years experience in the midstream gas industry.

   David D. Hall, 47, has been the Executive Vice President and Chief Financial Officer of Spectrum (acquired by us in July 2004 and now known as Atlas Pipeline Mid-Continent LLC) since 2002. From 2000 to 2002, Mr. Hall served as a senior business analyst at ScissorTail Energy. Mr. Hall has more than 25 years experience as a financial executive in the energy industry.

   Nancy J. McGurk, 49, was the Chief Accounting Officer of our general partner from 1999 until May 2005 and has been Chief Accounting Officer of Atlas
America since January 2001 and Senior Vice President since January 2002. Ms. McGurk had been Vice President of Resource America from 1992 and Treasurer and Chief Accounting Officer from 1989 to May 2004.

   Daniel C. Herz, 28, has been an employee of Atlas America since January 2004 where he now serves as Vice President of Corporate Development. Mr. Herz was an Associate Investment Banker with Banc of America Securities from 2002 to 2003 and an Analyst from 1999 to 2002.

                           OUR PARTNERSHIP AGREEMENT


   The following supersedes selected portions of the summary of our partnership agreement contained in the accompanying prospectus. The revised sections reflect the conversion of 1,641,026 subordinated units to 1,641,026 common units on January 1, 2005 in accordance with the terms of our partnership agreement.

LIMITED VOTING RIGHTS

   Holders of our units have limited voting rights and generally are entitled to vote only with respect to the following matters:

     o  a sale or exchange of all or substantially all of our assets;

     o  our dissolution or reconstitution;

     o  our merger; and

     o termination or material modification of the omnibus agreement or master natural gas gathering agreement.

   Removal of our general partner requires a two-thirds vote of all outstanding common units, excluding those held by our general partner and its affiliates. Our partnership agreement permits our general partner generally to make amendments to it that do not materially adversely affect unitholders without the approval of any unitholders.

CASH DISTRIBUTION POLICY

   Quarterly Distributions of Available Cash. Our operating partnership is required by the operating partnership agreement to distribute to us, within 45 days of the end of each fiscal quarter, all of its available cash for that quarter. We, in turn, distribute to our partners all of the available cash received from our operating partnership for that quarter.

   Available cash generally means, for any of our fiscal quarters, all cash on hand at the end of the quarter less cash reserves that our general partner determines are appropriate to provide for our operating costs, including potential acquisitions, and to provide funds for distributions to the partners for any one or more of the next four quarters. We generally make distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date.

   Distributions of Available Cash from Operating Surplus. Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to our general partner.

   Operating surplus means:

     o  our cash balance, excluding cash constituting capital surplus, less

     o all of our operating expenses, debt service payments, maintenance costs, capital expenditures and reserves established for future operations.

   Capital surplus means capital generated only by borrowings other than working capital borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets disposed of in the ordinary course of business.

   We treat all available cash distributed from any source as distributed from operating surplus until the sum of all available cash distributed since we began operations equals our total operating surplus from the date we began operations until the end of the quarter that immediately preceded the distribution. This method of cash distribution avoids the difficulty of trying to determine whether available cash is distributed from operating surplus or capital surplus. We treat any excess available cash, irrespective of its source, as capital surplus, which would represent a return of capital, and we will distribute it accordingly. For a discussion of distributions of capital surplus, see "--Distributions of Capital Surplus" below.

   We distribute available cash from operating surplus for any quarter in the following manner:

     o first, 98% to the common units, pro rata, and 2% to our general partner, until we have distributed $0.42 for each outstanding common unit; and

     o after that, in the manner described in "--Incentive Distribution Rights" below.

   The 2% allocation of available cash from operating surplus to our general partner includes our general partner's percentage interest in distributions from us and our operating partnership on a combined basis.

   Adjusted operating surplus for any period generally means operating surplus generated during that period, less:

     o  any net increase in working capital borrowings during that period and

     o any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

   and plus:

     o  any net decrease in working capital borrowings during that period and

     o any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

   Operating surplus generated during a period is equal to the difference between:

     o  the operating surplus determined at the end of that period and

     o  the operating surplus determined at the beginning of that period.

   Incentive Distribution Rights. By "incentive distribution rights" we mean our general partner's right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after we have made the minimum quarterly distributions and we have met specified target distribution levels, as described below. Our general partner may transfer its incentive distribution rights separately from its general partner interest without the consent of the unitholders.

   We make incentive distributions to our general partner for any quarter in which we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution. If this condition is satisfied, the remaining available cash will be distributed as follows:

     o first, 85% to all units, pro rata, and 15% to our general partner, until each unitholder has received a total of $0.52 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units;

     o second, 75% to all units, pro rata, and 25% to our general partner, until each unitholder has received a total of $0.60 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units; and

     o after that, 50% to all units, pro rata, and 50% to our general partner.

   The distributions to our general partner that exceed its aggregate 2% general partner interest represent the incentive distribution rights.

   Distributions from Capital Surplus. We distribute available cash from capital surplus in the following manner:

     o first, 98% to all units, pro rata, and 2% to our general partner, until each common unit has received distributions equal to $13.00 per unit; and

     o after that, we will distribute all available cash from capital surplus, as if it were from operating surplus.

   When we make a distribution from capital surplus, we will treat it as if it were a repayment of your investment in your common units. For these purposes, the partnership agreement deems the investment to be $13.00 per common unit, which is the unit price from our initial public offering, regardless of the price you actually pay for your common units in this offering. To reflect this repayment, we will reduce the amount of the minimum quarterly distribution and the distribution levels at which our general partner's incentive distribution rights begin, which we refer to in this prospectus as "target distribution levels," by multiplying each amount by a fraction, determined as follows:

     o the numerator is $13.00 less all distributions from capital surplus including the distribution just made, and

     o the denominator is $13.00 less all distributions from capital surplus excluding the distribution just made.

   We refer to the initial public offering price of $13.00 per common unit, less any distributions from capital surplus, as the "unrecovered unit price."

   After the minimum quarterly distribution and the target distribution levels have been reduced to zero, we will treat all distributions of available cash from all sources as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, our general partner will then be entitled to receive 50% of all distributions of available cash in its capacity as general partner and holder of the incentive distribution rights, in addition to any distributions to which it may be entitled as a holder of units.

   Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed.

   Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. In addition to adjustments made upon a distribution of available cash from capital surplus, we will proportionately adjust each of the following upward or downward, as appropriate, if any combination or subdivision of units occurs:

     o  the minimum quarterly distribution,

     o  the target distribution levels,

     o  the unrecovered unit price,

     o the number of common units issuable upon conversion of the subordinated units, and

     o  other amounts calculated on a per unit basis.

   For example, if a two-for-one split of the common units occurs, we will reduce the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price of the common units to 50% of their initial levels.

   We will not make any adjustment for the issuance of additional common units for cash or property.

   We may also adjust the minimum quarterly distribution and the target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes us or our operating partnership to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter after that time to amounts equal to the product of:

     o the minimum quarterly distribution and each of the target distribution levels multiplied by

     o  one minus the sum of:

        o the highest marginal federal income tax rate which could apply to the partnership that is taxed as a corporation plus

        o any increase in the effective overall state and local income tax rate that would have been applicable in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we became taxable as a corporation for federal income tax purposes and subject to a maximum marginal federal, and effective state and local, income tax rate of 40%, then we would reduce the minimum quarterly distribution and the target distribution levels to 60% of the amount immediately before the adjustment.

   Distributions of Cash Upon Liquidation. When we commence dissolution and liquidation, we will sell or otherwise dispose of our assets and adjust the partners' capital account balances to reflect any resulting gain or loss. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our partnership agreement and by law. After that, we will distribute the proceeds to the unitholders and our general partner in accordance with their capital account balances, as so adjusted.

   We maintain capital accounts in order to ensure that the partnership's allocations of income, gain, loss and deduction are respected under the Internal Revenue Code. The balance of a partner's capital account also determines how much cash or other property the partner will receive on liquidation of the partnership. A partner's capital account is credited with (increased by) the following items:

     o the amount of cash and fair market value of any property (net of liabilities) contributed by the partner to the partnership, and

     o the partner's share of "book" income and gain (including income and gain exempt from tax).

   A partner's capital account is debited with (reduced by) the following items:

     o the amount of cash and fair market value (net of liabilities) of property distributed to the partner, and

     o the partner's share of loss and deduction (including some items not deductible for tax purposes).

   Partners are entitled to liquidating distributions in accordance with their capital account balances.

   Upon our liquidation, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

     o first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

     o second, 98% to the common units, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

        o    the unrecovered unit price, and

        o the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs.

     o third, 85% to all units, pro rata, and 15% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

        o the excess of the $0.52 target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence less

        o the cumulative amount per unit of any distribution of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 85% to the units, pro rata, and 15% to our general partner for each quarter of our existence;

     o fourth, 75% to all units, pro rata, and 25% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

        o the excess of the $0.60 target distribution per unit over the $0.52 target distribution per unit for each quarter of our existence less

        o the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 75% to the units, pro rata, and 25% to our general partner for each quarter of our existence; and

     o after that, 50% to all units, pro rata, and 50% to our general partner.

   Upon our liquidation, any loss will generally be allocated to our general partner and the unitholders in the following manner:

     o first, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

     o  after that, 100% to our general partner.

   In addition, we will make interim adjustments to the capital accounts at the time we issue additional equity interests or make distributions of property.
We will base these adjustments on the fair market value of the interests or the property distributed and we will allocate any gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional equity interests, our distributions of property, or upon our liquidation, in a manner which results, to the extent possible, in the capital account balances of our general partner equaling the amount which would have been our general partner's capital account balances if we had not made any earlier positive adjustments to the capital accounts.

ISSUANCE OF ADDITIONAL SECURITIES

   Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests, debt and other securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. We have funded, and will likely continue to fund, acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

   In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.

   Upon issuance of additional partnership securities, our general partner must make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in us and in our operating partnership. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately before each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

WITHDRAWAL OR REMOVAL OF OUR GENERAL PARTNER

   Our general partner may withdraw as our general partner without first obtaining approval from the unitholders by giving 90 days' written notice. Our general partner may also sell or otherwise transfer all of its general partner interests in us without the approval of the unitholders as described below under "--Transfer of General Partner Interest and Incentive Distribution Rights." Upon withdrawal, we must reimburse our general partner for all expenses incurred by it on our behalf or allocable to us in connection with operating our business.

   If our general partner withdraws, other than as a result of a transfer of all or a part of its general partner interests in us, the holders of a majority of the units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved and liquidated, unless within 180 days after that withdrawal the holders of a majority of the units agree in writing to continue our business and to appoint a successor general partner.

   Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal is also subject to the approval of a successor general partner by the vote of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates. If our general partner is removed under circumstances where cause does not exist and does not consent to that removal:

     o the agreement of Atlas America to connect wells to our gathering systems will terminate;

     o the master natural gas gathering agreement with Atlas America will not apply to any future wells drilled by Atlas America although it will continue as to wells connected to the gathering system at the time of removal;

     o the obligations of Atlas America to provide assistance for the extension of our gathering systems and in the identification and acquisition of gathering systems from third parties will terminate; and

     o our general partner will have the right to convert its general partner interests and incentive distribution rights into common units or to receive cash in exchange for those interests from the successor general partner.

   Our partnership agreement defines "cause" as existing where a court has rendered a final, non-appealable judgment that our general partner has committed fraud, gross negligence or willful or wanton misconduct in its capacity as general partner.

   Withdrawal or removal of our general partner as our general partner also constitutes its withdrawal or removal as the general partner of our operating partnership.

   In the event of removal of our general partner under circumstances where cause exists or a withdrawal of our general partner that violates our partnership agreement, a successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase those interests for their fair market value. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner. If they cannot reach an agreement, an independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree on an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the purchase option is not exercised by either the departing general partner or the successor general partner, the general partner interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. The successor general partner must indemnify the departing general partner (or its transferee) from all of our debt and liability arising on or after the date on which the departing general partner becomes a common unitholder as a result of the conversion. Except for this limited indemnity right and the right of the departing general partner to receive distributions on its common units, no other payments will be made to our general partner after withdrawal.

TRANSFER OF GENERAL PARTNER INTEREST AND INCENTIVE DISTRIBUTION RIGHTS

   Our general partner may transfer all or any part of its general partner interest without obtaining the consent of the unitholders. As a condition to the transfer of a general partner interest, the transferee must assume the rights and duties of the general partner to whose interest it has succeeded, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the general partner's interest in our operating partnership and agree to be bound by the provisions of the partnership agreement of our operating partnership.

   The members of our general partner may sell or transfer all or part of their interest in our general partner to an affiliate without the approval of the unitholders. Atlas America and its affiliates have agreed that they will not divest their interest in our general partner without also divesting to the same acquiror their ownership interest in subsidiaries which act as the general partner of oil and gas investment partnerships sponsored by them.

   Our general partner or a later holder may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of the unitholders. However, the transferee must agree to be bound by the provisions of our partnership agreement.

                               TAX CONSIDERATIONS


GENERAL

   The following summarizes material federal income tax considerations that may be relevant to a prospective unitholder who is a citizen or resident of the United States. The tax consequences of investing in us may not be the same for all investors. A careful analysis of your particular tax situation is required to analyze an investment in our common units properly. Moreover, this summary does not purport to address all aspects of taxation that may be relevant to particular unitholders, such as insurance companies, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States who may be subject to special treatment under federal income tax laws, except to the extent specifically discussed in this summary. As a consequence, we urge you to consult your own tax advisor.

OPINION OF TAX COUNSEL

   We have obtained an opinion from Ledgewood, our tax counsel, concerning the federal tax issues described in this section. The opinion is based on the facts described in this prospectus supplement and the accompanying prospectus and on additional facts that we provided to tax counsel about how we plan to operate. Any alteration of our activities from the description we gave to tax counsel may render the opinion unreliable.

   The statements in this discussion and our counsel's opinion are based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations promulgated under the Internal Revenues Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS, and judicial decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may cause actual tax consequences to vary substantially from those discussed in this summary. Moreover, the tax opinion represents only tax counsel's best legal judgment. It is not binding on the IRS nor does it have any other official status. We cannot assure you that the IRS will accept tax counsel's conclusions.

   For the reasons set forth in the more detailed discussion as to each item, Ledgewood has not rendered an opinion with respect to the following specific federal income tax issues:

     o the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (see "--Tax Consequences of Unit Ownership--Treatment of Short Sales"),

     o whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see
        "--Disposition of Common Units--Allocations Between Transferors and Transferees"), and

     o whether our method for depreciating Section 743 adjustments is sustainable (see "--Disposition of Common Units--Section 754 Election").

PARTNERSHIP STATUS

   A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his or her allocable share of the partnership's items of income, gain, loss and deduction in computing his or her federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of his or her adjusted basis in the partnership interest immediately before the distribution.

   Our counsel is of the opinion that we and our operating partnership will be treated as a partnership for federal income tax purposes. We have not and will not request a ruling from the IRS on this matter. Counsel's opinion is based partially upon our representations that:

     o neither we nor our operating partnership or any operating subsidiary has elected or will elect to be treated as an association or corporation;

     o we, our operating partnership and each operating subsidiary have been operated and will be operated in accordance with all applicable partnership statutes, its applicable partnership agreement or limited liability company agreement; and

     o for each taxable year, more than 90% of our gross income has been and will be derived from:

        o the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or

        o other items of income as to which counsel has opined or will opine are "qualifying income" within the meaning of Section 7704(d) of the Code.

   Section 7704 of the Code provides that publicly-traded partnerships such as us will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception" exists if at least 90% of a publicly-traded partnership's gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation of crude oil, natural gas and products thereof. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale or lease of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. For this purpose, our share of the gross income earned by our operating subsidiaries will be included in our gross income as if we directly earned such income. We estimate that less than 1% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner, and a review of the applicable legal authorities, Ledgewood is of the opinion that at least 90% of our current gross income constitutes qualifying income. Moreover, unless our business changes from that of transporting and processing natural gas, it is unlikely that we would fail to meet the 90% test in the future.

   If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the qualifying income exception in return for stock in that corporation, and then distributed that stock to our unitholders in liquidation of their units. This contribution and liquidation should be tax-free to us and our unitholders so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Although the tax basis of our assets is now greater than our liabilities, our tax basis will be reduced over time by depletion and depreciation deductions. If we incur substantial indebtedness in the future, it is possible that at some time in the future our liabilities may exceed our tax basis in our assets. If the deemed contribution and distribution in liquidation happened after such time, our unitholders would be taxed on the excess of our liabilities over our assets. Whether or not there is taxable income at the time of this event, thereafter we would be treated as a corporation for federal income tax purposes.

   If we were treated as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's basis in his or her common units, or taxable capital gain, after his or her tax basis in his or her common units is reduced to zero. Accordingly, treatment of us as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and, thus, would likely result in a substantial reduction of the value of the common units.

   The discussion below is based on the assumption that we will be treated as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

   Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Counsel is also of the opinion, based upon and in reliance upon those same representations set forth under "--Partnership Status," that

     o assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and

     o unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

   A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his or her status as a partner with respect to such units for federal income tax purposes. See "--Tax Consequences of Unit Ownership-Treatment of Short Sales."

   Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

   Flow-through of Taxable Income. We do not pay any federal income tax. Instead, each unitholder is required to report on his or her income tax return his or her allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to that unitholder. Consequently, we may allocate income to our unitholders although we have made no cash distribution to them. Each unitholder will be required to include in income his or her allocable share of our income, gain, loss and deduction for our taxable year ending with or within his or her taxable year.

   Treatment of Distributions. Our distributions generally will not be taxable for federal income tax purposes to the extent of a unitholders' tax basis in his or her common units immediately before the distribution. Our cash distributions in excess of that tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Our Losses."

   A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his or her share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his or her tax basis in our common units, if the distribution reduces his or her share of our "unrealized receivables," including depreciation recapture, or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, known collectively as "Section 751 assets." To that extent, a unitholder will be treated as having been distributed his or her

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proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him or her. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of:

     o  the non-pro rata portion of that distribution over

     o his or her tax basis for the share of Section 751 assets deemed relinquished in the exchange.

   Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through December 31, 2007 will be allocated an amount of federal taxable income for that period that will be less than 30% of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2007, the ratio of taxable income to cash distributions will increase. These estimates are based upon assumptions with respect to gross income from operations, capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. The actual taxable income that will be allocated as a percentage of distributions could be higher or lower, and any difference could be material and could materially affect the value of the common units.

   In prior taxable years, unitholders received cash distributions that exceeded the amount of taxable income allocated to the unitholders. This excess was partially the result of depreciation deductions, but was primarily the result of special allocations to our general partner of taxable income earned by our operating subsidiary which caused a corresponding reduction in the amount of taxable income allocable to us. Our general partner has agreed to receive additional special allocations of taxable income as follows:

     o For 2005, the lesser of $2,400,000 or the amount necessary to make the ratio of taxable income of all unitholders who own units throughout 2005 to the cash received by such unitholders with respect to 2005 not higher than 39%.

     o For 2006, the lesser of $2,800,000 or the amount necessary to make the ratio of taxable income of all unitholders who own units throughout 2006 to the cash received by such unitholders with respect to 2006 not higher than 39%.

   Since these special allocations increase our general partner's capital account, the distribution it will receive upon our liquidation will be increased and distributions to unitholders will be correspondingly reduced. It is possible that upon liquidation common unitholders will recognize taxable income in excess of liquidation distributions.

   Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2005 is 35% and the maximum United States federal income tax rate for net capital gains of an individual for 2005 is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

   Alternative Minimum Tax. Although we do not expect to generate significant tax preference items or adjustments, each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax.

   Basis of Common Units. A unitholder's initial tax basis for his or her common units will be the amount he or she paid for the common units plus his or her share of our nonrecourse liabilities. That basis will be increased by his or her share of our income and by any increases in his or her share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by our distributions to him or her, by his or her share of our losses, by any decreases in his or her share of our nonrecourse liabilities and by his or her share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

   Limitations on Deductibility of Our Losses. The deduction by a unitholder of his or her share of our losses will be limited to the tax basis in his or her units and, in the case of an individual unitholder or a corporate unitholder that is subject to the "at risk" rules (for example, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations), to the

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amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than its tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

   In general, a unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that basis attributable to his or her share of our nonrecourse liabilities, reduced by any amount of money he or she borrows to acquire or hold the units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of our nonrecourse liabilities.

   The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when the unitholder disposes of his or her entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

   A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

   Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." As noted, a unitholder's share of our net passive income will be treated as investment income for this purpose. In addition, a unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     o interest on indebtedness properly allocable to property held for investment;

     o  our interest expense attributed to portfolio income; and

     o the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

   The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

   Allocation of Income, Gain, Loss and Deductions. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and in excess of distributions to the subordinated units, or that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, the amount of that loss will generally be allocated first to our general partner and the

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unitholders in accordance with their particular percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

   As required by the Internal Revenue Code some items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner referred to in this discussion as "contributed property." The effect of these allocations to a unitholder will be essentially the same as if the tax basis of the contributed property were equal to its fair market value at the time of contribution. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

   Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

   Ledgewood is of the opinion that, with the exception of the issues described in "--Disposition of Common Units--Section 754 Election" and "--Disposition of Common Units--Allocations Between Transferors and Transferees," allocations under our partnership agreement will be recognized for federal income tax purposes in determining a partner's share of an item of our income, gain, loss or deduction.

   Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the person on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders and our general partner. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event he could file a claim for credit or refund.

   Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those units. If so, the unitholder would no longer own units for federal income tax purposes during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     o any of our income, gain, deduction or loss with respect to those units would not be reportable by the unitholder;

     o any cash distributions we make to that unitholder with respect to those units would be fully taxable; and

     o all of those distributions would appear to be treated as ordinary income.

   Unitholders desiring to assure ownership of their units for tax purposes and avoid these consequences should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "--Disposition of Common Units--Recognition of Gain or Loss." Because the IRS has not announced the results of its study and there is no authority addressing the treatment of short sales of partnership interests, Ledgewood is unable to opine on the treatment of such short sales.

TAX TREATMENT OF OPERATIONS

   Accounting Method and Taxable Year. We use the accrual method of accounting and the tax year ending December 31 for federal income tax purposes. Each unitholder must include in income his or her share of our income, gain, loss and deduction for our taxable year(s) ending within or with his or her taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31, and who

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disposes of all of his or her units following the close of our taxable year but before the close of his or her taxable year, must include his or her share of our income, gain, loss and deduction in income for his or her taxable year, with the result that he or she will be required to report income for his or her taxable year for his or her share of more than one year of our income, gain, loss and deduction.

   Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for that property will be borne by our general partner and the unitholders. See "--Tax Treatment of Unitholders--Allocation of Income, Gain, Loss and Deduction."

   To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we acquire or construct is depreciated using accelerated methods permitted by the Internal Revenue Code.

   If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture those deductions as ordinary income upon a sale of his units. See "--Tax Consequences of Unit Ownership--Allocation of Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss."

   Uniformity of Units. We must maintain economic and tax uniformity of the units to all holders. A lack of tax uniformity can result from a literal application of Treasury Regulation Sections 1.167(c)-1(a)(6) and 1.197-2(g)(3). Any resulting non-uniformity could have a negative impact on the value of the common units by reducing the tax deductions available to a purchaser of units. See "--Disposition of Common Units--Section 754 Election."

   We intend to continue to depreciate or amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property in a way that will avoid non-uniformity of tax treatment among unitholders. See "--Disposition of Common Units--Section 754 Election." If we determine that this position cannot reasonably be taken, we may adopt a different position in an effort to maintain uniformity. This could result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. The IRS may challenge any method of depreciating the
Section 743(b) adjustment we adopt. If such a challenge were made and sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See "--Disposition of Common Units--Recognition of Gain or Loss."

   Valuation of Our Properties. The federal income tax consequences of the ownership and disposition of units depends in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we make many of the relative fair market value estimates ourselves. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to such adjustments.

DISPOSITION OF COMMON UNITS

   Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis in the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his or her share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our

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nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

   Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

   Should the IRS successfully contest our method of depreciating or amortizing the Section 743(b) adjustment, described under "--Disposition of Common Units--Section 754 Election," attributable to contributed property, a unitholder could realize additional gain from the sale of units than had our method been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Due to the lack of final regulations, Ledgewood is unable to opine as to the validity of the convention but believes a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

   Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on that sale. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

   The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, Treasury regulations allow a selling unitholder, who can identify units transferred with an ascertainable holding period, to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will not be able to select high or low basis common units to sell, as would be the case with corporate stock, but may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

   Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter into:

     o  a short sale;

     o  an offsetting notional principal contract; or

     o a futures or forward contract with respect to the partnership interest or substantially identical property.

   Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially

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identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

   Allocations Between Transferors and Transferees. Our taxable income and losses are determined annually, prorated on a monthly basis and apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction accrued after the date of transfer.

   The use of this method may not be permitted under existing Treasury regulations. Accordingly, Ledgewood is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury regulations.

   A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated a share of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

   Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") to reflect his or her purchase price. This election does not apply to a person who purchases common units directly from us. The adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components:

     o  his or her share of our tax basis in our assets ("common basis") and

     o  his or her Section 743(b) adjustment to that basis.

   Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted, a portion of the adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), an adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. A literal application of these different rules result in lack of uniformity. Under our partnership agreement, our general partner is authorized to adopt a position intended to preserve the uniformity of units even if that position is not consistent with the Treasury Regulations. See "--Tax Treatment of Operations--Uniformity of Units."

   We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of property previously contributed to us, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property. If this contributed property is not amortizable, we will treat that portion as non-amortizable. This method is consistent with the regulations under Section 743. This method, however, is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment exceeds that amount, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a different position which could result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. See "--Tax Treatment of Operations--Uniformity of Units."


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   The allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to allocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

   A Section 754 election is advantageous if the transferee's tax basis in his or her units is higher than that units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his or her share of our assets for purposes of calculating, among other items, his or her depreciation and depletion deductions and share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his or her units is lower than that units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

   The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. There is no assurance that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

   Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

DISSOLUTIONS AND TERMINATIONS

   Upon our dissolution, our assets will be sold and any resulting gain or loss will be allocated among our general partner and the unitholders. See "--Tax Consequences of Unit Ownership--Allocation of Income, Gain Loss and Deductions." We will distribute all cash to our general partner and unitholders in liquidation in accordance with their positive capital account balances. See "Our Partnership Agreement--Cash Distribution Policy--Distributions of Cash on Liquidation" in the accompanying prospectus.

   We will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year might result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. See "--Tax Treatment of Operations--Accounting Method and Taxable Year." We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

   Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences.

   Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and thus will be taxable to that unitholder.

   A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. The American Jobs Creation Act of 2004 generally treats income from the ownership of publicly traded partnerships as derived from such a permitted source, effective for taxable years of a regulated investment company beginning after October 22, 2004. For taxable years of a regulated investment company beginning on or before October 22, 2004 very little of our income will be treated as derived from a permitted source. For any subsequent taxable year, we anticipate that all of our income will be treated as derived from such a permitted source.

   Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of our units. As a consequence they will be required to file federal tax returns reporting their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income that is effectively connected with the conduct of a United States trade or business and which is allocable to foreign partners. Under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate on cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN in order to obtain credit for the taxes withheld.

   Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in its "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under
Section 6038C of the Internal Revenue Code.

   Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

   Information Returns and Audit Procedures. We furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his or her share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which is generally not reviewed by counsel, we take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholder's share of income, gain, loss and deduction. We cannot assure you that those accounting and reporting positions will yield a result that conforms with the requirements of the Internal Revenue Code, regulations, or administrative interpretations of the IRS. We also cannot assure you that the IRS will not successfully contend in court that those accounting and reporting positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

   The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

   Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. The partnership agreement appoints our general partner as our tax matters partner.

   The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits and by unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

   A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

   Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

     o the name, address and taxpayer identification number of the beneficial owner and the nominee;

     o  whether the beneficial owner is

        o    a person that is not a United States person;

        o a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

        o    a tax-exempt entity;

     o the amount and description of units held, acquired or transferred for the beneficial owner; and

     o specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

   Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

   Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, our general partner has registered us as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. Our tax shelter registration number is 99344000008. Issuance of this registration number does not mean that an investment in us or the claimed tax benefits have been reviewed examined or approved by the IRS.

   Registration as a tax shelter may increase the likelihood of an audit of our tax return or the tax return of a holder of common units. See
"--Administrative Matters--Information Returns and Audit Procedures." Registration as a tax shelter could also result in penalties being assessed to a holder of units if he does not comply with the rules discussed in the next paragraph.

   We will furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. These penalties are not deductible for federal income tax purposes.

   Recently issued Treasury regulations require taxpayers to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." Unitholders may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors. Unitholders are urged to consult with their own tax advisor concerning the application of any of these factors to their investment in our common units. The Treasury regulations also impose obligations on "material advisors" that organize, manage or sell interests in registered "tax shelters." Under the recently enacted American Job Creation Act of 2004, significant penalties may be imposed for failure to comply with these requirements. The new law also expanded the responsibilities and potential penalties for promoters of tax shelters. As stated in the accompanying prospectus, we have registered as a tax shelter, and, thus, one of our material advisors will be required to maintain a list with specific information, including unitholder names and tax identification numbers, and to furnish this information to the IRS upon request. Unitholders are urged to consult with their own tax advisor concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

   Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

   A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

     o  for which there is, or was, "substantial authority" or

     o as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

   More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction allocated to unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

   In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider his or her potential impact on his or her investment in us. We currently own property or do business in Ohio, Oklahoma, Texas, Pennsylvania and New York. Each of these states, except Texas, currently imposes a personal income tax. We may also own property or do business in other states in the future. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See "--Tax Consequences of Ownership--Entity-Level Collections." Based on current law and our anticipated future operations, our general partner anticipates that any amounts required to be withheld will not be material.

   It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his or her investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him or her. Ledgewood has not rendered an opinion on the state or local tax consequences of an investment in us.

INVESTMENT BY EMPLOYEE BENEFIT PLANS

   An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

     o  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

     o whether, in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

     o whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

   The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

   Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

   In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

   The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

     o the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

     o the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

     o there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

   Our assets should not be considered "plan assets" under these regulations because we satisfy the first requirement above.

   Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITING


   Under the underwriting agreement related to this common unit offering that will be filed as an exhibit to a current report on Form 8-K and incorporated by reference into the registration statement of which this prospectus supplement is a part, each of the underwriters named below has severally agreed to purchase from us, and we have agreed to sell to the underwriters, the number of common units opposite its name below:


UNDERWRITERS                                                          NUMBER OF
------------                                                        COMMON UNITS
                                                                    ------------
Friedman, Billings, Ramsey & Co., Inc. ..........................     1,035,000
A.G. Edwards & Sons, Inc. .......................................       517,500
Wachovia Capital Markets, LLC ...................................       402,500
KeyBanc Capital Markets, a division of McDonald Investments Inc.        230,000
Sanders Morris Harris, Inc. .....................................       115,000
   Total ........................................................     2,300,000
                                                                      =========


   The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the common units in the offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include the requirements that:

     o all the representations and warranties made by us to the underwriters are true;

     o there has been no material adverse change in our condition or in the financial markets; and

     o  we deliver to the underwriters customary closing documents.

OVER-ALLOTMENT OPTION

   We have granted the underwriters a 30-day option after the date of the underwriting agreement to purchase, in whole or part, up to an aggregate of 345,000 additional common units at the public offering price less the underwriting discounts and commissions. This option may be exercised to cover over-allotments, if any, made in connection with the common unit offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment.

COMMISSION AND EXPENSES

   We have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the price set forth on the cover page of this prospectus supplement and to selected dealers, who may include the underwriters, at the offering price less a selling concession not in excess of $1.13 per unit. The underwriters may allow, and the selected dealers may reallow, a discount from the concession not in excess of $0.10 per unit to other dealers. After the offering, the underwriters may change the offering price and other selling terms.

   The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to 345,000 additional common units. The underwriting fee is the difference between the public offering price per unit and the amount per unit the underwriters pay us to purchase the common units.


                                                     NO EXERCISE   FULL EXERCISE
                                                     -----------   -------------
Per unit ........................................    $     1.89      $     1.89
   Total.........................................     4,341,825       4,993,099
                                                     ==========      ==========


   We estimate that our total expenses for this offering, including registration, filing and listing fees, printing fees and our legal and accounting expenses but excluding underwriting discounts and commissions, will be approximately $550,000.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

   In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units in accordance with Regulation M under the Securities Exchange Act of 1934.

     o Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units over-allotted by the underwriters is not greater than the number of common units that they may purchase in the over-allotment option. In a naked short position, the number of common units involved is greater than the number of common units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing the common units in the open market.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

     o Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short position.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

LISTING

   Our common units are traded on the New York Stock Exchange under the symbol "APL."

INDEMNIFICATION

   We, our general partner and our operating companies have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

AFFILIATIONS

    Some of the underwriters have engaged in transactions with, and, from time to time, have performed services for, Resource America, Atlas America and us in the ordinary course of business and have received customary fees for performing these services. Friedman, Billings, Ramsey & Co., Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc., acted as the managing underwriters of our initial public offering and our follow-on offerings in May 2003 and April 2004, and, along with A.G. Edwards and Sanders Morris Harris, our follow-on offering in July 2004. Friedman, Billings, Ramsey & Co., Inc. also provided advisory services to us in connection with our acquisition of Elk City. In addition, affiliates of Wachovia Capital Markets, LLC and KeyBanc Capital Markets are lenders under our credit facility and will receive a portion of the net proceeds of this offering in partial prepayment of amounts outstanding under the facility. See "Use of Proceeds." Because we intend to use more than 10% of the net proceeds from this offering to reduce indebtedness owed by us to affiliates of these underwriters, this offering is being made in compliance with Rule 2710(h) of the NASD Conduct Rules.

ELECTRONIC DISTRIBUTION

   A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this common unit offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriters or selling group members, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

   Other than the prospectus in electronic format, the information on the underwriters' or selling group members' website and any information contained in any other website maintained by the underwriters or selling group members is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriters or selling group members in their capacity as underwriters or selling group members and should not be relied upon by investors.

NATIONAL ASSOCIATION OF SECURITIES DEALERS CONDUCT RULES

   Because the NASD views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

                                 LEGAL MATTERS

   The validity of the common units and tax matters will be passed upon for us by Ledgewood, Philadelphia, Pennsylvania. Specific legal matters in connection with the offering of the common units are being passed upon for the underwriters by Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C.

                                    EXPERTS

   The financial statements included or incorporated by reference in this prospectus supplement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-3 with respect to this offering. This prospectus supplement and the accompanying prospectus constitute only part of the registration statement and do not contain all of the information set forth in the registration statement, its exhibits and its schedules.

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


   The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

   We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

     o our Current Reports on Form 8-K filed March 14, 2005, March 22, 2005, April 18, 2005, May 11, 2005 and May 23, 2005.

   You may obtain a copy of these filings without charge by writing or calling us at:

                               Investor Relations
                         Atlas Pipeline Partners, L.P.
                                311 Rouser Road
                                  P.O. Box 611
                       Moon Township, Pennsylvania 15108
                                 (412) 262-2830

                         INDEX TO FINANCIAL STATEMENTS



ELK CITY AUDITED FINANCIAL STATEMENTS
 Report of Independent Registered Public Accounting Firm ................    F-2
 Balance Sheets as of August 31, 2004 and 2003 ..........................    F-3
 Income Statements for the Year Ended August 31, 2004 and Eleven Months
   Ended 2003 ...........................................................    F-4
 Statements of Partners' Capital as of August 31, 2004 and 2003 .........    F-5
 Statements of Cash Flows for Year Ended August 31, 2004 and Eleven
   Months Ended August 31, 2003 .........................................    F-6
 Notes to Financial Statements ..........................................    F-7

ELK CITY UNAUDITED FINANCIAL STATEMENTS
 Balance Sheet as of February 28, 2005 ..................................   F-13
 Income Statements for the Six Months Ended February 28, 2005 and
   February 29, 2004 ....................................................   F-14
 Statements of Cash Flows for the Six Months Ended February 28, 2005 and
   February 29, 2004 ....................................................   F-15
 Notes to Financial Statements ..........................................   F-16

AQUILA GAS PROCESSING CORPORATION AUDITED CARVE-OUT FINANCIAL STATEMENTS
 Report of Independent Registered Public Accounting Firm ................   F-19
 Statement of Income and Changes in Parent's Equity in Division for the
   Year Ended September 30, 2002 ........................................   F-20
 Statement of Cash Flows for the Year Ended September 30, 2002 ..........   F-21
 Notes to Carve-out Financial Statements ................................   F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




Board of Directors and
Atlas Pipeline Partners, L.P.

   We have audited the accompanying balance sheets of ETC Oklahoma Pipeline, Ltd. (a Texas limited partnership) as of August 31, 2004 and 2003, and the related statements of income, partners' capital, and cash flows for the year ended August 31, 2004 and the period from the beginning of operations (October 1, 2002) through August 31, 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ETC Oklahoma Pipeline, Ltd. as of August 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended August 31, 2004 and the period from inception (September 24, 2002) through August 31, 2003 in conformity with accounting principles generally accepted in the United States of America.







/s/ Grant Thornton LLP
Cleveland, Ohio
April 25, 2005

                          ETC OKLAHOMA PIPELINE, LTD.
                                 BALANCE SHEETS

                            August 31, 2004 and 2003
                                 (In thousands)



                           ASSETS
                           ------                               2004       2003
                                                               -------   -------

CURRENT ASSETS:
 Cash .....................................................    $    --   $    --
 Receivables--
   Trade...................................................      1,773     1,098
   Related parties.........................................     22,305     7,121
   Exchanges...............................................        213       730
 Materials and supplies ...................................         63        63
 Other current assets .....................................         --        49
                                                               -------   -------
    Total current assets ..................................     24,354     9,061

PROPERTY, PLANT AND EQUIPMENT .............................     47,492    40,305
ACCUMULATED DEPRECIATION ..................................     (3,938)   (1,589)
                                                               -------   -------
PROPERTY, PLANT AND EQUIPMENT, NET ........................     43,554    38,716
                                                               -------   -------
    Total assets ..........................................    $67,908   $47,777
                                                               =======   =======

             LIABILITIES AND PARTNERS' CAPITAL
              ---------------------------------

CURRENT LIABILITIES:
 Payables--
   Trade exchanges.........................................    $19,825   $ 7,694
   Exchanges...............................................        188       576
 Accrued expenses .........................................        577       640
                                                               -------   -------
    Total current liabilities .............................     20,590     8,910

COMMITMENTS AND CONTINGENCIES (See Note H)

PARTNERS' CAPITAL
 Limited partner ..........................................     47,271    38,828
 General partner ..........................................         47        39
                                                               -------   -------
    Total partners' capital ...............................     47,318    38,867
                                                               -------   -------
    Total liabilities and partners' capital ...............    $67,908   $47,777
                                                               =======   =======



   The accompanying notes are an integral part of these financial statements.

                          ETC OKLAHOMA PIPELINE, LTD.
                               INCOME STATEMENTS
                                 (In thousands)



                                                                      ELEVEN
                                                 YEAR ENDED        MONTHS ENDED
                                               AUGUST 31, 2004   AUGUST 31, 2003
                                               ---------------   ---------------
OPERATING REVENUES:
 Third party ..............................       $ 11,977           $ 7,607
 Related party ............................        123,320            84,834
                                                  --------           -------
   Total revenues..........................        135,297            92,441

COSTS AND EXPENSES:
 Cost of products sold ....................        119,495            79,055
 Operating ................................          4,726             2,914
 General and administrative ...............          2,664             2,887
 Depreciation and amortization ............          2,249             1,591
                                                  --------           -------
   Total costs and expenses................        129,134            86,447
                                                  --------           -------

NET INCOME ................................       $  6,163           $ 5,994
                                                  ========           =======



   The accompanying notes are an integral part of these financial statements.

                          ETC OKLAHOMA PIPELINE, LTD.
                        STATEMENTS OF PARTNERS' CAPITAL

                            August 31, 2004 and 2003
                                 (In thousands)



                                                                                                  LIMITED      GENERAL      TOTAL
                                                                                                 PARTNER'S    PARTNER'S   PARTNERS'
                                                                                                  CAPITAL      CAPITAL     CAPITAL
                                                                                                 ---------    ---------   ---------
Balance, October 1, 2002.....................................................................     $    --        $--       $    --
 Capital contribution........................................................................      32,840         33        32,873
 Net income..................................................................................       5,988          6         5,994
                                                                                                  -------        ---       -------

Balance, August 31, 2003.....................................................................      38,828         39        38,867
 Capital contribution........................................................................       2,286          2         2,288
 Net income..................................................................................       6,157          6         6,163
                                                                                                  -------        ---       -------

Balance, August 31, 2004.....................................................................     $47,271        $47       $47,318
                                                                                                  =======        ===       =======



   The accompanying notes are an integral part of these financial statements.

                          ETC OKLAHOMA PIPELINE, LTD.
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                      ELEVEN
                                                 YEAR ENDED        MONTHS ENDED
                                               AUGUST 31, 2004   AUGUST 31, 2003
                                               ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ...............................        $ 6,163           $  5,994
 Adjustments to reconcile net income to
   net cash provided by
   operating activities--
   Depreciation and amortization...........          2,249              1,591
   Other, net..............................              1                 --
   Changes in operating assets and
      liabilities--
    Receivables ...........................           (157)            (1,829)
    Related party receivables .............         (7,181)           (18,289)
    Other current assets ..................             49                (49)
    Payables ..............................         11,743              8,269
    Accrued expenses ......................            (63)               380
                                                   -------           --------
     Net cash provided by (used in)
      operating activities.................         12,804             (3,933)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and
  equipment................................         (4,873)            (7,321)
 Proceeds from sale of assets .............             72                 86
                                                   -------           --------
     Net cash used in investing activities          (4,801)            (7,235)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Working capital from (to) parent .........         (8,003)            11,168
                                                   -------           --------

 Net change in cash .......................             --                 --
 Cash beginning of year ...................             --                 --
                                                   -------           --------
 Cash end of year .........................        $    --           $     --
                                                   =======           ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
 Non-cash asset contribution ..............        $ 2,288           $ 32,873
                                                   =======           ========
 Cash paid for interest ...................        $    --           $     --
                                                   =======           ========
 Cash paid for income taxes ...............        $    --           $     --
                                                   =======           ========















   The accompanying notes are an integral part of these financial statements.

                          ETC OKLAHOMA PIPELINE, LTD.
                         NOTES TO FINANCIAL STATEMENTS

                         As of August 31, 2004 and 2003
                         (Dollar amounts in thousands)

A - ORGANIZATION AND BUSINESS

     ETC Oklahoma Pipeline, Ltd. (Elk City or the Company) is a Texas limited partnership, which began operations in October 2002. LG PL, LLC, a wholly-owned subsidiary of La Grange Acquisition, L.P. (La Grange) owns a 0.1% general partner interest and La Grange Acquisition, L.P. owns a 99.9% limited partner interest. Elk City owns a natural gas gathering pipeline system and gas processing plant in Oklahoma. La Grange acquired the Oklahoma natural gas gathering and gas processing assets of Aquila Gas Pipeline Corporation (Aquila), a subsidiary of Aquila, Inc., in October 2002. These assets are referred to herein as "the Elk City system."

     The Elk City system is a 318-mile gathering system located in western Oklahoma that gathers, compresses, treats and processes natural gas from the Anadarko Basin. The Elk City system also includes the Elk City processing plant and one treating facility. The Elk City system is connected, either directly or indirectly, to six major interstate and intrastate natural gas pipelines providing access to natural gas markets throughout the United States. The Elk City system has a processing capacity of approximately 130 million cubic feet per day (MMcf/d).

B - SIGNIFICANT ACCOUNTING POLICIES

     1.   Basis of Presentation

     Financial statements are presented for the year ended August 31, 2004 and for the eleven months ended August 31, 2003.

     The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

     2.   Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     Some of the other more significant estimates made by management include, but are not limited to the useful lives for depreciation and amortization and general business reserves. Actual results could differ from those estimates.

     3.   Cash

     La Grange provides cash to the Company for working capital and capital expenditures. Cash transfers are recorded through related party receivables and payables. Cash receipts of the Company are immediately transferred to La Grange to reduce the intercompany balance with La Grange.

     4.   Accounts Receivable

     Elk City deals with counter parties that are typically either investment grade (Standard & Poors BBB or higher) or are otherwise secured with a letter of credit or other form of security (corporate guaranty or prepayment). Management reviews accounts receivable balances each week. Credit limits are assigned and monitored for all counter parties. The majority of payments are due on the 25th of the month following delivery.

     Management closely monitors credit exposure for potential doubtful accounts. Management believes that an occurrence of bad debt is unlikely; therefore, an allowance for doubtful accounts was not deemed necessary at August 31, 2004 and 2003, respectively. Bad debt expense is recognized at the time an

                          ETC OKLAHOMA PIPELINE, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                         As of August 31, 2004 and 2003
                         (Dollar amounts in thousands)

B - SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     account is deemed uncollectible. An account receivable will be written off in the event a counter party files for bankruptcy protection or the account is turned over for collection and the collector deems the account uncollectible. No bad debt expense was recorded during the year ended August 31, 2004 or the eleven months ended August 31, 2003.

     5.   Materials and Supplies

     Materials and supplies are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

     6.   Inventories and Exchanges

     Inventories and exchanges consist of natural gas liquids (NGLs) on hand or natural gas and NGL delivery imbalances with others and are presented net by customer/supplier. These amounts turn over monthly and management believes the cost approximates market value. Accordingly, these volumes are valued at market prices.

     7.   Property, Plant and Equipment

     Pipeline, property, plant, and equipment are stated at cost less accumulated depreciation. The cost of property additions includes labor and materials, applicable overhead and payroll-related costs. Additions and improvements that add to the productive capacity or extend the useful life of the asset are capitalized. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are charged to expense as incurred. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in operations.

     Depreciation of the gathering pipeline systems, gas plants, and processing equipment is provided using the straight-line method based on an estimated useful life of primarily 20 years.

     8.   Federal and State Income Taxes

     The Company is organized under the provisions of the Texas Revised Limited Partnership Act. Accordingly, taxable income or loss, which may vary substantially from the net income or loss reported for financial reporting purposes is generally included in the federal and state income tax returns of each partner.

     9.   Revenue Recognition

     Revenue for sales of natural gas and NGLs is recognized upon delivery. Service revenues, including transportation, treating, compression and gas processing, are recognized at the time service is performed. Elk City contracts consist primarily of transportation contracts and keep-whole arrangements. Under transportation contracts, the Company receives a fee for transporting gas through its system. The revenue earned from transportation contracts is directly related to volume of natural gas transported through the system and is not directly dependent on commodity prices. Under keep-whole arrangements, the Company gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs at market prices to an affiliated company.

     10.  Shipping and Handling Costs

     In accordance with the Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs", the Company classified fees deducted from payments to producers for compression and treating of gas as revenue.

                          ETC OKLAHOMA PIPELINE, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                         As of August 31, 2004 and 2003
                         (Dollar amounts in thousands)

B - SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     11.  Asset Retirement Obligation

     The Company accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation for the retirement of tangible long-lived assets, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, any changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows would be recognized prospectively.

     The Company has determined that it is obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain of its assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. However, the Company is not able to reasonably determine the fair value of the asset retirement obligations as of August 31, 2004, because the settlement dates are indeterminable. An asset retirement obligation will be recorded in the periods the settlement dates can reasonably determined.

     12.  Impairment of Long-lived Assets

     Long-lived assets, including property, plant and equipments are reviewed for impairment whenever facts and circumstances indicate impairment may be present. When impairment indicators are present, the Company evaluates whether the assets in question are able to generate sufficient cash flows to recover their carrying value on an undiscounted basis. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows.

C - ACQUISITION

     In October 2002, La Grange purchased certain operating assets from Aquila, primarily consisting of natural gas gathering, treating and processing assets in Texas and Oklahoma, for $264 million in cash. At the closing of the acquisition, approximately $33 million of the purchase price was allocated to the Elk City assets based on the relative fair value of all assets acquired.

   The assets acquired and purchase price allocation were as follows:

                                                                     ELK CITY ASSETS
                                                                     ---------------
    Materials and supplies .......................................       $    63
    Property, plant and equipment ................................        33,070
    Accrued expenses .............................................          (260)
                                                                         -------
                                                                         $32,873
                                                                         =======

                          ETC OKLAHOMA PIPELINE, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                         As of August 31, 2004 and 2003
                         (Dollar amounts in thousands)

D - PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment, at cost, consisted of the following:

                                                                                             ESTIMATED      BALANCE AT   BALANCE AT
                                                                                               USEFUL       AUGUST 31,   AUGUST 31,
                                                                                           LIVES (YEARS)       2004         2003
                                                                                           -------------    ----------   ----------
    Midstream pipelines and equipment..................................................          20          $45,445       $36,574
    Midstream right of way.............................................................          20              903           103
    Linepack...........................................................................         N/A               48            48
    Construction in progress...........................................................         N/A              901         3,443
    Other..............................................................................           5              195           137
                                                                                                            ----------   ----------
    Total..............................................................................                       47,492        40,305
    Accumulated depreciation and amortization..........................................                       (3,938)       (1,589)
                                                                                                             -------       -------
    Property, plant and equipment, net.................................................                      $43,554       $38,716
                                                                                                             =======       =======


E - RELATED PARTY TRANSACTIONS

     The Company entered into various types of transactions with La Grange, or its subsidiaries, for the year ended August 31, 2004 and eleven months ended August 31, 2003. The Company sold the majority of natural gas gathered and NGLs produced by the Company to La Grange or its subsidiaries. La Grange purchased the gas and NGLs at an index based price. Additionally, the Company reimbursed La Grange for certain employees who provided services to the Company and for other costs (primarily general and administrative expense) related to the Company's operations. La Grange also provided working capital necessary for the operations of the Company.

     The following table summarizes transactions for the periods presented:

                                                                       ELEVEN MONTHS
                                                          YEAR ENDED       ENDED
                                                          AUGUST 31,     AUGUST 31,
                                                             2004           2003
                                                          ----------   -------------
    Natural gas sales to affiliated companies ........     $77,169        $ 60,380
    NGLs sales to affiliated companies ...............      46,151          24,454
    Compression services from affiliated company .....          91              --
    Allocated costs from affiliated companies ........       2,663           2,887
    Working capital from affiliated companies ........      (3,185)        (11,168)
    Transfers of property, plant and equipment from
      affiliated companies ...........................       2,288          32,873


     The related party receivable due from La Grange was $22,305 and $7,121 at August 31, 2004 and August 31, 2003, respectively.

F - MAJOR CUSTOMERS AND SUPPLIERS

     The Company sold 91.1% and 91.8% of natural gas and NGLs produced to ETC Marketing, Ltd., a subsidiary of La Grange, for the year ended August 31, 2004 and for the eleven months ended August 31, 2003, respectively.

                          ETC OKLAHOMA PIPELINE, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                         As of August 31, 2004 and 2003
                         (Dollar amounts in thousands)

F - MAJOR CUSTOMERS AND SUPPLIERS -- (CONTINUED)

     For the year ended August 31, 2004 and the eleven months ended August 31, 2003, the Company had gross purchases as a percentage of cost of sales from nonaffiliated major suppliers as follows:

                                                                       ELEVEN MONTHS
                                                          YEAR ENDED       ENDED
                                                          AUGUST 31,     AUGUST 31,
                                                             2004           2003
                                                          ----------   -------------
    St. Mary Operating Company .......................       22.8%          14.1%
    Samson Resources Company .........................       18.2%          23.4%
    Stephens Production Company ......................       12.8%           8.8%


     Management believes that the diversification of suppliers is sufficient to enable the Company to purchase all of its supply needs at market prices without a material disruption of operations if supplies are interrupted from any of the Company's existing sources. Although no assurances can be given that supplies will be readily available in the future, we expect a sufficient supply to continue to be available.

G - RETIREMENT AND BENEFITS
     La Grange has a defined contribution plan for virtually all employees with discretionary matching. Pursuant to the plan, employees of the Company can defer a portion of their compensation and contribute it to a deferred account. La Grange did not elect to match contributions to this plan during the year ended August 31, 2004 and the eleven months ended August 31, 2003. Therefore, no expense related to the plan is recorded in the accompanying financial statements.

H - COMMITMENTS AND CONTINGENCIES

     1.   Lease Obligations

     The Company has operating leases for compressors under noncancelable agreements. Future annual minimum lease payments for each of the next five years and thereafter as of August 31, 2004 are as follows:

    Year ending August 31:
    2005 ..................................................................   $  522
    2006 ..................................................................      522
    2007 ..................................................................      522
    2008 ..................................................................      522
    2009 ..................................................................      500
    After 2009 ............................................................       72
                                                                              ------
                                                                              $2,660
                                                                              ======


     Rental expense relating to operating leases was $675 and $555 for the year ended August 31, 2004 and eleven months ended August 31, 2003, respectively.

     2.   Litigation

     The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.

                          ETC OKLAHOMA PIPELINE, LTD.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                         As of August 31, 2004 and 2003
                         (Dollar amounts in thousands)

H - COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

     3.   Environmental

     The Company's operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although the Company believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Company has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

     In conjunction with the acquisition of the Texas and Oklahoma natural gas gathering and gas processing assets from Aquila, Aquila, Inc. agreed to indemnify La Grange Acquisition, L.P. for any environmental liabilities from those operations prior to October 1, 2002.

     Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Company's liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Company believes that such costs will not have a material adverse effect on its financial position. Elk City did not accrue for environmental liabilities as of August 31, 2004 or 2003.

I - SUBSEQUENT EVENT

     On April 14, 2005, Elk City's parent company completed the sale of the Company to Atlas Pipeline Partners, L.P. for $190 million in cash, subject to certain adjustments as defined in the purchase and sale agreement.

                          ETC OKLAHOMA PIPELINE, LTD.
                                 BALANCE SHEET

                               February 28, 2005
                                  (Unaudited)
                                 (In thousands)



                                ASSETS
                                 ------

CURRENT ASSETS:
 Cash ................................................................   $    --
 Receivables--
   Trade .............................................................     2,294
   Related parties ...................................................    27,671
   Exchanges .........................................................       716
 Materials and supplies ..............................................        63
 Other current assets ................................................       497
                                                                         -------
    Total current assets .............................................    31,241

PROPERTY, PLANT AND EQUIPMENT ........................................    50,004
ACCUMULATED DEPRECIATION .............................................    (5,243)
                                                                         -------
PROPERTY, PLANT AND EQUIPMENT, net ...................................    44,761
                                                                         -------
    Total assets .....................................................   $76,002
                                                                         =======

                  LIABILITIES AND PARTNERS' CAPITAL
                   ---------------------------------

CURRENT LIABILITIES:
 Payables--
   Trade .............................................................   $23,206
   Exchanges .........................................................       209
 Accrued expenses ....................................................       162
                                                                         -------
    Total current liabilities ........................................    23,577

COMMITMENTS AND CONTINGENCIES (See Note D)
PARTNERS' CAPITAL:
 Limited partner .....................................................    52,373
 General partner .....................................................        52
                                                                         -------
    Total partners' capital ..........................................    52,425
                                                                         -------
    Total liabilities and partners' capital ..........................   $76,002
                                                                         =======



    The accompanying notes are an integral part of this financial statement.

                          ETC OKLAHOMA PIPELINE, LTD.
                               INCOME STATEMENTS
                                  (UNAUDITED)
                                 (In thousands)



                                           SIX MONTHS ENDED     SIX MONTHS ENDED
                                           FEBRUARY 28, 2005   FEBRUARY 29, 2004
                                           -----------------   -----------------
                                              (UNAUDITED)         (UNAUDITED)
OPERATING REVENUES:
 Third party ..........................         $ 6,841             $ 5,138
 Related party ........................          77,355              54,789
                                                -------             -------
   Total revenues......................          84,196              59,927

COSTS AND EXPENSES:
Cost of products sold .................          74,330              52,757
Operating .............................           2,624               2,297
General and administrative ............           1,437               1,331
Depreciation and amortization .........           1,236               1,076
                                                -------             -------
   Total costs and expenses............          79,627              57,461
                                                -------             -------

NET INCOME ............................         $ 4,569             $ 2,466
                                                =======             =======



   The accompanying notes are an integral part of these financial statements.

                          ETC OKLAHOMA PIPELINE, LTD.
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (In thousands)



                                           SIX MONTHS ENDED     SIX MONTHS ENDED
                                           FEBRUARY 28, 2005   FEBRUARY 29, 2004
                                           -----------------   -----------------
                                              (UNAUDITED)         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ...........................        $  4,569             $  2,466
 Adjustments to reconcile net income
   to net cash provided by
   operating activities--
   Depreciation and amortization.......           1,236                1,076
   Loss on disposal of assets..........              --                    3
   Changes in operating assets and
      liabilities--
    Receivables .......................          (1,024)                (521)
    Related party receivables .........         (12,560)             (21,586)
    Other current assets ..............            (497)                  47
    Payables ..........................           3,402               11,764
    Accrued expenses ..................            (415)                (402)
                                               --------             --------
     Net cash used in operating
      activities.......................          (5,289)              (7,153)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and
  equipment............................          (1,905)              (2,545)
 Proceeds from sale of assets .........              --                   72
                                               --------             --------
     Net cash used in investing
       activities......................          (1,905)              (2,473)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Working capital from parent ..........           7,194                9,626
                                               --------             --------

 Net change in cash ...................              --                   --
 Cash beginning of year ...............              --                   --
                                               --------             --------
 Cash end of year .....................        $     --             $     --
                                               ========             ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
 Non-cash asset contribution ..........        $    538             $  2,288
                                               ========             ========
 Cash paid for interest ...............        $     --             $     --
                                               ========             ========
 Cash paid for income taxes ...........        $     --             $     --
                                               ========             ========












   The accompanying notes are an integral part of these financial statements.

                          ETC OKLAHOMA PIPELINE, LTD.
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

                       Six months ended February 28, 2005


A - ORGANIZATION AND BUSINESS

     ETC Oklahoma Pipeline, Ltd. (Elk City or the Company) is a Texas limited partnership. LG PL, LLC, a wholly-owned subsidiary of La Grange Acquisition, L.P. (La Grange) owns a 0.1% general partner interest and La Grange Acquisition, L.P. owns a 99.9% limited partner interest. Elk City owns a natural gas gathering pipeline system and gas processing plant in Oklahoma. These assets are referred to herein as "the Elk City system."

     The Elk City system is a 318-mile gathering system located in western Oklahoma that gathers, compresses, treats and processes natural gas from the Anadarko Basin. The Elk City system also includes the Elk City processing plant and one treating facility. The Elk City system is connected, either directly or indirectly, to six major interstate and intrastate natural gas pipelines providing access to natural gas markets throughout the United States. The Elk City system has a processing capacity of approximately 130 million cubic feet per day (MMcf/d).

B - SIGNIFICANT ACCOUNTING POLICIES

     1.   Basis of Presentation

     The interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP") and on the same basis as the audited financial statements for the year ended August 31, 2004. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes for the year ended August 31, 2004. The results of operations for an interim period may not give a true indication of results for a full year. There are no other components of comprehensive income other than net income.

     2.   Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month's financial results are estimated using volume estimates and market prices. Any difference between estimated results and actual results are recognized in the following month's financial statements. Management believes that the operating results estimated for the six months ending February 28, 2005 and February 29, 2004 represent the actual results in all material respects.

     Some of the other more significant estimates made by management include, but are not limited to the useful lives for depreciation and amortization, and general business reserves. Actual results could differ from those estimates.

     3.   Cash

     La Grange provides cash to the Company for working capital and capital expenditures. Cash transfers are recorded through related party receivables and payables. Cash receipts of the Company are immediately transferred to La Grange to reduce the intercompany balance with La Grange.

                          ETC OKLAHOMA PIPELINE, LTD.
             NOTES TO UNAUDITED FINANCIAL STATEMENTS -- (CONTINUED)

                       Six months ended February 28, 2005


B - SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     4.   Accounts Receivable

     Elk City deals with counter parties that are typically either investment grade (Standard & Poors BBB or higher) or are otherwise secured with a letter of credit or other form of security (corporate guaranty or prepayment). Management reviews accounts receivable balances each week. Credit limits are assigned and monitored for all counter parties. The majority of payments are due on the 25th of the month following delivery.

     Management closely monitors credit exposure for potential doubtful accounts. Management believes that an occurrence of bad debt is unlikely; therefore, an allowance for doubtful accounts was not deemed necessary at February 28, 2005. Bad debt expense is recognized at the time an account is deemed uncollectible. An account receivable will be written off in the event a counter party files for bankruptcy protection or the account is turned over for collection and the collector deems the account uncollectible. No bad debt expense was recorded during the six months ended February 28, 2005 or six months ended February 29, 2004.

C - RELATED PARTY TRANSACTIONS

     The Company entered into various types of transactions with La Grange, or its subsidiaries for the six months ended February 28, 2005 and February 29, 2004.

     The following table summarized transactions for the six month periods February 28, 2005 and February 29, 2004:

                                                                   2005      2004
                                                                 -------    -------
   Natural gas sales to affiliated companies .................   $47,886    $33,957
   NGLs sales to affiliated companies ........................    29,469     20,832
   Compression services from affiliated company ..............       207         --
   Allocated costs from affiliated companies .................     1,437      1,329
   Working capital to (from) related companies ...............     4,009     (1,542)
   Transfer of property, plant and equipment from related
    parties ..................................................       539      2,288


   The related party receivable due from La Grange was $27,671 as of February 28, 2005.

D - COMMITMENTS AND CONTINGENCIES

     1. Litigation

     The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.

     2. Environmental

     The Company's operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although the Company believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property

                          ETC OKLAHOMA PIPELINE, LTD.
             NOTES TO UNAUDITED FINANCIAL STATEMENTS -- (CONTINUED)

                       Six months ended February 28, 2005


D - COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

     or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Company has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

     In conjunction with the acquisition of the Texas and Oklahoma natural gas gathering and gas processing assets from Aquila, Aquila, Inc. agreed to indemnify La Grange Acquisition, L.P. for any environmental liabilities from those operations prior to October 1, 2002.

     Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Company's liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Company believes that such costs will not have a material adverse effect on its financial position. Elk City did not accrue for environmental liabilities as of February 28, 2005.

E - SUBSEQUENT EVENT

     On April 14, 2005, Elk City's parent company completed the sale of the Company to Atlas Pipeline Partners, L.P. for $190 million in cash, subject to certain adjustments as defined in the purchase and sale agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





Board of Directors and
Atlas Pipeline Partners, L.P.

   We have audited the accompanying statements of income and changes in parent's equity and cash flows of the Elk City System (a division of the Aquila Gas Pipeline Corporation), for the year ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of the Elk City System of Aquila Gas Pipeline Corporation for the year ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.









/s/ Grant Thornton LLP
Cleveland, Ohio
April 25, 2005

                              THE ELK CITY SYSTEM
         STATEMENT OF INCOME AND CHANGES IN PARENT'S EQUITY IN DIVISION

                     For the year ended September 30, 2002
                                 (In thousands)



OPERATING REVENUES:
 Third party ........................................................   $  5,599
 Related party ......................................................     46,643
                                                                        --------
   Total revenues ...................................................     52,242
COSTS AND EXPENSES:
 Cost of products sold ..............................................     41,610
 Operating ..........................................................      3,881
 General and administrative .........................................      1,389
 Depreciation and amortization ......................................      3,811
 Asset impairment ...................................................     12,850
                                                                        --------
   Total costs and expenses .........................................     63,541
                                                                        --------

LOSS FROM OPERATIONS ................................................    (11,299)

OTHER INCOME:
 Gain on disposal of assets .........................................         14
                                                                        --------

LOSS BEFORE INCOME TAXES ............................................    (11,285)

INCOME TAX BENEFIT ..................................................     (4,439)
                                                                        --------

NET LOSS ............................................................     (6,846)
                                                                        --------

Parent's beginning equity in division ...............................     11,763
                                                                        --------
Parent's ending equity in division ..................................   $  4,917
                                                                        ========



    The accompanying notes are an integral part of this financial statement.

                              THE ELK CITY SYSTEM
                            STATEMENT OF CASH FLOWS

                     For the year ended September 30, 2002
                                 (In thousands)



CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ............................................................   $(6,846)
 Adjustments to reconcile net loss to net cash provided by operating activities--
   Depreciation and amortization .....................................     3,811
   Asset impairment ..................................................    12,850
   Deferred income taxes .............................................    (4,864)
   Other, net ........................................................       (15)
   Changes in operating assets and liabilities--
    Receivables ......................................................    (1,726)
    Materials and supplies ...........................................       148
    Other current assets .............................................       (34)
    Payables .........................................................       942
    Related party payables ...........................................     5,167
    Accrued expenses .................................................        49
    Income taxes payable .............................................       425
                                                                         -------
     Net cash provided by operating activities .......................     9,907
                                                                         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equipment ..........................    (5,045)
 Proceeds from sale of assets ........................................       115
                                                                         -------
     Net cash used in investing activities ...........................    (4,930)
                                                                         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Working capital from parent .........................................    (4,977)
                                                                         -------
     Net cash used in financing activities ...........................    (4,977)
                                                                         -------

 Net change in cash and cash equivalents .............................        --
 Cash and cash equivalents, beginning of year ........................        --
                                                                         -------
 Cash and cash equivalents, end of year ..............................   $    --
                                                                         =======
















    The accompanying notes are an integral part of this financial statement.

                              THE ELK CITY SYSTEM
                    NOTES TO CARVE-OUT FINANCIAL STATEMENTS

                         Year ended September 30, 2002
                         (Dollar amounts in thousands)

A - ORGANIZATION AND BUSINESS

     Aquila Gas Processing Corporation (AGP), a Delaware Corporation and a wholly-owned subsidiary of Aquila Gas Pipeline Corporation (Aquila), owned the Elk City natural gas gathering pipeline system and gas processing plant in Oklahoma. Collectively, those assets are referred to herein as the Elk City System. The Elk City System is considered a business as defined in the rules and regulations of the U.S. Securities and Exchange Commission and is sometimes referred to herein as the "Company".

     The Elk City system, a 318-mile gathering system located in western Oklahoma, gathers, compresses, treats and processes natural gas from the Anadarko Basin. The Elk City System also includes the Elk City processing plant and one treating facility. The Elk City System is connected, either directly or indirectly, to six major interstate and intrastate natural gas pipelines providing access to natural gas markets throughout the United States. The Elk City System has a processing capacity of approximately 130 million cubic feet per day (MMcf/d).

B - SIGNIFICANT ACCOUNTING POLICIES

     1. Basis of Presentation

     The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements present the operations and cash flows of the Elk City System on a carve-out basis. Accordingly, the carve-out financial statements reflect a reasonable allocation of the costs historically incurred by AGP.

     2. Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     Significant estimates made by management include, but are not limited to the useful lives for depreciation and amortization, and general business reserves. Actual results could differ from those estimates.

     3. Impairment of Long-lived Assets

     The Company evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations, or, if applicable, discounted cash flows.

     As a result of the sale to La Grange (See Note H), the Company recorded an impairment of $12,850 for the year ended on September 30, 2002, to write down the Elk City assets to their net realizable value.

     4. Revenue Recognition

     Revenue for sales of natural gas and natural gas liquids (NGLs) is recognized upon delivery. Service revenues, including transportation, treating, compression and gas processing, are recognized at the time service is performed. Elk City System contracts consist primarily of transportation contracts and keep-whole arrangements. Under transportation contracts, the Company receives a fee for transporting gas through its system. The revenue earned from transportation contracts is directly related to volume of natural gas transported through the system and is not directly dependent on commodity prices. Under keep-whole arrangements, the Company gathers natural gas from the producer, processing the natural gas and selling the resulting NGLs at market prices to an affiliated company.

                              THE ELK CITY SYSTEM
             NOTES TO CARVE-OUT FINANCIAL STATEMENTS -- (CONTINUED)

                         Year ended September 30, 2002
                         (Dollar amounts in thousands)

B - SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     5. Shipping and Handling Costs

     In accordance with the Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs," the Company classifies fees deducted from payments to producers for compression and treating of gas as revenue.

     6. Commodity Risk Management

     In 1999, Aquila Gas Pipeline transferred all of its energy trading operations and management thereof to Aquila Energy Market (AEM), a wholly owned subsidiary of Aquila, Inc. AEM enters into forward physical contracts with third parties for the benefit of Aquila and where deemed necessary entered into intercompany financial derivative positions (e.g., swaps, futures and options) with Aquila and other affiliates to assist them in managing their exposures. Thus, Aquila has forward physical contracts with third parties and financial derivative positions with AEM and affiliates. This activity was not pushed down to the carve-out financial statements of Elk City.

     7. Stock Compensation

     Some of the Company's employees received stock options in Aquila. As permitted under accounting principles generally accepted in the United States of America, Aquila elected to account for the options under Accounting Principles Board Opinion No. 25, and because the options strike price was equal to or greater than the fair value at the date of the grant, no compensation expense was recognized for the year ended September 30, 2002. As these were Aquila options, the Company does not have full access to the information necessary to disclose what compensation expense would have been, had Aquila accounted for the options under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which requires compensation expense be recognized for the fair value of the options at the date of grant. La Grange Acquisition does not have a stock option plan in place for its employees.

     8. Federal and State Income Taxes

     The Elk City System was included in the consolidated federal income tax returns filed by Aquila. Accordingly, all tax balances were ultimately settled through Aquila. The Company had generally accounted for its taxes on a stand-alone or separate return basis (see Note D). Periodically, taxes payable were settled through the intercompany accounts with Aquila and were not funded in cash.

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement No. 109). Statement No. 109 requires that deferred tax assets and liabilities be established for the basis differences between the reported amounts of assets and liabilities for financial reporting purposes and income tax purposes.

     9. Asset Retirement Obligation

     The Company accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation for the retirement of tangible long-lived assets, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, any changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows would be recognized prospectively.

     The Company has determined that it is obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain of our assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates,

                              THE ELK CITY SYSTEM
             NOTES TO CARVE-OUT FINANCIAL STATEMENTS -- (CONTINUED)

                         Year ended September 30, 2002
                         (Dollar amounts in thousands)

B - SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. However, the Company is not able to reasonably determine the fair value of the asset retirement obligations as of September 30, 2002, because the settlement dates are indeterminable. An asset retirement obligation will be recorded in the periods in which the settlement dates can reasonably be determined.

C - RELATED PARTY TRANSACTIONS
     The Company entered into various types of transactions with Aquila for the year ended September 30, 2002. The Company sold the majority of natural gas and NGLs produced to Aquila. Additionally, the Company reimbursed Aquila for certain employees who provided services to the Company and for other costs (primarily general and administrative expense) related to the Company's operations. Aquila also provided the working capital necessary for the operations of the Company.

     The following table summarized transactions for the year ended September 30, 2002:

   Natural gas sales to affiliated companies............................    $16,391
   NGLs sales to affiliated companies...................................     30,252
   Allocated costs from affiliated companies............................      1,389
   Working capital to affiliated companies..............................      3,732


D - INCOME TAXES

     A reconciliation between the expected tax computed using the US federal statutory income tax rate and the provision for income taxes is as follows:

                                                                             2002
                                                                           --------
   Statutory federal income tax (35%)..................................    $ (3,950)
   State and local income taxes -- net of federal income tax effect
    (4.3%).............................................................        (489)
                                                                           --------
   Total...............................................................    $(4,439)
                                                                           ========


E - RETIREMENT AND BENEFITS

     For the year ended September 30, 2002, certain Aquila employees received stock options to purchase Aquila's common stock. As permitted under generally accepted accounting principles, Aquila elected to account for the options under Accounting Principles Board Opinion No. 25, and because the options strike price was equal to or greater than the fair value at the date of grant, no compensation expense was recognized. As these were Aquila, Inc. options, the Company does not have full access to the information necessary to disclose what compensation would have been, had Aquila accounted for the options under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which requires compensation expense be recognized for the fair value of the options at the date of grant. The Company does not have a stock option plan in place for its employees.

     Aquila had a defined contribution plan for virtually all employees. Pursuant to the plan, employees of the Company can defer a portion of their compensation and contribute it to a deferred account. Aquila's matching contribution to the plan for the Company employees was $34 for the year ended September 30, 2002.

     Aquila had a stock contribution plan under which eligible employees received a Company contribution of 3% of their base income in Aquila's common stock. The Company's expense associated with this plan for the Company employees for the year ended September 30, 2002 was $19.

                              THE ELK CITY SYSTEM
             NOTES TO CARVE-OUT FINANCIAL STATEMENTS -- (CONTINUED)

                         Year ended September 30, 2002
                         (Dollar amounts in thousands)

F - COMMITMENTS AND CONTINGENCIES

     1. Litigation

     The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.

     2. Environmental

     The Company's operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although the Company believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Company has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

     Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Company's liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Company believes that such costs will not have a material adverse effect on its financial position. Elk City did not accrue for environmental liabilities as of September 30, 2002.

G - MAJOR CUSTOMERS AND SUPPLIERS
     The Company sold 89.3% of natural gas and NGLs produced to Aquila for the year ended September 30, 2002.

     For the year ended September 30, 2002, the Company had gross purchases as a percentage of cost of sales from nonaffiliated major suppliers as follows:

     St. Mary Operating Company......................................    19.8%
     Exxon Company, U.S.A............................................    10.7%



     Management believes that the diversification of suppliers is sufficient to enable the Company to purchase all of its supply needs at market prices without a material disruption of operations if supplies are interrupted from any of the Company's existing sources. Although no assurances can be given that supplies will be readily available in the future, we expect a sufficient supply to continue to be available.

H - SUBSEQUENT EVENT

   In October 2002, La Grange Acquisition, L.P. purchased the Elk City System from Aquila.

                                  $250,000,000

                          ATLAS PIPELINE PARTNERS, L.P.

                                  Common Units
                               Subordinated Units
                                 Debt Securities
                                    Warrants


   We may offer from time to time the following types of securities:

   o our common units representing limited partner interests;

   o our subordinated units representing limited partner interests;

   o our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

   o warrants to purchase any of the other securities that may be sold under this prospectus; or

   o any combination of these securities, individually or as units.

   The securities will have an aggregate initial offering price of up to $250,000,000. The securities may be offered separately or together in any combination and as a separate series. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries on terms to be determined at the time of the offering.

   We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

   Our common units are quoted on the American Stock Exchange under the symbol "APL."

   You should read "Risk Factors" beginning on page 14 of this prospectus, as well as those which may be contained in any supplement to this prospectus, for a discussion of important factors that you should consider before you invest.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

                         Prospectus dated April 5, 2004

                               PROSPECTUS SUMMARY

                              About this Prospectus

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                                 Atlas Pipeline

         We own and operate natural gas pipeline gathering systems through our operating partnership and its operating subsidiaries. Our primary assets consist of approximately 1,380 miles of intrastate gathering systems located in eastern Ohio, western New York and western Pennsylvania. In September 2003, we entered into a purchase and sale agreement with SEMCO Energy, Inc. (NYSE: SEN) under which we or our designee will purchase all of the outstanding equity of SEMCO's wholly-owned subsidiary, Alaska Pipeline Company, which owns a 354-mile intrastate natural gas transmission pipeline that delivers gas to metropolitan Anchorage. The total consideration, payable in cash at closing, will be approximately $95 million, subject to an adjustment based on the amount of working capital that Alaska Pipeline has at closing.


         Currently, our gathering systems serve approximately 4,500 wells with an average daily throughput for the year ended December 31, 2003 of 52.5 million cubic feet, or mmcf, of natural gas. Our gathering systems provide a means through which well owners and operators can transport the natural gas produced by their wells to public utility pipelines for delivery to customers. To a lesser extent, our gathering systems transport natural gas directly to customers. Our gathering systems currently connect with public utility pipelines operated by Peoples Natural Gas Company, National Fuel Gas Supply, Tennessee Gas Pipeline Company, National Fuel Gas Distribution Company, East Ohio Gas Company, Columbia of Ohio, Consolidated Natural Gas Co., Texas Eastern Pipeline, Columbia Gas Transmission Corp. and Equitable Utilities. We do not engage in storage or gas marketing programs, nor do we currently engage in the purchase and resale for our own account of natural gas transported through our gathering systems.


         We originally acquired the gathering systems of Atlas America, Inc. and its affiliates, all of which are subsidiaries of Resource America, Inc. (NASDAQ:
REXI), when we commenced operations in January 2000. Throughout this prospectus, we refer to the Resource America energy subsidiaries with which we have contractual relationships, including Atlas America, collectively as "Atlas America," unless specifically stated otherwise. Atlas America and its affiliates sponsor limited and general partnerships to raise funds from investors to explore for natural gas, and produce natural gas and, to a lesser extent, oil from locations in eastern Ohio, western New York and western Pennsylvania. Our gathering systems are connected to 4,100 of those wells. Atlas America drilled and connected 270 wells to our gathering systems during the year ended December 31, 2003, 195 wells during the year ended December 31, 2002 and 196 wells during the year ended December 31, 2001.

         We are party to an omnibus agreement with Atlas America that is intended to maximize the use and expansion of our gathering systems and the amount of natural gas they transport. Among other things, the omnibus agreement requires Atlas America to install required flow lines and connect wells it operates that are located within 2,500 feet of one of our gathering systems.

         We are also party to natural gas gathering agreements with Atlas America under which it pays us gathering fees generally equal to a percentage, generally 16%, of the gross or weighted average sales price of the natural gas we transport subject, in certain cases, to minimum prices of $.35 or $.40 per thousand cubic feet, or mcf. Our business, therefore, depends in large part on the prices at which the natural gas we transport is sold. Due to the volatility of natural gas prices, our gross revenues can vary materially from period to period. During the year ended December 31, 2003, we received gathering fees averaging $.82 per mcf, while during the previous year, our average gathering fee was $.58 per mcf.

                             Objectives and Strategy

         Our objective is to increase cash flow, earnings and returns to our unitholders by:

             o expanding our revenue base through:

                 o construction of extensions necessary to service additional wells drilled by Atlas America and others and

                 o accretive acquisitions of mid-stream energy assets such as natural gas gathering, transmission, processing and storage facilities and liquid gathering, transmission and storage facilities;

             o limiting operating costs through achievement of economies of scale as a result of expanding our operations through extensions and acquisitions; and

             o continuing to strengthen our balance sheet by financing our growth with a combination of long-term debt and equity to provide the financial flexibility to fund future opportunities.

         Since commencing operations in January 2000, we have pursued these objectives by:

             o adding 372 miles of pipeline to our original system;

             o connecting 829 wells to our pipeline, 770 of which were drilled by Atlas America;

             o acquiring gathering systems in Ohio and Pennsylvania, aggregating
               120 miles of pipeline, with approximately 433 wells connected to those systems;

             o agreeing in September 2003 to acquire Alaska Pipeline, which we believe will add a significant source of stable income and distributable cash flow; and

             o upgrading our system and substantially expanding our capacity.


                             Partnership Information

         We were formed in May 1999 as a Delaware limited partnership and, under our partnership agreement, will be required to dissolve no later than December 31, 2098. We own a 98.9899% limited partnership interest in Atlas Pipeline Operating Partnership, L.P., also a Delaware limited partnership, which owns our current gathering systems through subsidiaries. We recently formed APC Acquisition, LLC, in which we currently own 100% of the membership interests, in order to acquire Alaska Pipeline. We have no significant assets other than our limited partnership interest in the operating partnership. Our general partner has sole responsibility for conducting our business and managing our operations. As is commonly the case with publicly traded limited partnerships, we do not directly employ any of the persons responsible for our management or operation. Rather, Atlas America personnel manage and operate our business. Our general partner also acts as general partner of the operating partnership. As a consequence, the affairs of the operating partnership are controlled by our general partner and not by us. However, our general partner may not, without the consent of all of our limited partners, consent to any act that would make it impossible to carry on our ordinary business and may not, without the consent of limited partners holding a majority of the outstanding common units and subordinated units, voting as separate classes, dispose of all or substantially all of our assets or the assets of the operating partnership.

         Our common units are entitled to receive cash distributions of $.42 per quarter, or $1.68 on an annualized basis, before any distributions are paid on our existing subordinated units. We expect this priority to continue until January 1, 2005. Our general partner owns all of our outstanding 1,641,026 subordinated units.

         Our principal executive offices are located at 311 Rouser Road, Moon Township, Pennsylvania 15108 and our telephone number is (412) 262-2830.


         Summary of Conflicts of Interest and Fiduciary Responsibilities

         Our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders. However, because our general partner is a corporate subsidiary of Atlas America, its officers and directors have fiduciary duties to manage its business in a manner beneficial to Atlas America. As a result, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and Atlas America and its affiliates, on the other hand.

         The following situations, among others, could give rise to conflicts of interest:

         o our general partner determines the amount and timing of asset purchases and sales, capital expenditures, issuances of additional common units, borrowings and reserves, which can impact the amount of distributions to unitholders;

         o our general partner may take actions on our behalf that have the effect of enabling our general partner to receive distributions on its subordinated units;

         o some of the officers of our general partner who provide services to us also devote significant time to the businesses of our general partner's affiliates, and competition for their services may develop;

         o the officers of our general partner may make decisions on behalf of Atlas America, as the operator of natural gas wells connected to our gathering systems, as to the volume of gas produced by these wells, and these decisions may affect the volume of natural gas transported by us and, thus, our revenues; and

         o our general partner makes decisions that affect the obligations of Atlas America to us in constructing gathering systems, providing financing for that construction and identifying gathering systems for possible acquisition.

         Our general partner has a conflicts committee, consisting of three independent members of its managing board, that is available to review matters involving conflicts of interest.

         Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of its fiduciary duty. By purchasing a common unit, you are treated as having consented to these restrictions, and to various actions contemplated in the partnership agreement and to conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

      Distributions and Payments to Our General Partner and Its Affiliates

         The following summarizes the distributions and payments we make to our general partner and its affiliates in connection with our operation and liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's length negotiations.


Cash distributions to our general partner........... Cash distributions are generally made 98% to the unitholders, including to our general partner as
                                                     holder of our existing subordinated units, and 2% to
                                                     our general partner. If distributions exceed specified
                                                     target levels, our general partner will receive from
                                                     15% to 50% of the excess distributions. We refer to
                                                     these distributions as our general partner's
                                                     "incentive distribution rights." For the year ended
                                                     December 31, 2003, our general partner received
                                                     distributions of $4,561,100, including $594,000 of
                                                     incentive distributions, $192,700 on its general
                                                     partner interest and $3,774,400 on its subordinated
                                                     units.

Payments to our general partner..................... Our general partner does not receive management fees or other compensation for managing us. We reimburse our general partner for all direct, indirect and capital expenditures it incurs on our behalf.  For the year ended December 31, 2003, we reimbursed
                                                     $11,715,600 to our general partner, consisting of $2,420,500 in transportation and compression costs, $1,660,900 in general and administrative costs and $7,634,200 in capital expenditures.

Withdrawal or removal of our general
partner............................................. If our general partner withdraws or is removed, its general partner interest and incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

Liquidation......................................... Upon our liquidation and after payment of our creditors, the partners, including our general partner, will be entitled to receive liquidating distributions according to their
                                                     particular capital account balances. For a description of how capital account balances are determined and adjusted upon
                                                     liquidation, see "Cash Distribution Policy--Distributions of
                                                     Cash Upon Liquidation."

                                                Our Partnership Agreement

Cash distributions.................................. We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its discretion.  The amount of this cash may be greater than or less than the minimum quarterly distribution referred to in the next paragraph.  We generally make cash distributions within 45 days after the end of each quarter.

                                                     In general, we make cash distributions each quarter based on the following priorities:


                                                     o first, 98% to the common units and 2% to our general partner until each common unit has received a minimum quarterly distribution of
                                                       $.42, plus any arrearages in the payment of the minimum quarterly distribution from prior quarters;

                                                     o second, 98% to our existing subordinated units and 2% to our general partner until each subordinated unit has received a minimum quarterly distribution of $.42;

                                                     o third, 85% to all units and 15% to our general partner until each unit has received a total distribution of $.52 in that quarter;

                                                     o fourth, 75% to all units and 25% to our general partner until each unit has received a total distribution of $.60 in the quarter; and

                                                     o after that, 50% to all units and 50% to our general partner.

                                                     The distributions to our general partner in the third through fifth distribution levels are incentive distributions and are
                                                     disproportionate to its 2% interest in us as our general partner.

                                                     If we make a distribution from capital surplus, which generally means distributions from cash generated other than from operations or from working capital reserves, it is treated as if it were repayment of the unit price from our initial public offering of common units, which was $13.00 per common unit. To reflect repayment, distribution levels, including the minimum quarterly distributions, will be adjusted downward by multiplying each distribution amount by a fraction. This fraction is determined as follows:

                                                     o the numerator is the unrecovered initial unit price of the common unit immediately after giving effect to the repayment, and

                                                     o the denominator is the unrecovered initial unit price of the common units immediately before the repayment.

                                                     The unrecovered initial unit price is the initial public offering price per common unit of $13.00 less any distributions from capital surplus. Distributions from capital surplus will not reduce the minimum quarterly distribution or target or other distribution levels for the quarter in which they are distributed. We do not anticipate that there will be significant distributions from capital surplus.

                                                     Upon liquidation, we will distribute any cash remaining, after we have paid our creditors, to unitholders and our general partner in accordance with their capital account balances. To the extent proceeds of liquidation are available, we will adjust the capital accounts of our general partner and the common unitholders to give our general partner amounts representing incentive distributions.

Existing subordinated units;
subordination period................................ Our existing subordinated units are a separate class of interest in us whose rights to distributions are subordinate to those of the common units during the subordination period. The subordination period will end on January 1, 2005 unless the financial tests in the partnership agreement are not met. When the subordination period ends, all of these subordinated units will convert into common units on a one-for-one basis. The subordinated units will similarly convert to common units if our general partner is removed without cause. Converted subordinated units will have the same rights as common units and will thus participate equally with the other common units in distributions.

Issuance of additional units........................ We are permitted to issue common units, subordinated units, debt and other securities without restriction under our partnership agreement except that, during the subordination period for our existing subordinated units, we cannot issue securities having rights to distribution or in liquidation ranking prior or senior to our common units without unitholder consent.

Amendment of our partnership
agreement........................................... Our partnership agreement may generally be amended by a vote of persons holding a majority of the common units and existing subordinated units, voting as separate classes, provided that we obtain an opinion of counsel that the amendment will not materially adversely affect the limited liability of the limited partners.
                                                     Amendments may be proposed only by or with the consent of our general partner, which may withhold its consent in its sole discretion. Our general partner may, without the consent of unitholders, amend our partnership agreement to accommodate administrative functions such as admission, withdrawal or
                                                     substitution of limited partners, to effect our qualification to do business in a jurisdiction or to prevent us from being deemed an investment company. No amendment may be made that would enlarge the obligations of any limited partner without that partner's consent;
                                                     enlarge, restrict or reduce the rights, obligations, or amounts distributable or reimbursable to our general partner; change our term or modify the nature of those events causing our dissolution.

Limited liability of limited partners............... The liability of a person purchasing common units or subordinated units will be limited to the amount of the purchaser's investment plus the purchaser's share of any of our undistributed profits or assets, so long as the purchaser does not participate in the control of our business within the meaning of Delaware law and otherwise acts in conformity with our partnership agreement.

Limited voting rights............................... Holders of common units and subordinated units do not have voting rights except with respect to the following matters, for which the partnership agreement requires unitholder approval:

                                                     o a sale or exchange of all or substantially all of our
                                                       assets;

                                                     o the removal or withdrawal of our general partner;

                                                     o the election of a successor general partner;

                                                     o our dissolution or reconstitution;

                                                     o a merger;

                                                     o termination or material modification of the master natural gas gathering agreement and omnibus agreement with Atlas America;

                                                     o approval of the transfer by our general partner of its general partner interest or incentive distribution rights, except in a merger or to an affiliate; and

                                                     o in general, amendments to the partnership agreement.

Change of control................................... Any person or group, other than our general partner and its affiliates or a direct transferee of our general partner or its affiliates, that acquires beneficial ownership of 20% or more of our common units will lose its voting rights with respect to all of its common units.

Removal or withdrawal of our general
partner............................................. Our general partner may be removed by the vote of at least 66 2/3%
                                                     of our outstanding common units and the election of a successor general partner by the vote of a majority of the outstanding common units, excluding in both cases common units held by our general partner and its affiliates.

                                                     Our general partner may not withdraw as our general partner without the vote of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. However, our general partner may withdraw without approval of our common units if at least 50% of our common units are held or controlled by one person or its affiliates other than our general partner and its affiliates.



Consequences of removal of our general
partner............................................. If our general partner is removed other than for cause, all of our existing subordinated units will immediately convert into common units on a one-for-one basis. Any existing arrearages in the payment of the minimum quarterly distribution to the common units will be extinguished, and our general partner will have the right to convert its general partner interest and its right to receive incentive distributions into common units or to receive cash in exchange for such interests. In addition, the omnibus agreement will terminate and the master natural gas gathering agreement will terminate with respect to future wells drilled and completed by Atlas America.

                             Summary Financial Data

         We derived the financial data set forth below as of and for the three years ended December 31, 2003 from our consolidated financial statements for those periods, which have been audited by Grant Thornton LLP, independent accountants. You should read the financial data in this table together with, and such financial data is qualified by reference to, our consolidated financial statements, the notes to our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere or incorporated by reference in this prospectus.

                                                                For the years ended December 31,
                                                               -----------------------------------
                                                                 2003          2002         2001
                                                               -------        -------      -------
                                                               (in thousands, except per unit data)
       Income statement data:

       Revenues.............................................   $15,749        $10,667      $13,129
                                                               =======        =======      =======

       Total transportation and compression, general and
         administrative expenses...........................    $ 4,081        $ 3,544      $ 3,042
                                                               =======        =======      =======

       Depreciation and amortization........................   $ 1,770        $ 1,476      $ 1,356
                                                               =======        =======      =======

       Net income...........................................   $ 9,639        $ 5,398      $ 8,556
                                                               =======        =======      =======

       Net income per limited partner unit - basic and         $  2.17        $  1.54      $  2.30
         diluted............................................   =======        =======      =======


       Distributions declared per common unit...............   $  2.39        $  2.14      $  2.50
                                                               =======        =======      =======


                                                                          At December  31,
                                                               -----------------------------------
                                                                 2003           2002         2001
                                                               -------        -------      -------

                                                                          (in thousands)

       Balance sheet data:

       Total assets.........................................   $49,512        $28,515      $26,002
                                                               =======        =======      =======

       Long-term debt.......................................   $     -        $ 6,500      $ 2,089
                                                               =======        =======      =======

       Common unitholders' capital..........................   $43,551        $19,164      $20,129
       Subordinated unitholder's capital....................       354            684        1,661
       General partner's capital (deficit)..................       340           (161)        (116)
                                                               -------        -------      -------

       Total partners' capital..............................   $44,245        $19,687      $21,674
                                                               =======        =======      =======




                             Summary Operating Data

         The following table summarizes information concerning the volumes of natural gas we transported during the years ended December 31, 2003, 2002 and 2001 as well as the average transportation rate we received during those periods.

                                                             For the years ended December 31,
                                                          ---------------------------------------
                                                              2003         2002          2001
                                                          -----------   -----------   -----------
       Total volume of natural gas transported (in
          mcf)..........................................   19,152,300    18,382,600    17,125,000
                                                          ===========   ===========   ===========

       Average daily volume of natural gas transported
          (in mcf)......................................       52,472        50,363        46,918
                                                          ===========   ===========   ===========

       Average transportation rate per mcf..............  $       .82   $       .58   $       .76
                                                          ===========   ===========   ===========
       Available cash from operating surplus(1).........  $10,800,000   $ 7,385,300   $ 9,284,600
                                                          ===========   ===========   ===========

-----------------
(1) We define available cash from operating surplus under "Our Partnership Agreement--Cash Distribution Policy--Distributions of Available Cash from Operating Surplus." Available cash from operating surplus is not a measure of cash flow as determined by generally accepted accounting principles. We have included information concerning available cash from operating surplus because it provides investors and management additional information as to our ability to pay distributions to common unitholders and fixed charges and is presented solely as a supplemental financial measure. Available cash from operating surplus should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as an indicator of our operating performance or liquidity. Available cash from operating surplus is not necessarily comparable to a similarly titled measure of another company. The table below shows how we calculated available cash from operating surplus.

                                                             For the years ended December 31,
                                                             --------------------------------
                                                                 2003      2002       2001
                                                               --------   -------   -------
                                                                       (in thousands)
         Net cash provided by operating activities...........  $ 13,702   $ 8,138   $10,268

         Net borrowings less capital expenditures
            and acquisitions.................................   (14,134)     (820)   (1,039)

         Capital contributions and net proceeds from
            offering.........................................    25,720         -        45

         Increase in other assets............................    (2,468)      (61)      (38)

         (Increase) decrease in cash reserves................   (12,020)      128        49
                                                               --------   -------   -------

         Available cash from operating surplus...............  $ 10,800    $7,385   $ 9,285
                                                               ========   =======   =======


                                  RISK FACTORS

         Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks we encounter are similar to those that would be faced by a corporation engaged in a similar business. You should consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our securities could decline and you may lose some or all of your investment.

Our cash distributions are not assured and may fluctuate with our performance.

         The amounts of cash that we generate may not be sufficient to pay the minimum quarterly distributions established in our partnership agreement or any other level of distributions. The actual amounts of cash we generate will depend upon numerous factors relating to our business which may be beyond our control, including:

             o the demand for and price of natural gas;

             o the volume of natural gas we transport;

             o continued development of wells for connection to our gathering systems;

             o the expenses we incur in providing our gathering services;

             o the cost of acquisitions and capital improvements;

             o our issuance of equity securities;

             o required principal and interest payments on our debt;

             o fluctuations in working capital;

             o prevailing economic conditions;

             o fuel conservation measures;

             o alternate fuel requirements;

             o government regulations; and

             o technical advances in fuel economy and energy generation devices.

         Our ability to make cash distributions depends primarily on our cash flow. Cash distributions do not depend directly on our profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when we record losses and may not be made during periods when we record profits.

The failure of Atlas America to perform its obligations under the natural gas gathering agreements may adversely affect our revenues.

         Our revenues currently consist of the fees we receive under the master natural gas gathering agreement and other transportation agreements we have with Atlas America and its affiliates. While Atlas America receives gathering fees from the well owners, it is contractually obligated to pay our fees even if the gathering fees paid to it by well owners are less than the fees it must pay us. Our cash flow could be materially adversely affected if Atlas America failed to discharge its obligations to us.


The amount of natural gas we transport will decline over time unless new wells are connected to our gathering systems.

         Production of natural gas from a well generally declines over time until the well can no longer economically produce natural gas and is plugged and abandoned. Failure to connect new wells to our gathering systems could, therefore, result in the amount of natural gas we transport reducing substantially over time and could, upon exhaustion of the current wells, cause us to abandon one or more of our gathering systems and, possibly, cease operations. As a consequence, our revenues and, thus, our ability to make distributions to unitholders would be materially adversely affected.

         We entered into the omnibus agreement with Atlas America to, among other things, increase the number of natural gas wells connected to our gathering systems. However, well connections resulting from that agreement depend principally upon the success of Atlas America in sponsoring drilling investment partnerships and completing wells for these partnerships in areas where our gathering systems are located. If Atlas America cannot or does not continue to organize these partnerships, if the amount of money raised by these partnerships decreases, or if the number of wells actually drilled and completed as commercial producing wells decreases, our revenues and ability to make cash distributions will be materially adversely affected.

The amount of natural gas we transport may be reduced if the public utility pipelines to which we deliver gas cannot or will not accept the gas.

         Our gathering systems principally serve as intermediate transportation facilities between sales lines from wells connected to our systems and the public utility pipelines to which we deliver natural gas. If one or more of these public utility pipelines has service interruptions, capacity limitations or otherwise does not accept the natural gas we transport, and we cannot arrange for delivery to other public utility pipelines, local distribution companies or end users, the amount of natural gas we transport may be reduced. Since our revenues depend upon the volumes of natural gas we transport, this could result in a material reduction in our revenues.

We may not be able to complete the acquisition of Alaska Pipeline.

         Completion of the acquisition of Alaska Pipeline is subject to a number of conditions, including receipt of governmental and non-governmental consents and approvals and the absence of a material adverse change in Alaska Pipeline's business. Among the required governmental authorizations are approval of the Regulatory Commission of Alaska. The purchase and sale agreement may be terminated by either SEMCO or us if the transaction is not completed by June 16, 2004.

We will incur substantial indebtedness to acquire Alaska Pipeline which may restrict our liquidity and, if interest rates increase, affect cash flow from the acquisition.

         We intend to finance the Alaska Pipeline acquisition in part through borrowing all of the $20 million available under our existing credit facility. Unless the borrowing is paid down, or the amount of availability increased, we will not have further borrowing capacity to finance future acquisitions, capital expenditures or other liquidity needs. Moreover, since this borrowing, and the $50 million borrowing that APC Acquisition will also make to finance the acquisition, are at variable interest rates, any increase in interest rates will adversely affect the cash flow we expect to derive from the acquisition. We intend to use the proceeds of one or more offerings of our securities pursuant to this prospectus to reduce some of these borrowings. However, we cannot assure you that we and Alaska Pipeline will generate sufficient cash flow from operations to satisfy our and its future liquidity needs.

Governmental regulation of our pipelines could increase our operating costs.

         Currently our gathering of natural gas from wells is exempt from regulation under the Natural Gas Act. However, the implementation of new laws or policies could subject us to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act. We expect that any such regulation would increase our costs, decrease our revenues, or both.

         Gas gathering operations are subject to regulation at the state level. Matters subject to regulation include rates, service and safety. We have been granted an exemption from regulation as a public utility in Ohio. Presently, our rates are not regulated in New York and Pennsylvania. Changes in state regulations, or our status under these regulations that subject us to further regulation, could increase our operating costs or require material capital expenditures.

Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities.

         Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by their pipelines. We may also be held liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards. Any violation of environmental, construction or safety laws could impose substantial liabilities and costs on us.

         We are also subject to the requirements of the Occupational Health and Safety Act, or OSHA, and comparable state statutes. Any violation of OSHA could impose substantial costs on us.

         We cannot predict whether or in what form any new legislation or regulatory requirements might be enacted or adopted, nor can we predict our costs of compliance. In general, we expect that new regulations would increase our operating costs and, possibly, require us to obtain additional capital to pay for improvements or other compliance action necessitated by those regulations.

We may not be able to fully execute our growth strategy.

         Our strategy contemplates substantial growth through both the acquisition of other gathering systems and the development of our existing system. Typically, we have paid for system development in cash and have made acquisitions either for cash or a combination of cash and common units. As a result, limitations on our access to capital or on the market for our common units will impair our ability to execute our growth strategy. In addition, our strategy of growth through acquisitions involves numerous risks, including:

             o we may not be able to identify suitable acquisition candidates;

             o we may not be able to make acquisitions on economically
               acceptable terms;

             o our costs in seeking to make acquisitions may be material, even if we cannot complete any acquisition we have pursued;

             o irrespective of estimates at the time we make an acquisition, the acquisition may prove to be dilutive to earnings and operating surplus;

             o we may encounter difficulties in integrating operations and systems; and

             o we may acquire assets located outside of our core geographic area of operations or acquire businesses or operations that differ in nature from traditional gas pipeline or gathering activities, and we may incur difficulties or delays in successfully operating such new businesses;

A decline in natural gas prices could adversely affect our revenues.

         Our gathering fees are generally equal to a percentage of either the gross or weighted average sales price of the natural gas we transport, although in some cases we receive a flat fee per mcf of gas transported. Our income therefore depends upon the prices at which the natural gas we transport is sold. Historically, the price of natural gas has been volatile; as a result, our income may vary widely from period to period.

Gathering system operations are subject to operational hazards and unforeseen interruptions.

         The operations of our gathering systems are subject to hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events beyond our control. A casualty occurrence might result in injury and extensive property or environmental damage. Our insurance coverage may not be sufficient for any casualty loss we may incur.

                                 USE OF PROCEEDS

         Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general partnership purposes, which may include, but not be limited to, refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                       RATIO OF EARNINGS TO FIXED CHARGES


         The following table shows our ratio of earnings to fixed charges for the periods indicated.

                                                                           Inception
                                                                             through
                                                Year ended December 31,    December 31,
                                            ----------------------------   ------------
                                            2003       2002         2001      2000
                                            ----       ----         ----      -----
         Ratio of earnings to fixed
             charges.....................   29.2       18.0         36.9      753.8

                            PRO FORMA FINANCIAL DATA

         Following are our unaudited pro forma financial statements as of and for the year ended December 31, 2003. The unaudited pro forma balance sheet is prepared as though the acquisition of Alaska Pipeline described in this prospectus occurred as of December 31, 2003, and the unaudited pro forma statement of operations is prepared as though the acquisition occurred as of January 1, 2003. The acquisition adjustments are described in the notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements and accompanying notes should be read together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and Alaska Pipeline's historical financial statements and related notes included elsewhere, or incorporated by reference, in this prospectus.

         We accounted for the acquisition of Alaska Pipeline in the unaudited pro forma financial statements using the purchase method in accordance with the guidance of Statement of Financial Accounting Standards No. 141, "Business Combinations." For purposes of developing the unaudited pro forma financial information, we have allocated the purchase price to Alaska Pipeline's gas gathering and transmission facilities based on fair market value.

         The unaudited pro forma financial statements are for informational purposes only and are based upon available information and assumptions that we believe are reasonable under the circumstances. You should not construe the unaudited pro forma financial statements as indicative of the combined financial position or results of operations that we and Alaska Pipeline would have achieved had the transaction been consummated on the dates assumed. Moreover, they do not purport to represent our and Alaska Pipeline's combined financial position or results of operations for any future date or period or a representation that we will complete the Alaska Pipeline acquisition. See "Risk Factors--We may not be able to complete the acquisition of Alaska Pipeline."

                          ATLAS PIPELINE PARTNERS, L.P.

                       PRO FORMA BALANCE SHEET (UNAUDITED)
                                DECEMBER 31, 2003

                                 (in thousands)

                            Historical   Historical
                              Atlas        Alaska        Acquisition                Pro forma
                             Pipeline     Pipeline       adjustments               consolidated
                            ----------   ----------      -----------               ------------
          ASSETS
Current assets:
   Cash and cash
     equivalents............ $ 15,078     $       -    $         -                $     15,078
   Accounts receivable......        -           714           (714)   (a)                    -
   Accounts receivable -
     affiliates.............       12        11,555        (11,555)   (a)                   12

   Prepaid expenses.........       67           124           (124)   (a)                   67
                             --------     ---------    ------------               ------------
     Total current assets...   15,157        12,393        (12,393)                     15,157

Property and equipment:
   Gas gathering and
     transmission
     facilities.............   37,018        58,888         36,885    (b)              132,791
   Less - accumulated
     depreciation...........   (7,390)      (12,212)        12,212    (b)               (7,390)
                             ---------    ----------   -----------                -------------
     Net property and
       equipment............   29,628        46,676         49,097                     125,401

Goodwill....................    2,305        46,472        (46,472)   (a)                2,305

Other assets................    2,422           267          3,315    (a)(b)(c)          6,004
                             --------     ---------    -----------                ------------
                             $ 49,512     $ 105,808    $    (6,453)               $    148,867
                             ========     =========    ===========                ============

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable and
     accrued liabilities.... $    521     $   8,245    $    (8,245)   (a)         $        521
   Accounts payable -
     affiliates.............    1,673             -          4,355    (a)(b)(c)          6,028

   Distribution payable.....    3,073             -              -                       3,073
                             --------     ---------    -----------                ------------
     Total current
       liabilities..........    5,267         8,245         (3,890)                      9,622

Long-term debt..............        -        35,900         34,100    (a)(b)            70,000

Regulatory liability........        -         1,819         (1,819)   (b)                    -

Deferred income taxes.......        -         6,947         (6,947)   (a)                    -

Preferred equity
   subject to
   redemption...............        -             -         25,000    (b)               25,000
Stockholder's equity........        -        52,897        (52,897)   (a)                    -
Members equity..............        -             -              -    (a)(b)                 -

Partners' capital:
   Common unitholders.......   43,551             -              -                      43,551
   Subordinated
     unitholders............      354             -              -                         354
   General partner..........      340             -              -                         340
                             --------     ---------    -----------                ------------
     Total partners'
       capital..............   44,245             -              -                      44,245
                             --------     ---------    -----------                ------------
                             $ 49,512     $ 105,808    $    (6,453)               $    148,867
                             ========     =========    ===========                ============

                   See notes to pro forma financial statements

                          ATLAS PIPELINE PARTNERS, L.P.

                  PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                      (in thousands, except per unit data)



                              Historical   Historical
                                 Atlas       Alaska       Acquisition            Pro forma
                               Pipeline     Pipeline      adjustments           consolidated
                               ---------   ----------     -----------           ------------


Revenues:
   Transportation and
     compression............   $  15,651    $  67,733    $   (52,581)   (d)       $  30,803
   Pipeline management
     services...............           -        3,110         (3,110)   (d)               -
                               ---------    ---------    -----------              ---------
                                  15,651       70,843        (55,691)                30,803

Costs and expenses:
   Transportation and
     compression............       2,421            -              -                  2,421
   Cost of gas sold.........           -       55,549        (55,549)   (d)               -
   General and
     administrative.........       1,661        3,575         (2,104)   (e)           3,132
   Operations and
     maintenance............           -        4,007         (1,470)   (e)           2,537
   Depreciation and
     amortization...........       1,770        3,265           (293)   (g)(h)        4,742
                               ---------    ---------    ------------             ---------
                                   5,852       66,396        (59,416)                12,832
                               ---------    ---------    ------------             ---------

   Operating income.........       9,799        4,447          3,725                 17,971
                               ---------    ---------    -----------              ---------

   Other income
     (deductions):
     Interest expense.......        (258)      (2,937)        (4,674)   (f)(i)       (7,869)
     Other..................          98          263           (263)   (d)              98
                               ---------    ---------    ------------             ---------
                                    (160)      (2,674)        (4,937)                (7,771)
                               ---------    ---------    -----------              ---------

Income before
   income taxes.............       9,639        1,773         (1,212)                10,200
Provision for income taxes..           -          733           (733)   (j)               -
                               ---------    ---------    ------------             ---------
   Net income...............   $   9,639    $   1,040    $      (479)             $  10,200
                               =========    =========    ===========              =========

Net income - limited
   partners.................   $   8,651                                          $   7,593
                               =========                                          =========

Net income - general
   partner..................   $     988                                          $   2,607
                               =========                                          =========

Basic and diluted net
   income per limited
   partner .................   $    2.17                                          $    1.91
                               =========                                          =========

Weighted average units
   outstanding..............       3,981                                              3,981
                               =========                                          =========

Per unit distributions -
   limited partner..........   $     2.39                                         $    2.84 (k)
                               ==========                                         =========




                   See notes to pro forma financial statements

                          Atlas Pipeline Partners, L.P.
                Notes to Unaudited Pro Forma Financial Statements

     a. Immediately prior to the closing, Alaska Pipeline will convert from a corporation to a Delaware limited liability company ("LLC"), transfer its pipeline assets to the newly formed LLC, and dividend all of its remaining net assets to SEMCO.

     b. To reflect our purchase of 100% of the interest in the LLC for $96.5 million including estimated transaction costs and the payment of $250,000 for the tower license fee and $450,000 for the gas control services fee. The acquisition will be financed by a $25 million preferred equity mezzanine investment, a $50 million revolving credit facility and $20 million from bank borrowings under our existing credit facility. The remaining $1.5 million is funded through borrowings from our parent, which appear as an increase to accounts payable - affiliates.

     c. To reflect the payment of $2.9 million of estimated financing costs which appear in the pro forma balance sheet as an increase in accounts payable - affiliates.

     d. Reflects the adjustment to gas sales and transportation and compression revenue in accordance with the terms of the Special Contract for Gas Transportation to be entered into with ENSTAR Natural Gas Company (the division of SEMCO which conducts its Alaska distribution business) in connection with the acquisition and the elimination of Alaska Pipeline's pipeline management services and other income. The adjustment also reflects the elimination of Alaska Pipeline's cost of gas sold. The revenue Alaska Pipeline earned for gas sales and the expense it recognized for the cost of gas sold are the result of an intercompany gas sales agreement with ENSTAR that requires Alaska Pipeline to sell ENSTAR the gas volumes it purchases from gas producing entities.

     e. Reflects the general and administrative costs in accordance with the terms of the Operation and Maintenance and Administrative Services Agreement to be entered into with ENSTAR in connection with the acquisition.

     f. Reflects the adjustment to interest expense resulting from the $25 million preferred equity (treated as debt for financial reporting purposes) bearing a fixed interest rate of 12% and the $50 million of new borrowings bearing an interest rate of LIBOR plus 350 basis points, assumed to be 4.82% for the six months ended June 30, 2003 and 4.55% for the six months ended December 31, 2003. In addition, reflects borrowings under our existing credit facility and inter-company line with our parent bearing an interest rate of LIBOR plus 200 basis points, assumed to be 3.32% for the six months ended June 30, 2003 and 3.05% for the six months ended December 31, 2003.

     g. Reflects the adjustment to depreciation expense based upon the cost of the acquired gas gathering and transmission facilities using a 33 year depreciable life and using the straight-line method.

     h. Reflects the amortization of the gas control services and tower license fees on a straight line basis over the 10 year term of the contract.

     i Reflects the amortization of deferred financing costs related to the various borrowing facilities to finance the acquisition over their respective terms.

     j. Reflects the elimination of federal and state income taxes following the conversion of Alaska Pipeline to a LLC and its acquisition by us, a master limited partnership not subject to income taxes.

     k. Reflects the impact to limited partner distributions from adjusting our distributable cash flow as a result of the acquisition of Alaska Pipeline.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

                              Conflicts of Interest

General

         Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and Atlas America and its affiliates, on the one hand, and us and our limited partners, on the other hand. The managing board members and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to Atlas America and its affiliates as members. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

         Our partnership agreement contains provisions that allow our general partner to take into account the interests of parties in addition to ours in resolving conflicts of interest. In effect, these provisions limit our general partner's fiduciary duty to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

         Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any partner, on the other, our general partner has the responsibility to resolve that conflict. A conflicts committee of our general partner's managing board will, at the request of our general partner, review conflicts of interest. The conflicts committee consists of the independent managing board members, currently William R. Bagnell, Donald W. Delson and Murray S. Levin. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if that resolution is:

              o approved by the conflicts committee, although no party is obligated to seek approval and our general partner may adopt a resolution or course of action that has not received approval;

              o on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

              o fair to us, taking into account the totality of the
                relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

         In resolving a conflict, our general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

              o the relative interest of the parties involved in the conflict or affected by the action;

              o any customary or accepted industry practices or historical dealings with a particular person or entity; and

              o generally accepted accounting practices or principles and other factors as it considers relevant, if applicable.

         Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the conversion of subordinated units.

         The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding various matters, including:

              o amount and timing of asset purchases and sales;

              o cash expenditures;

              o borrowings;

              o issuances of additional units; and

              o the creation, reduction or increase of reserves in any quarter.

         In addition, our borrowings do not constitute a breach of any duty owed by our general partner to the unitholders, including borrowings that have the purpose or effect of:

              o enabling our general partner and its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights or

              o hastening the expiration of the subordination period.

         Our partnership agreement provides that we and the operating partnership may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or the operating partnership. The partnership agreement limits the amount of debt we may incur, including amounts borrowed from our general partner.

We do not have any employees and rely on the employees of our general partner and its affiliates.

         We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates. Affiliates of our general partner conduct business and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition between us, our general partner and affiliates of our general partner for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner who provide services to us are not required to work full time on our affairs. These officers may devote significant time to the affairs of our general partner's affiliates and be compensated by these affiliates for the services rendered to them. There may be significant conflicts between us and affiliates of our general partner regarding the availability of these officers to manage us.

We must reimburse our general partner and its affiliates for expenses.

         We must reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services properly allocable to us.

Our general partner intends to limit its liability regarding our obligations.

         Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only as to all or particular assets of ours and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit our or its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

         Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and those affiliates in favor of us.

Determinations by our general partner may affect its obligations and the obligations of Atlas America.

         We have agreements with Atlas America regarding, among other things, transporting natural gas from wells controlled by it and its affiliates, construction of expansions to our gathering systems, financing that construction and identification of other gathering systems for acquisition. Determinations made by our general partner will significantly affect the obligations of Atlas America under these agreements. For example, a determination by our general partner to seek outside financing to expand our gathering systems would reduce the amount of additional investment Atlas America would be required to make in us. A determination not to acquire a gathering system identified by Atlas America could result in the acquisition of that system by Atlas America.

Contracts between us, on the one hand, and our general partner and Atlas America and its affiliates, on the other, will not be the result of arm's-length negotiations.

         The partnership agreement allows our general partner to pay itself or its affiliates for any services rendered, provided these services are on terms fair and reasonable to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates on the other, are or will be the result of arm's length negotiations. In addition, our general partner will negotiate the terms of any acquisitions from Atlas America subject to the approval of the conflicts committee consisting of persons unaffiliated with Atlas America.

We may not retain separate counsel or other professionals.

         Attorneys, independent public accountants and others who perform services for us are selected by our general partner or the conflicts committee and may also perform services for our general partner and Atlas America and its affiliates. We may retain separate counsel in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of that conflict. We do not intend to do so in most cases.



                                Fiduciary Duties

State Law Fiduciary Duty Standards

         Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

         The Delaware Revised Uniform Limited Partnership Act provides that a limited partner may institute legal action on our behalf to recover damages from a third party where our general partner has refused to institute the action or where an effort to cause our general partner to do so is not likely to succeed. In addition, the statutory or case law may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership Agreement Modified Standards; Limitations on Remedies of Unitholders

         Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only the interests and factors that it desires; it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Other provisions of the partnership agreement provide that our general partner's actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

         Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us under the factors previously described. In determining whether a transaction or resolution is "fair and reasonable," our general partner may consider interests of all parties involved, including its own. Unless our general partner has acted in bad faith, the action taken by our general partner will not constitute a breach of its fiduciary duty. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

         Our partnership agreement specifically provides that, subject only to the obligations of Atlas America and its affiliates to us under the omnibus agreement, the master natural gas gathering agreement or similar agreements, it will not be a breach of our general partner's fiduciary duty if its affiliates engage in business interests and activities in preference to or to the exclusion of us. Also, our general partner and its affiliates have no obligation to present business opportunities to us except for the obligation of Atlas America to us in connection with the identification of potential acquisitions of existing gathering systems. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

         In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and managing board members will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.

         In order to become a limited partner, a unitholder is required to agree to be bound by the provisions of our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Revised Uniform Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

         We are required to indemnify our general partner and its officers, managing board members, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. This indemnification is required if our general partner or the other persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. Indemnification is required for criminal proceedings if our general partner or these other persons had no reasonable cause to believe their conduct was unlawful. See "Our Partnership Agreement--Indemnification."

               GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

         We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, up to $250,000,000 aggregate initial offering price of:

          o our common units representing limited partner interests;

          o our subordinated units representing limited partner interests;

          o our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

          o warrants to purchase any of the other securities that may be sold under this prospectus; or

          o any combination of these securities, individually or as units.

         We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common units or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

                           DESCRIPTION OF COMMON UNITS

         We describe our common units under the heading "Our Partnership Agreement." The prospectus supplement relating to the common units offered will state the number of units offered, the initial offering price and the market price, distribution information and any other relevant information. Rules of the American Stock Exchange, on which our common units trade, may limit the amount of common units we may issue. Current AMEX rules require us to seek unitholder approval if a proposed issuance of common units as consideration for an acquisition of assets or stock of another company would increase our outstanding common equity by more than 20%.

                        DESCRIPTION OF SUBORDINATED UNITS

         The subordinated units will be a separate class of limited partner interest. We currently have outstanding 1,641,026 subordinated units which we expect will convert into common units on January 1, 2005, as described under "Our Partnership Agreement." The rights of holders of new subordinated units to participate in distributions to partners will differ from, and be subordinated to, the rights of the holders of common units. The prospectus supplement relating to the new subordinated units offered will state the number of units offered, the initial offering price and the market price, the terms of the subordination, any ways in which the new subordinated units will differ from common units, distribution information and any other relevant information.

                         DESCRIPTION OF DEBT SECURITIES

         We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsubordinated obligations, which we refer to as "senior debt securities," or our subordinated obligations, which we refer to as "subordinated debt securities." The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

         Our senior debt securities may be issued from time to time under a senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture. Each of the senior debt securities indenture and the subordinated debt securities indenture is referred to individually as an "indenture" and they are referred to collectively as the "indentures." Each trustee is referred to individually as a "trustee" and the trustees are collectively referred to as the "trustees."

         This section summarizes selected terms of the debt securities that we may offer. The applicable prospectus supplement and the form of applicable indenture relating to any particular debt securities offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement do not describe every aspect of the applicable indenture or the debt securities. When evaluating the debt securities, you also should refer to all provisions of the applicable indenture and the debt securities. The forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part.

General

         We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

         The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

             o the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

             o any limit on the aggregate principal amount of debt securities of the series;

             o the price or prices at which the debt securities of the series will be issued;

             o whether the debt securities of the series will be guaranteed and the terms of any such guarantees;

             o the date or dates on which the principal amount and premium, if any, are payable;

             o the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

             o the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

             o the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

             o our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

             o any mandatory or optional sinking fund or analogous provisions;

             o if the debt securities of the series will be secured, any provisions relating to the security provided;

             o whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

             o whether any portion of the principal amount of the debt
               securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

             o whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and, if other than by an officers' certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

             o any deletions from, modifications of or additions to the events of default or our covenants pertaining to the debt securities of the series;

             o any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

             o whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;


             o whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

             o whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

             o any special United States federal income tax considerations applicable to the debt securities of the series;

             o any addition to or change in the covenants set forth in the indenture which apply to the debt securities of the series; and

             o any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

         The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

         Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

         The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantees

         Debt securities may be guaranteed by certain of our subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination Provisions Relating to Subordinated Debt

         Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of "senior indebtedness" is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

         If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

         Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

         Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Conversion and Exchange Rights

         The debt securities of a series may be convertible into or exchangeable for any of our other securities, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion or exchange price and any adjustments thereto, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.


Form, Exchange, Registration and Transfer

         The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under "-Global Debt Securities." Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof.

         Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

         In the event of any redemption of debt securities of any series, we will not be required to:

             o issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

             o register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

         Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

         Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series.

         All monies paid by us to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest will have become due and payable will be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

         The debt securities of a series may be issued in whole or in part in global form. A global debt security will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A global debt security may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Covenants

         Reports. Except as otherwise set forth in an applicable prospectus supplement, so long as any debt securities of a series are outstanding, we will furnish to the holders of debt securities of that series, within the time periods specified in the rules and regulations of the SEC:

             o our reports on Forms 10-Q and 10-K, including a "Management's
               Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the audited financial statements by our certified independent accountants; and

             o all current reports on Form 8-K.

         We also will file a copy of all of the foregoing information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

         Any additional covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in an applicable prospectus supplement, the indentures do not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indentures do not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See "-Merger, Consolidation and Sale of Assets."


Merger, Consolidation and Sale of Assets

         Except as otherwise set forth in an applicable prospectus supplement, we may not, directly or indirectly:

             o consolidate with or merge into any other person (whether or not we are the surviving corporation); or

             o sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties and assets, unless

               o either

                 o we are the continuing corporation; or

                 o the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person assumes all of our obligations under the debt securities of such series and the indenture relating thereto pursuant to agreements reasonably satisfactory to the applicable trustee; and

                 o any other conditions specified in the applicable prospectus supplement have been satisfied.


         In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets in one or more related transactions to any other person. This covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any guarantors, if applicable.

Events of Default and Remedies

         Under each indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to any series of debt securities:

             o default for 30 days in the payment when due of any interest on any debt securities of that series;

             o default in payment when due of the principal of, or premium, if any, on any debt security of that series;

             o failure to comply with the provisions described under the caption
               "-Merger, Consolidation and Sale of Assets";

             o failure for 60 days after notice to comply with any of the other agreements in the indenture;

             o except as permitted by the indenture, if debt securities of a series are guaranteed, any guarantee shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee (unless such guarantor could be released from its guarantee in accordance with the applicable terms of the indenture);

             o certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our significant subsidiaries, as defined below; and

             o any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

         For purposes of this section, "significant subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

         Each indenture provides that in the case of an event of default arising from certain events of bankruptcy or insolvency relating to us with respect to a series of debt securities, all outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities of that series to be due and payable immediately.

         Holders of the debt securities of a series may not enforce the indenture or the debt securities of that series except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the debt securities of a series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

         Each indenture provides that we are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

         The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of that series.

         Such limitations do not apply, however, to a suit instituted by a holder of any debt security for the enforcement of the payment of the principal of, premium, if any, and interest in respect of a debt security on the date specified for payment in the debt security. Unless otherwise specified with respect to a series of debt securities, the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series may, on behalf of the holders of the debt securities of any series, waive any past defaults under the applicable indenture, other than:

             o a default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series; or

             o any default in respect of the covenants or provisions in the applicable indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected.

Amendment, Supplement and Waiver

         Each indenture permits us and the applicable trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the applicable indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security of that series affected thereby:

             o change the stated maturity of the principal of, or any
               installment of principal or interest on, the debt securities of that series or any premium payable upon redemption thereof;

             o reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities of that series;

             o change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities of that series;

             o impair the right to institute suit for the enforcement of any payment after the stated maturity date on any debt securities of that series, or in the case of redemption, on or after the redemption date;

             o reduce the principal amount of outstanding debt securities of that series necessary to modify or amend or waive compliance with any provisions of the indenture;

             o release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

             o modify the foregoing amendment and waiver provisions, except to increase the percentage in principal amount of outstanding debt securities of any series necessary for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security of a series affected thereby; and

             o change such other matters as may be specified in an applicable prospectus supplement for any series of debt securities.

         The indentures also permit us, the guarantors, if any, and the applicable trustee to execute a supplemental indenture without the consent of the holders of the debt securities:

             o to cure any ambiguity, defect or inconsistency;

             o to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

             o to provide for the assumption of our obligations or, if
               applicable, a guarantor's obligations to holders of debt securities of a series in the case of a merger or consolidation or sale of all or substantially all of our assets or, if applicable, a guarantor's assets;

             o to make any change that would provide any additional rights or benefits to the holders of debt securities of a series or that does not adversely affect the legal rights under the indenture of any such holder;

             o to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

             o to add a guarantor under the indenture;

             o to evidence and provide the acceptance of the appointment of a successor trustee under the applicable indenture;

             o to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities of any series as additional security for the payment and performance of our or any applicable guarantor's obligations under the applicable indenture, in any property or assets;

             o to add to, change or eliminate any provisions of the applicable indenture (which addition, change or elimination may apply to one or more series of debt securities), provided that, any such addition, change or elimination:

               o shall neither:

                 o apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor

                 o modify the rights of the holders of such debt securities with respect to such provisions or

               o shall become effective only when there is no such outstanding debt securities of such series; and

             o to establish the form and terms of debt securities of any series as permitted by the indenture.

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

         The holders of a majority in principal amount of outstanding debt securities of any series may waive compliance with certain restrictive covenants and provisions of the applicable indenture.

Discharge

         Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may satisfy and discharge our obligations thereunder with respect to the debt securities of any series, when either:

             o all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities of that series that have been replaced or paid and debt securities of that series for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

             o all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we or, if applicable, any guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

Defeasance

         Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series and, if applicable, all obligations of the guarantors discharged with respect to their guarantees ("legal defeasance") except for:

             o the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, or premium or interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

             o our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust;

             o the rights, powers, trusts, duties and immunities of the applicable trustee, our obligations and, if applicable, the guarantor's obligations in connection therewith; and

             o the legal defeasance provisions of the indenture.

         In addition, we may, at our option and at any time, elect to have our obligations and, if applicable, the guarantors' obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture ("covenant defeasance") and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an event of default with respect to the debt securities of that series.

         In order to exercise either legal defeasance or covenant defeasance we are required to meet specified conditions, including:

             o we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, or premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

             o in the case of legal defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or
               (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

             o in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

The Trustees under the Indentures

         If a trustee becomes a creditor of ours or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each trustee will be permitted to engage in other transactions with us and/or the guarantors, if any; however, if any trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, a trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Applicable Law

         The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of Delaware.

                             DESCRIPTION OF WARRANTS

         We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

         This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

         The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

             o the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

             o the designation and terms of the securities, if other than common units, purchasable upon exercise thereof and of any securities, if other than common units, with which the warrants are issued;

             o the procedures and conditions relating to the exercise of the warrants;

             o the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

             o the offering price of the warrants, if any;

             o the date on which the right to exercise the warrants will commence and the date on which that right will expire;

             o a discussion of any special United States federal income tax considerations applicable to the warrants;

             o whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

             o call provisions of the warrants, if any;

             o antidilution provisions of the warrants, if any; and

             o any other material terms of the warrants.

Exercise of Warrants

         Each warrant will entitle the holder to purchase for cash that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. Eastern Standard Time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. Eastern Standard Time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

         Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants and will not be entitled to:

             o in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

             o in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

         Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

                            OUR PARTNERSHIP AGREEMENT

         The following is a summary of our current partnership agreement which relates to our common units and our existing subordinated units. Accordingly, references to "subordinated units" and the "subordination period" are to the existing subordinated units and the subordination period relating to those units. Pursuant to our partnership agreement and this prospectus we may issue additional limited partner interests having different rights and characteristics. These rights and characteristics will be set forth in a prospectus supplement with respect to the issuance of any of these securities.

Organization and Duration

         We were formed in May 1999. We will dissolve on December 31, 2098, unless sooner dissolved under the terms of our partnership agreement.


Purpose

         Our purpose under our partnership agreement is limited to serving as the limited partner of our operating partnership and engaging in any business activity that may be engaged in by our operating partnership or that is approved by our general partner. The operating partnership agreement provides that our operating partnership may, directly or indirectly, engage in:

             o operations as conducted on February 2, 2000, including the ownership and operation of our gathering systems;

             o any other activity approved by our general partner, but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as that term is defined in Section 7704 of the Internal Revenue Code; or

             o any activity that enhances the operations described above.

The Units

         Our common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units to partnership distributions, together with a description of the circumstances under which subordinated units may convert into common units, see "--Cash Distribution Policy" and "--Description of the Subordinated Units."

Description of the Subordinated Units

         The subordinated units are a separate class of interest and the rights of holders to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any available cash is first distributed to our general partner and to the holders of common units, plus any arrearages on the common units, and then distributed to the holders of subordinated units.

         The subordination period will extend until the first day of any quarter beginning after December 31, 2004 that each of the following three events occurs:

             o distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and the subordinated units for each of the 12 consecutive quarters immediately preceding that date;

             o the adjusted operating surplus generated during each of the 12 immediately preceding quarters equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and the subordinated units during those periods on a fully diluted basis and the related distributions on the general partner interests during those periods; and

             o there are no arrearages in the payment of the minimum quarterly distribution on the common units.

         Once the subordination period ends, all existing subordinated units will convert into common units on a one-for-one basis and will participate, pro rata, with the other common units in distributions of available cash.

Limited Voting Rights

         Holders of common units generally vote as a class separate from the holders of subordinated units and have similarly limited voting rights. During the subordination period, common units and subordinated units vote separately as a class on the following matters:

             o a sale or exchange of all or substantially all of our assets;

             o our dissolution or reconstitution;

             o our merger;

             o termination or material modification of the omnibus agreement or master natural gas gathering agreement; and

             o substantive amendments to our partnership agreement, including any amendment that would cause us to become taxable as a corporation.

         Only the common units are entitled to vote on approval of the removal or voluntary withdrawal of our general partner or the transfer by our general partner of its general partner interest or incentive distribution rights during the subordination period, except that our general partner may transfer all of its general partner interest and incentive distribution rights to an affiliate or in connection with a merger of our general partner without approval of the common unitholders. Removal of our general partner requires a two-thirds vote of all outstanding common units, excluding those held by our general partner and its affiliates. Our partnership agreement permits our general partner generally to make amendments to it that do not materially adversely affect unitholders without the approval of any unitholders.

Cash Distribution Policy

         Quarterly Distributions of Available Cash. Our operating partnership is required by the operating partnership agreement to distribute to us, within 45 days of the end of each fiscal quarter, all of its available cash for that quarter. We, in turn, distribute to our partners all of the available cash received from our operating partnership for that quarter.

         Available cash generally means, for any of our fiscal quarters, all cash on hand at the end of the quarter less cash reserves that our general partner determines are appropriate to provide for our operating costs, including potential acquisitions, and to provide funds for distributions to the partners for any one or more of the next four quarters. We generally make distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date.

         For each quarter during the subordination period, to the extent there is sufficient available cash, the holders of common units have the right to receive the minimum quarterly distribution of $.42 per unit, plus any arrearages on the common units, before any distribution is made to the holders of subordinated units. This subordination feature enhances our ability to distribute the minimum quarterly distribution on the common units during the subordination period.

         We make distributions of available cash to unitholders regardless of whether the amount distributed is less than the minimum quarterly distribution. If distributions from available cash on the common units for any quarter during the subordination period are less than the minimum quarterly distribution of $.42 per common unit, holders of common units will be entitled to arrearages. Common unit arrearages will accrue and be paid in a future quarter after the minimum quarterly distribution is paid for that quarter. Subordinated units will not accrue any arrearages on distributions for any quarter.

         The holders of subordinated units will have the right to receive the minimum quarterly distribution only after the common units have received the minimum quarterly distribution plus any arrearages in payment of the minimum quarterly distribution. Upon expiration of the subordination period, the subordinated units will convert into common units on a one-for-one basis, and will then participate pro rata with the other common units in distributions of our available cash.

         Distributions of Available Cash from Operating Surplus. Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to our general partner, and also determines whether holders of subordinated units receive any distributions.

         Operating surplus means:

         o our cash balance, excluding cash constituting capital surplus, less

         o all of our operating expenses, debt service payments, maintenance costs, capital expenditures and reserves established for future operations.

         Capital surplus means capital generated only by borrowings other than working capital borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets disposed of in the ordinary course of business.

         We treat all available cash distributed from any source as distributed from operating surplus until the sum of all available cash distributed since we began operations equals our total operating surplus from the date we began operations until the end of the quarter that immediately preceded the distribution. This method of cash distribution avoids the difficulty of trying to determine whether available cash is distributed from operating surplus or capital surplus. We treat any excess available cash, irrespective of its source, as capital surplus, which would represent a return of capital, and we will distribute it accordingly. For a discussion of distributions of capital surplus, see "--Distributions of Capital Surplus" below.

         We distribute available cash from operating surplus for any quarter during the subordination period in the following manner:

         o first, 98% to the common units, pro rata, and 2% to our general partner, until we have distributed for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

         o second, 98% to the common units, pro rata, and 2% to our general partner, until we have distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units;

         o third, 98% to the subordinated units, pro rata, and 2% to our general partner, until we have distributed for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

         o after that, in the manner described in "-Incentive Distribution Rights" below.

         The 2% allocation of available cash from operating surplus to our general partner includes our general partner's percentage interest in distributions from us and our operating partnership on a combined basis, exclusive of its interest as a subordinated unitholder.

         We distribute available cash from operating surplus for any quarter after the subordination period in the following manner:

         o first, 98% to all units, pro rata, and 2% to our general partner, until we have distributed for each unit an amount equal to the minimum quarterly distribution for that quarter;

         o second, 98% to the common units, pro rata, and 2% to our general partner, until we have distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units; and

         o after that, in the manner described in "-Incentive Distribution Rights" below.

         Adjusted operating surplus for any period generally means operating surplus generated during that period, less:

         o any net increase in working capital borrowings during that period and

         o any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

           and plus:

         o any net decrease in working capital borrowings during that period and

         o any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

         Operating surplus generated during a period is equal to the difference between:

         o the operating surplus determined at the end of that period and

         o the operating surplus determined at the beginning of that period.

         Incentive Distribution Rights. By "incentive distribution rights" we mean the general partner's right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after we have made the minimum quarterly distributions and we have met specified target distribution levels, as described below. Our general partner may transfer its incentive distribution rights separately from its general partner interest subject, during the subordination period, to the consent of a majority of the common units and the subordinated units voting as separate classes. After the subordination period no consent is required.

         We make incentive distributions to our general partner for any quarter in which each of the following occurs:

         o we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution and

         o we have distributed available cash from operating surplus on the common units in an amount necessary to eliminate any cumulative common unit arrearages.

         If these conditions have been satisfied, the remaining available cash will be distributed as follows:

         o first, 85% to all units, pro rata, and 15% to our general partner, until each unitholder has received a total of $.52 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units;

         o second, 75% to all units, pro rata, and 25% to our general partner, until each unitholder has received a total of $.60 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units; and

         o after that, 50% to all units, pro rata, and 50% to our general partner.

         The distributions to our general partner that exceed its aggregate 2% general partner interest represent the incentive distribution rights.

         Distributions from Capital Surplus. We distribute available cash from capital surplus in the following manner:

         o first, 98% to all units, pro rata, and 2% to our general partner, until each common unit has received distributions equal to $13.00 per unit;

         o second, 98% to the common units, pro rata, and 2% to our general partner, until each common unit has received an aggregate amount equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

         o after that, we will distribute all available cash from capital surplus, as if it were from operating surplus.

         When we make a distribution from capital surplus, we will treat it as if it were a repayment of your investment in your common units. For these purposes, the partnership agreement deems the investment to be $13.00 per common unit, which is the unit price from our initial public offering, regardless of the price you actually pay for your common units in this offering. To reflect this repayment, we will reduce the amount of the minimum quarterly distribution and the distribution levels at which our general partner's incentive distribution rights begin, which we refer to in this prospectus as "target distribution levels," by multiplying each amount by a fraction, determined as follows:

         o the numerator is $13.00 less all distributions from capital surplus including the distribution just made, and

         o the denominator is $13.00 less all distributions from capital surplus excluding the distribution just made.

         We refer to the initial public offering price of $13.00 per common unit, less any distributions from capital surplus, as the "unrecovered unit price." This adjustment to the minimum quarterly distribution may accelerate the dates at which the subordinated units convert into common units.

         After the minimum quarterly distribution and the target distribution levels have been reduced to zero, we will treat all distributions of available cash from all sources as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, our general partner will then be entitled to receive 50% of all distributions of available cash in its capacity as general partner and holder of the incentive distribution rights, in addition to any distributions to which it may be entitled as a holder of units.

         Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed.

         Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. In addition to adjustments made upon a distribution of available cash from capital surplus, we will proportionately adjust each of the following upward or downward, as appropriate, if any combination or subdivision of units occurs:

         o the minimum quarterly distribution,

         o the target distribution levels,

         o the unrecovered unit price,

         o the number of common units issuable upon conversion of the subordinated units, and

         o other amounts calculated on a per unit basis.

         For example, if a two-for-one split of the common units occurs, we will reduce the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price of the common units to 50% of their initial levels.

         We will not make any adjustment for the issuance of additional common units for cash or property.

         We may also adjust the minimum quarterly distribution and the target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes us or our operating partnership to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter after that time to amounts equal to the product of:

         o the minimum quarterly distribution and each of the target distribution levels multiplied by

         o one minus the sum of:

           o the highest marginal federal income tax rate which could apply to the partnership that is taxed as a corporation plus

           o any increase in the effective overall state and local income tax rate that would have been applicable in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we became taxable as a corporation for federal income tax purposes and subject to a maximum marginal federal, and effective state and local, income tax rate of 40%, then we would reduce the minimum quarterly distribution and the target distribution levels to 60% of the amount immediately before the adjustment.

         Distributions of Cash Upon Liquidation. When we commence dissolution and liquidation, we will sell or otherwise dispose of our assets and adjust the partners' capital account balances to reflect any resulting gain or loss. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our partnership agreement and by law. After that, we will distribute the proceeds to the unitholders and our general partner in accordance with their capital account balances, as so adjusted.

         We maintain capital accounts in order to ensure that the partnership's allocations of income, gain, loss and deduction are respected under the Internal Revenue Code. The balance of a partner's capital account also determines how much cash or other property the partner will receive on liquidation of the partnership. A partner's capital account is credited with (increased by) the following items:

         o the amount of cash and fair market value of any property (net of liabilities) contributed by the partner to the partnership, and

         o the partner's share of "book" income and gain (including income and gain exempt from tax).

A partner's capital account is debited with (reduced by) the following items:

         o the amount of cash and fair market value (net of liabilities) of property distributed to the partner, and

         o the partner's share of loss and deduction (including some items not deductible for tax purposes).

         Partners are entitled to liquidating distributions in accordance with their capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle common unitholders to a preference over the subordinated unitholders upon our liquidation to the extent required to permit common unitholders to receive the unrecovered initial public offering unit price described in "-Distributions from Capital Surplus," above, plus any unpaid arrearages in payment of the minimum quarterly distributions. Thus, we will allocate net losses recognized upon our liquidation to the holders of the subordinated units to the extent of their capital account balances before we allocate any loss to the holders of the common units. Also we will allocate net gains recognized upon our liquidation first to restore negative balances in the capital account of our general partner and any unitholders and then to the common unitholders until their capital account balances equal the unrecovered initial unit price plus unpaid arrearages in payment of the minimum quarterly distributions. However, we cannot assure you that there will be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units.

         If our liquidation occurs before the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

         o first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

         o second, 98% to the common units, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

           o the unrecovered unit price,

           o the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs, and

           o any unpaid arrearages in payment of the minimum quarterly distribution;

         o third, 98% to the subordinated units, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

           o the unrecovered capital on that subordinated unit and

           o the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

         o fourth, 85% to all units, pro rata, and 15% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

           o the excess of the $.52 target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence less

           o the cumulative amount per unit of any distribution of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 85% to the units, pro rata, and 15% to our general partner for each quarter of our existence;

         o fifth, 75% to all units, pro rata, and 25% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

           o the excess of the $.60 target distribution per unit over the $.52 target distribution per unit for each quarter of our existence less

           o the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 75% to the units, pro rata, and 25% to our general partner for each quarter of our existence; and

         o after that, 50% to all units, pro rata, and 50% to our general partner.

         If our liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that the second and third priorities above will no longer be applicable.

         Upon our liquidation, any loss will generally be allocated to our general partner and the unitholders in the following manner:

         o first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the holders of the subordinated units have been reduced to zero;

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

         o second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

         o after that, 100% to our general partner.

If our liquidation occurs after the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first priority above will no longer be applicable.

         In addition, we will make interim adjustments to the capital accounts at the time we issue additional equity interests or make distributions of property. We will base these adjustments on the fair market value of the interests or the property distributed and we will allocate any gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional equity interests, our distributions of property, or upon our liquidation, in a manner which results, to the extent possible, in the capital account balances of our general partner equaling the amount which would have been our general partner's capital account balances if we had not made any earlier positive adjustments to the capital accounts.

Power of Attorney

         Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution and the amendment of our partnership agreement, and to make consents and waivers under our partnership agreement.

Capital Contributions

         Unitholders are not obligated to make additional capital contributions, except as described below under "--Limited Liability."

Limited Liability

         So long as a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act and otherwise acts in conformity with the provisions of our partnership agreement, the limited partner's liability under the Delaware Act will be limited to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined that a limited partner participated in the control of our business, then the limited partner could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend only to persons who transact business with us who reasonably believe that the limited partner is a general partner. However, what constitutes participating in the control of a limited partnership's business has not been clearly established in all states. If it were determined, for example, that the right, or exercise of a right, by the limited partners to:

         o remove our general partner,

         o approve some amendments to our partnership agreement, or

         o take other action under our partnership agreement

constituted participation in the control of our business, then limited partners could be held liable for our obligations to the same extent as our general partner.

         Under the Delaware Act, we cannot make a distribution to a partner if, after the distribution, all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property, exceed the fair value of our assets. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which he could not ascertain from our partnership agreement.

         Our operating partnership currently conducts business in New York, Ohio and Pennsylvania. The limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest in our operating partnership or otherwise, conducting business in any state under the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner. We operate in a manner our general partner considers reasonable and appropriate to preserve the limited liability of the limited partners.

Transfer Agent and Registrar

         American Stock Transfer and Trust Company is our registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except that the following fees must be paid by unitholders:

         o surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

         o special charges for services requested by a holder of a common unit, and

         o other similar fees or charges.

There is no charge to unitholders for disbursements of cash distributions.

         We will indemnify the transfer agent, its agents and each of their particular shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in its capacity as our transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

         The transfer agent will not record a transfer of common units, and we will not recognize the transfer, unless the transferee executes and delivers a transfer application. The form of transfer application appears on the reverse side of the certificates representing the common units. By executing and delivering a transfer application, the transferee of common units:

         o becomes the record holder of the common units and is an assignee until admitted as a substituted limited partner;

         o automatically requests admission as a substituted limited partner;

         o agrees to be bound by the terms and conditions of our partnership agreement;

         o represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

         o grants powers of attorney to officers of our general partner and our liquidator, as specified in our partnership agreement; and

         o makes the consents and waivers contained in our partnership agreement.

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

         An assignee will become a substituted limited partner as to the transferred common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

         A transferee's broker, agent or nominee may complete, execute and deliver the transfer applications. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

         Common units are securities and are transferable according to the laws governing transfer of securities. In addition to the rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner. A purchaser or transferee of common units who does not execute and deliver a transfer application will have only

         o the right to assign the common units to a purchaser or other transferee and

         o the right to transfer the right to seek admission as a substituted limited partner.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive

         o cash distributions or federal income tax allocations unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application and

         o may not receive federal income tax information or reports furnished to record holders of common units.

         The transferor of common units must provide the transferee with all information necessary to transfer the common units. The transferor will not be required to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. See "-Status as Limited Partner or Assignee."

         Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations, even if either of us has notice of an attempted transfer.

Issuance of Additional Securities

         Our partnership agreement generally authorizes us to issue an unlimited number of additional limited partner interests, debt and other securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. During the subordination period, we cannot issue securities having rights to distribution or in liquidation ranking prior or senior to our common units without the approval of our unitholders.

         We have funded, and will likely continue to fund, acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

         In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.

         Upon issuance of additional partnership securities, our general partner must make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in us and in our operating partnership. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately before each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

       Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which it may withhold in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed in "--No Unitholder Approval" below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

       Prohibited Amendments. No amendment may be made that would:

         o change the percentage of outstanding units required to take partnership action, unless approved by the affirmative vote of unitholders constituting at least the voting requirement sought to be reduced;

         o enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

         o enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion;

         o change our term;

         o provide that we are not dissolved upon the expiration of our term or upon an election to dissolve us by our general partner that is approved by holders of a majority of the units of each class; or

         o give any person the right to dissolve us other than our general partner's right to dissolve us with the approval of holders of a majority of the units of each class.

         The provision of our partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

         No Unitholder Approval. Our general partner may amend our partnership agreement, without the approval of the unitholders, to:

         o change our name, the location of our principal place of business, our registered agent or registered office;

         o reflect the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

         o qualify us or continue our qualification as a limited partnership under the laws of any state or to ensure that neither we nor our operating partnership will be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes;

         o prevent us or our general partner, or its directors, officers, agents or trustees, from being subject to the provisions of the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974;

         o authorize additional limited or general partner interests;

         o reflect changes required by a merger agreement that has been approved under the terms of our partnership agreement;

         o permit us to form or invest in any entity, other than the operating partnership, permitted by our partnership agreement;

         o change our fiscal year or taxable year; and

         o make other changes substantially similar to any of the matters described above.

         In addition, our general partner may amend our partnership agreement, without the approval of the unitholders, if those amendments:

         o do not adversely affect the limited partners in any material respect;

         o are necessary to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

         o are necessary to facilitate the trading of limited partner interests or to comply with any rule or guideline of any securities exchange or interdealer quotation system on which the limited partner interests are or will be listed for trading;

         o are necessary for any action taken by our general partner relating to splits or combinations of units; or

         o are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

         Opinion of Counsel and Unitholder Approval. Except in the case of the amendments described above under "--No Unitholder Approval," amendments to our partnership agreement will not become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner or cause us or our operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such). Subject to obtaining the opinion of counsel, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected.

Merger, Sale or Other Disposition of Our Assets

         Our general partner may not, without the prior approval of holders of a majority of the outstanding units of each class, cause us to sell, exchange or otherwise dispose of all of substantially all of our assets, including by way of merger, consolidation or other combination, or approve on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our operating partnership. However, our general partner may mortgage or otherwise grant a security interest in all or substantially all of our assets or sell all or substantially all of our assets under a foreclosure without that approval. Furthermore, provided that conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our and their assets to, a newly formed entity if the sole purpose of that merger or conveyance changes our legal form into another limited liability entity.

         The unitholders are not entitled to dissenters' rights of appraisal in the event of a merger, consolidation, sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

       We will continue until December 31, 2098, unless terminated sooner upon:

         o the election of our general partner to dissolve us, if approved by the holders of a majority of the outstanding units of each class;

         o the sale, exchange or other disposition of all or substantially all of our assets and those of our operating partnership;

         o the entry of a decree of judicial dissolution of us; or

         o the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than the transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

         Upon a dissolution under the last item above, the holders of a majority of the units of each class may also elect, within specific time limitations, to reconstitute us by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of a majority of the units of each class subject to our receipt of an opinion of counsel to the effect that:

         o the action would not result in the loss of limited liability of any limited partner and

         o we, the reconstituted limited partnership, and the operating partnership would not be taxed as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

         Unless we are reconstituted and continue as a new limited partnership, upon our liquidation the liquidator will liquidate our assets and apply the proceeds of the liquidation as described in "--Cash Distribution Policy--Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

         Except as described below, our general partner will not withdraw voluntarily either as our general partner or as general partner of our operating partnership during the subordination period without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. At the end of the subordination period, our general partner may withdraw as our general partner without first obtaining approval from the unitholders by giving 90 days' written notice. In addition, our general partner may withdraw at any time without unitholder approval upon 90 days' notice if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. Our general partner may also sell or otherwise transfer all of its general partner interests in us without the approval of the unitholders as described below under "-Transfer of General Partner Interest and Incentive Distribution Rights." Upon withdrawal, we must reimburse our general partner for all expenses incurred by it on our behalf or allocable to us in connection with operating our business.

         If our general partner withdraws, other than as a result of a transfer of all or a part of its general partner interests in us, the holders of a majority of the common units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved and liquidated, unless within 180 days after that withdrawal the holders of a majority of the units of each class agree in writing to continue our business and to appoint a successor general partner. See "--Termination and Dissolution."

         Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal is also subject to the approval of a successor general partner by the vote of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates. If our general partner is removed under circumstances where cause does not exist and does not consent to that removal:

         o the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

         o the agreement of Atlas America to connect wells to our gathering systems will terminate;

         o the master natural gas gathering agreement with Atlas America will not apply to any future wells drilled by Atlas America although it will continue as to wells connected to the gathering system at the time of removal;

         o the obligations of Atlas America to provide financing and other assistance for the extension of our gathering systems and to provide assistance in the identification and acquisition of gathering systems from third parties will terminate;

         o any existing arrearages in payment of the minimum quarterly distributions will be extinguished; and

         o our general partner will have the right to convert its general partner interests and incentive distribution rights into common units or to receive cash in exchange for those interests from the successor general partner.

         Our partnership agreement defines "cause" as existing where a court has rendered a final, non-appealable judgment that our general partner has committed fraud, gross negligence or willful or wanton misconduct in its capacity as general partner.

         Withdrawal or removal of our general partner as our general partner also constitutes its withdrawal or removal as the general partner of our operating partnership.

         In the event of removal of our general partner under circumstances where cause exists or a withdrawal of our general partner that violates our partnership agreement, a successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase those interests for their fair market value. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner. If they cannot reach an agreement, an independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree on an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the purchase option is not exercised by either the departing general partner or the successor general partner, the general partner interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. The successor general partner must indemnify the departing general partner (or its transferee) from all of our debt and liability arising on or after the date on which the departing general partner becomes a common unitholder as a result of the conversion. Except for this limited indemnity right and the right of the departing general partner to receive distributions on its common units, no other payments will be made to our general partner after withdrawal.

Transfer of General Partner Interest and Incentive Distribution Rights

         Except for a transfer by our general partner of all, but not less than all, of its general partner interests in us and our operating partnership to:

         o an affiliate of our general partner or

         o another person as part of the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person, our general partner may not transfer any part of its general partner interest in us and our operating partnership to another person during the subordination period without the approval of the holders of at least a majority of the outstanding common units, excluding those held by our general partner and its affiliates. After the subordination period ends, our general partner may transfer all or any part of its general partner interest without obtaining the consent of the common unitholders. As a condition to the transfer of a general partner interest, either before or after the subordination period ends, the transferee must assume the rights and duties of the general partner to whose interest it has succeeded, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the general partner's interest in our operating partnership and agree to be bound by the provisions of the partnership agreement of our operating partnership. Our general partner may at any time, however, transfer its subordinated units without unitholder approval. In addition, the members of our general partner may sell or transfer all or part of their interest in our general partner to an affiliate without the approval of the unitholders.

         Our general partner or a later holder may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of the unitholders. However, the transferee must agree to be bound by the provisions of our partnership agreement. Before the end of the subordination period, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding those held by our general partner and its affiliates. After the subordination period ends, the incentive distribution rights will be freely transferable.

         Atlas America and its affiliates have agreed that they will not divest their interest in our general partner without also divesting to the same acquiror their ownership interest in subsidiaries which act as the general partner of oil and gas investment partnerships sponsored by them.

Change of Management Provisions

         Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Atlas Pipeline Partners GP, LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and the units will not be considered outstanding for the purposes of noticing meetings, determining the presence of a quorum, calculating required votes and other similar matters. In addition, the removal of our general partner under circumstances where cause does not exist and our general partner does not consent to that removal has the adverse consequences described under "--Withdrawal or Removal of Our General Partner."

Limited Call Right

         If at any time not more than 20% of the outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date selected by our general partner on at least 10 but not more than 60 days' notice. The purchase price is the greater of:

         o the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests and

         o the current market price as of the date three days before the date the notice is mailed.

         As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Meetings; Voting

         Except as described above under "-Change of Management Provisions," unitholders or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

         Any action to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the same number of units as would be necessary to take the action. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

         Except as described above under "--Change of Management Provisions," each record holder will have a vote in accordance with his percentage interest, although additional limited partner interests having different voting rights could be issued. See "--Issuance of Additional Securities." Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner. Except as otherwise provided in our partnership agreement, subordinated units will vote together with common units as a single class.

         We or the transfer agent will deliver any notice, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement to the record holder.

Status as Limited Partner or Assignee

         An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner sharing in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. See "--Meetings; Voting." We will not treat transferees who do not execute and deliver a transfer application as assignees or as record holders of common units, and they will not receive cash distributions, federal income tax allocations or reports furnished to record holders. See "-Transfer of Common Units."

Non-Citizen Assignees; Redemption

         If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for it, or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, then the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

         Under the partnership agreement, we will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business:

         o our general partner;

         o any departing general partner;

         o any person who is or was an affiliate of our general partner or any departing general partner;

         o any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner, any departing general partner or the operating partnership or any affiliate of a general partner, any departing general partner or the operating partnership; or

         o any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

         Our indemnification obligation arises only if the indemnified person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, our best interests. With respect to criminal proceedings, the indemnified person must not have had reasonable cause to believe that the conduct was unlawful.

         Any indemnification under these provisions will be only out of our assets. Our general partner will not be personally liable for the indemnification obligations and will not have any obligation to contribute or loan funds to us in connection with it. The partnership agreement permits us to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

         Our general partner keeps appropriate books on our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

         We furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we also furnish or make available summary financial information within 90 days after the close of each quarter.

         We furnish each record holder information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. We expect to furnish information in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders depends on the cooperation of unitholders in supplying us with specific information. We will furnish every unitholder with information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

         Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

         o a current list of the name and last known address of each partner;

         o a copy of our tax returns;

         o information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

         o copies of our partnership agreement, the certificate of limited partnership and related amendments and powers of attorney under which they have been executed;

         o information regarding the status of our business and financial condition; and

         o other information regarding our affairs that is just and reasonable.

         Our general partner intends to keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

         Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

                                     EXPERTS

         The financial statements included or incorporated by reference in this prospectus have been so included or incorporated in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the securities offered hereby and tax matters will be passed upon for us by Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3 with respect to this offering. This prospectus only constitutes part of the registration statement and does not contain all of the information set forth in the registration statement, its exhibits, and its schedules.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

         We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

           o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and

           o our Proxy Statement on Schedule 14A for the special meeting of unitholders held on February 11, 2004.

         You may obtain a copy of these filings without charge by writing or calling us at:

                               Investor Relations
                          Atlas Pipeline Partners, L.P.
                                 311 Rouser Road
                                  P.O. Box 611
                        Moon Township, Pennsylvania 15108
                                 (412) 262-2830


         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference is accurate as of any date other than the date on the front of those documents.

                              PLAN OF DISTRIBUTION

         We may distribute the securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement.


   We may sell our securities in any of the following ways:

         o through underwriters or dealers,

         o through agents who may be deemed to be underwriters as defined in the Securities Act, or

         o directly to one or more purchasers.

         The prospectus supplement for a particular offering will set forth the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, and any underwriting arrangements, including underwriting discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

         Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

         If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement.


         If we use dealers in an offering, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commissions payable by us to the agent, in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

Report of Independent Certified Public Accountants




Shareholder
Alaska Pipeline Company

   We have audited the accompanying consolidated balance sheets of Alaska Pipeline Company and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alaska Pipeline Company and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 2 to the financial statements, effective January 1, 2002, Alaska Pipeline Company changed its method of accounting related to goodwill in accordance with the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.



/s/ GRANT THORNTON LLP
------------------------
Cleveland, Ohio
March 26, 2004

                            ALASKA PIPELINE COMPANY
                          CONSOLIDATED BALANCE SHEETS

                           December 31, 2003 and 2002



                                                         2003           2002
                                                     ------------   ------------
Current Assets
 Cash ...........................................    $         --   $     99,407
 Notes receivable - affiliates ..................      11,554,502      6,346,451
 Accounts receivable - trade ....................         714,392        203,019
 Prepaid expenses ...............................         123,545        131,691
                                                     ------------   ------------
   Total current assets..........................      12,392,439      6,780,568

Property, Plant and Equipment
 Plant in service, at cost ......................      58,887,932     58,152,685
 Less - accumulated depreciation ................      12,211,960      9,463,050
                                                     ------------   ------------
                                                       46,675,972     48,689,635

Deferred Charges and Other Assets
 Goodwill, net of accumulated amortization of
  $2,661,605.....................................      46,472,348     46,472,348
 Unamortized debt expense, net ..................         267,141        306,940
                                                     ------------   ------------
                                                       46,739,489     46,779,288
                                                     ------------   ------------

 Total Assets ...................................    $105,807,900   $102,249,491
                                                     ============   ============

Current Liabilities
 Accounts payable and accrued liabilities .......    $  8,245,102   $  7,674,537
Deferred Credits and Other Liabilities
 Deferred income taxes ..........................       6,946,939      5,440,065

Regulatory Liability ............................       1,818,788      1,378,195

Long-Term Debt - Affiliate ......................      35,900,000     35,900,000

Shareholder's Equity
 Common stock, 2,850,000 shares authorized;
   1,900,500 shares issued and outstanding,
   $1 par value..................................       1,900,500      1,900,500
 Capital surplus ................................      49,841,297     49,841,297
 Retained earnings ..............................       1,155,274        114,897
                                                     ------------   ------------
 Total shareholder's equity .....................      52,897,071     51,856,694
                                                     ------------   ------------

Total Liabilities and Shareholder's Equity ......    $105,807,900   $102,249,491
                                                     ============   ============





The accompanying notes to consolidated financial statements are an integral part of these statements.

                            ALASKA PIPELINE COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME

              For the Years Ended December 31, 2003, 2002 and 2001



                                                                                        2003          2002           2001
                                                                                    -----------    -----------   -----------
Operating revenues
 Gas sales and transportation - affiliate.......................................    $67,732,859    $67,852,910   $69,083,247
 Pipeline management services...................................................      3,109,996        562,109            --
                                                                                    -----------    -----------   -----------
                                                                                     70,842,855     68,415,019    69,083,247
Operating expenses
 Cost of gas sold...............................................................     55,548,942     56,148,644    56,620,021
 Operations and maintenance.....................................................      4,006,898      1,273,348     1,232,789
 General and administrative.....................................................      3,575,399      3,808,055     3,105,009
 Depreciation and amortization..................................................      3,265,221      3,349,051     4,591,050
                                                                                    -----------    -----------   -----------
                                                                                     66,396,460     64,579,098    65,548,869
                                                                                    -----------    -----------   -----------
   Operating income.............................................................      4,446,395      3,835,921     3,534,378

Other income (expense)
 Interest expense - affiliate...................................................     (2,897,130)    (3,013,200)   (3,586,510)
 Amortization of debt expense...................................................        (39,799)       (45,091)      (54,984)
 Other..........................................................................        263,733          4,098        25,233
                                                                                    -----------    -----------   -----------
                                                                                     (2,673,196)    (3,054,193)   (3,616,261)
                                                                                    -----------    -----------   -----------
   Income (loss) before income taxes............................................      1,773,199        781,728       (81,883)
Income tax provision............................................................        732,822        313,879        30,431
                                                                                    -----------    -----------   -----------
NET INCOME (LOSS)...............................................................    $ 1,040,377    $   467,849   $  (112,314)
                                                                                    ===========    ===========   ===========





The accompanying notes to consolidated financial statements are an integral part of these statements.

                            ALASKA PIPELINE COMPANY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

              For the Years Ended December 31, 2003, 2002 and 2001



                                                                                        2003          2002           2001
                                                                                    -----------    -----------   -----------
Common stock....................................................................    $ 1,900,500    $ 1,900,500   $ 1,900,500
Capital surplus.................................................................     49,841,297     49,841,297    49,841,297
Retained earnings (deficit)
 Beginning balance..............................................................        114,897       (352,952)     (240,638)
 Net income (loss)..............................................................      1,040,377        467,849      (112,314)
                                                                                    -----------    -----------   -----------
 Ending balance.................................................................      1,155,274        114,897      (352,952)
                                                                                    -----------    -----------   -----------
Total Shareholder's Equity......................................................    $52,897,071    $51,856,694   $51,388,845
                                                                                    ===========    ===========   ===========





The accompanying notes to consolidated financial statements are an integral part of these statements.

                            ALASKA PIPELINE COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 2003, 2002 and 2001



                                                                                       2003          2002           2001
                                                                                   -----------    -----------   ------------
Cash flow from operating activities
 Net income (loss)..............................................................   $ 1,040,377    $   467,849   $   (112,314)
 Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation and amortization................................................     3,305,020      3,394,142      4,646,034
   Deferred income tax expense..................................................     1,506,874      2,023,203      1,636,048
   Gain on sale of property.....................................................      (260,292)            --             --
   Changes in operating assets and liabilities:
    Accounts receivable.........................................................      (511,373)      (203,019)            --
    Prepaid expenses............................................................         8,146         23,439        (34,967)
    Accounts payable and accrued liabilities....................................       570,565     (1,624,617)     4,252,384
                                                                                   -----------    -----------   ------------
     Net cash provided by operating activities..................................     5,659,317      4,080,997     10,387,185

Cash flows from investing activities
 Property additions.............................................................      (863,559)      (553,805)      (989,108)
 Proceeds from sale of property.................................................       312,886             --             --
                                                                                   -----------    -----------   ------------
     Net cash used in investing activities......................................      (550,673)      (553,805)      (989,108)
Cash flows from financing activities
 (Increase) decrease in notes receivable - affiliates...........................    (5,208,051)    (3,427,785)     6,601,923
 Repayment of long-term debt - affiliate........................................            --             --    (16,000,000)
                                                                                   -----------    -----------   ------------
     Net cash used in financing activities......................................    (5,208,051)    (3,427,785)    (9,398,077)
                                                                                   -----------    -----------   ------------
     NET (DECREASE) INCREASE....................................................       (99,407)        99,407             --
Cash - Beginning of period......................................................        99,407             --             --
                                                                                   -----------    -----------   ------------
Cash - End of period............................................................   $        --    $    99,407   $         --
                                                                                   ===========    ===========   ============





The accompanying notes to consolidated financial statements are an integral part of these statements.

                            ALASKA PIPELINE COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 1 -- NATURE OF BUSINESS

   Alaska Pipeline Company ("APC"), a wholly owned subsidiary of SEMCO Energy, Inc. ("SEMCO"), is an intrastate natural gas transmission company which owns and operates the high-pressure gas pipelines that transport gas from Alaska's Cook Inlet gas fields to ENSTAR Natural Gas Company's ("ENSTAR") distribution system and various commercial customers of ENSTAR. ENSTAR, a division of SEMCO, is a natural gas distribution company. NORSTAR Pipeline Company, Inc. ("NORSTAR") is a 100% owned subsidiary of APC, and its primary business is pipeline management services. APC and NORSTAR have no employees and ENSTAR is APC's only customer. SEMCO is a publicly traded company (trading under the symbol SEN on the NYSE) operating in the energy, construction, and information technology service industries.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Principles of Consolidation
   The consolidated financial statements include the accounts of APC, and its wholly owned subsidiary, NORSTAR, collectively ("the Company"). NORSTAR was incorporated in 2001 and began operating in April 2002. All material intercompany transactions have been eliminated.

Basis of Presentation
   The financial statements of the Company were prepared in conformity with accounting principles generally accepted in the United States of America. In connection with the preparation of the financial statements, management was required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments
   For cash, notes receivable, accounts receivable, and accounts payable and accrued liabilities, the carrying amounts approximate fair values because of the short maturity of those instruments. The carrying value of long-term debt from an affiliate approximates fair market value since interest rates approximate current market rates.

Reclassifications

   Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 presentation.


Property, Plant, Equipment and Depreciation
   The Company's property, plant and equipment, consisting primarily of pipeline assets, are recorded at cost. The Company provides for depreciation on a straight-line basis over 33 years, the estimated useful life of the assets. Expenditures for routine maintenance and repairs are charged to expense as incurred.

   On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 requires the cost of long-lived assets be tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. In that circumstance, an impairment loss shall be measured as the amount by which

                            ALASKA PIPELINE COMPANY

                        December 31, 2003, 2002 and 2001

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

the carrying amount of the asset exceeds it fair value. The adoption of SFAS 144 did not have a material effect on the Company's financial position or results of operations.

Goodwill
   Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. On January 1, 2002, the Company adopted SFAS No. 141, Business Combinations ("SFAS 141") and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 30, 2001 be recorded under the purchase method. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at the date of acquisition. SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at the date of acquisition. This Statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition.

   As of January 1, 2002, the date of adoption of SFAS 142, the Company had unamortized goodwill in the amount of $46.5 million. Prior to the adoption, goodwill was being amortized on a straight-line basis over a period of 40 years. Amortization expense related to goodwill was $1,228,344 in 2001.

   The Company will continue to evaluate its goodwill at least annually as required by SFAS 142 and will reflect the impairment of goodwill, if any, in operating income in the income statement in the period in which the impairment is indicated.

   The following table presents what would have been reported as net income for the periods presented in the financial statements exclusive of amortization expense (net of any related tax effects) related to goodwill:


                                                                                         Years Ended December 31,
                                                                                    ----------------------------------
                                                                                       2003         2002        2001
                                                                                    ----------    --------   ---------
Net income (loss)...............................................................    $1,040,377    $467,849   $(112,314)
Add back: Goodwill amortization, net of income taxes............................            --          --     798,424
                                                                                    ----------    --------   ---------
 Adjusted net income............................................................    $1,040,377    $467,849   $ 686,110
                                                                                    ==========    ========   =========


Revenue Recognition

   ENSTAR is APC's only gas transportation customer and, thus, all gas sales and transportation revenue relates to ENSTAR. Gas sales and transportation revenue is recognized at the time the natural gas purchased for sale to ENSTAR is transported through the Company's system to ENSTAR's system. The Company earns revenue from ENSTAR under an intercompany gas sales agreement that compensates the Company for the cost of purchased gas and transporting the purchased gas. Under the terms of the agreement, the Company earns revenue only on the volume of gas sold to ENSTAR. Volumes that are transported by the Company to ENSTAR's system that do not involve a sale of gas by the Company to ENSTAR do not provide revenue to the Company. The gas sold to ENSTAR is sold by ENSTAR to its gas sales service customers. Because the Company and ENSTAR are viewed as one entity by the Regulatory Commission of Alaska ("RCA") for purposes of rate making, regulatory review of the revenue from ENSTAR to compensate the Company for transportation service has not been necessary.

Cost of Gas

   The cost of gas is based upon contracts entered into between the Company and several gas producing entities. Furthermore, these contracts have been approved by the RCA. The base price of gas purchased under

                            ALASKA PIPELINE COMPANY

                        December 31, 2003, 2002 and 2001

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

these contracts can be adjusted annually based on factors such as the price of certain traded oil futures, certain natural gas futures and other inflationary measures.

Income Taxes

   The Company is included in SEMCO's consolidated federal income tax return and income taxes are allocated to the Company based upon its separate taxable income.

Supplemental Disclosure of Cash Flow Information

   All taxes are paid by SEMCO, and accordingly, the Company made no income tax payments for the years ended December 31, 2003, 2002, and 2001. Additionally, since all debt is owed to affiliates, the interest expense represents an affiliate transaction and was recorded as a reduction to notes receivable -- affiliates, thus no cash was specifically paid for interest for the years ended December 31, 2003, 2002, or 2001.

New Accounting Standards

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). The Standard required entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded by an entity, it also increases the carrying amount of the related long-lived asset. The liability is accreted each period to its present value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company has determined that it does not have any asset retirement obligations required to be recorded in accordance with SFAS 143. However, the Company is subject to the provisions of SFAS 71, Accounting for the Effects of Certain Types of Regulation. The provisions of SFAS 71 allow the Company to defer expenses and income as regulatory assets and liabilities in the Consolidated Balance Sheets when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the Consolidated Statements of Income by an unregulated company. These deferred regulatory assets and liabilities are then included in the Consolidated Statements of Income in the periods in which the same amounts are reflected in rates. In prior years, negative salvage value was recorded in the accumulated depreciation of the Company in accordance with industry practice. Negative salvage value has been reclassified to regulatory liabilities in accordance with SFAS 143, Accounting for Asset Retirement Obligations, which was adopted by the Company on January 1, 2003.


Notes Receivable -- Affiliate

   As of December 31, 2003 and 2002, the Company had non-interest bearing notes receivable from SEMCO of $11,554,502 and $6,346,451, respectively.

NOTE 3 -- RELATED PARTY TRANSACTIONS

Operations and Maintenance Expenses

   Since the Company has no employees, all functions relating to the Company are conducted by ENSTAR and SEMCO employees. ENSTAR charges the Company for the payroll and related costs of the employees who work directly on the operations and maintenance of the Company's pipelines and related equipment. Any purchased items or services relating to the Company, although processed by ENSTAR, are also directly charged to the Company at cost. Additionally, ENSTAR and SEMCO allocate a portion of their

                            ALASKA PIPELINE COMPANY

                        December 31, 2003, 2002 and 2001

NOTE 3 -- RELATED PARTY TRANSACTIONS -- (Continued)

administrative and general expenses to the Company, which amounted to $2,700,503 in 2003, $2,301,948 in 2002, and $2,122,433 in 2001.

Interest Expense

   Since all long-term debt is owed to SEMCO, all interest expense incurred is with a related party.

NOTE 4 -- REGULATORY MATTERS

   The Company is subject to regulation by the RCA. The Company and ENSTAR are viewed together as one entity by the RCA for purposes of rate making and other regulatory matters. The RCA has jurisdiction over, among other things, rates, accounting procedures, and standards of service.

   The Company and ENSTAR have undergone a rate review with the RCA, which began in 2000. The Company and ENSTAR received a rate order in August 2002, which set the combined revenue requirement for the Company and ENSTAR and included a 12.55% authorized return on equity. After receiving the order, the Company and ENSTAR filed the rate design portion of the case. The Company and ENSTAR stipulated with all parties to a rate design and an order on the rate design was issued on May 21, 2003 providing for decreases to residential, power plant and industrial customers and an increase to commercial customers. The design also increases the monthly customer service charges over a 3-year period.

NOTE 5 -- INCOME TAXES

   The Company accounts for income taxes in accordance with SFAS No. 109, Accounting For Income Taxes ("SFAS 109"). SFAS 109 requires an annual measurement of deferred tax assets and deferred tax liabilities based upon the estimated future tax effects of temporary differences and carryforwards.

   The table below summarizes the components of the Company's provision for income taxes:


                                                                                            Years Ended December 31,
                                                                                    ---------------------------------------
                                                                                       2003          2002           2001
                                                                                    ----------    -----------   -----------
Federal income taxes:
 Currently refundable...........................................................    $ (677,544)   $(1,520,436)  $(1,454,496)
 Deferred to future periods.....................................................     1,243,504      1,764,531     1,492,138
State income taxes:
 Currently refundable...........................................................       (96,508)      (188,888)     (151,121)
 Deferred to future periods.....................................................       263,370        258,672       143,910
                                                                                    ----------    -----------   -----------
Total income tax provision......................................................    $  732,822    $   313,879   $    30,431
                                                                                    ==========    ===========   ===========


   Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The table below shows the principal components of the Company's deferred tax liability.


                                                              December 31,
                                                         -----------------------
                                                            2003         2002
                                                         ----------   ----------
Deferred tax liability components:
 Property ...........................................    $4,109,653   $3,629,226
 Goodwill ...........................................     1,859,344    1,096,267
 Other ..............................................       977,942      714,572
                                                         ----------   ----------
Total deferred tax liability ........................    $6,946,939   $5,440,065
                                                         ==========   ==========

                            ALASKA PIPELINE COMPANY

                        December 31, 2003, 2002 and 2001

NOTE 6 -- DEBT

Long-Term Debt -- Affiliate

   The long-term debt -- affiliate is payable to SEMCO. Interest on the note is recorded monthly as an intercompany transaction. The weighted average interest rate charged to the Company by SEMCO was 8.07% in 2003, 8.17% in 2002 and 8.39% in 2001.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

Lease Commitments

   The Company leases right of way access from various companies and governmental agencies. The resulting leases are classified as operating leases in accordance with SFAS 13, "Accounting for Leases." The terms of these agreements range from one to thirty-three years. Management anticipates renewing these leases as they become due.

   The Company's annual future minimum lease payments under leases that have initial or remaining non-cancellable terms in excess of one year for the years ended December 31, 2004 through 2008 total approximately $123,000. Total lease expense approximated $115,000, $107,000 and $103,000 in 2003, 2002 and 2001,
respectively.

Other Contingencies

   In the normal course of business, the Company is party to certain lawsuits and administrative proceedings before various courts and government agencies. These lawsuits and proceedings may involve personal injury, property damage, contractual issues and other matters. Management cannot predict the ultimate outcome of any pending or threatened litigation or of actual or possible claims; however, management believes resulting liabilities, if any, will not have a material adverse impact upon the Company's financial position or results of operations.

NOTE 8 -- PROPOSED SALE OF COMPANY

   In September 2003, SEMCO entered into a definitive sales agreement to sell APC to Atlas Pipeline Partners, L.P. for approximately $95 million, subject to an adjustment based on the amount of working capital that APC has at closing. The sale is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, approval by the RCA, and consents under various contracts. In regard to the RCA approval process, a stipulation on a final order was reached with all interveners in the case and filed with the RCA on March 26, 2004. A hearing on the stipulation is scheduled for April 7 and 8, 2004. A full hearing is scheduled for the week of April 26, 2004, if required.

   As part of the sale, APC will enter into a ten-year Special Contract with ENSTAR for gas transportation pursuant to which ENSTAR will pay a reservation fee for use of all of APC's transportation capacity of $943,000 per month plus a volumetric rate of $0.075 per Mcf of gas transported. The Special Contract is subject to RCA approval. Additionally, SEMCO will execute a gas transmission agreement with APC under which SEMCO will be obligated to make up any difference if the RCA reduces the transportation rates payable by ENSTAR pursuant to the Special Contract.

   Furthermore, APC will enter into an Operations and Maintenance and Administrative Services Agreement with ENSTAR under which ENSTAR will continue to operate and maintain the pipeline for at least five years for a fee of $334,000 per month for the first three years. Thereafter, ENSTAR's fees will be adjusted for inflation.

   All gas purchase contracts discussed in Note 2 will be assigned to ENSTAR prior to the sale and the intercompany gas sales agreement between APC and ENSTAR discussed in Note 2 will be terminated. NORSTAR is not part of the sale.

                               [GRAPHIC OMITTED]










                             2,300,000 COMMON UNITS

                     REPRESENTING LIMITED PARTNER INTERESTS







                                ----------------

                             PROSPECTUS SUPPLEMENT

                                  May 27, 2005
                                ----------------




                            FRIEDMAN BILLINGS RAMSEY

                                  A.G. EDWARDS

                              WACHOVIA SECURITIES

                                ----------------



                            KEYBANC CAPITAL MARKETS

                             SANDERS MORRIS HARRIS